$1,350,000,000

CREDIT AGREEMENT

DATED AS OF JULY 26, 2007

AMONG

ISLE OF CAPRI CASINOS, INC., as Borrower, THE LENDERS LISTED HEREIN, as Lenders,

     CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, Issuing Bank and Swing Line Lender,

CREDIT SUISSE SECURITIES (USA) LLC, as Lead Arranger and Bookrunner,

DEUTSCHE BANK SECURITIES INC. and CIBC WORLD MARKETS CORP., as Co-Syndication Agents,

and

U.S. BANK, N.A. and WACHOVIA BANK, NATIONAL ASSOCIATION as Co-Documentation Agents,

5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 5.15 5.16 5.17 5.18 5.19

SECTION 6.

6.1 6.2 6.3 6.4 6.5 6.6 6.7

6.8 6.9 6.10 6.11 6.12 6.13 6.14 6.15

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-iv-

EXHIBITS

I FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT

IV	FORM OF TERM NOTE

V	FORM OF REVOLVING NOTE

VI	FORM OF SWING LINE NOTE

VII	FORM OF COMPLIANCE CERTIFICATE

VIII	FORM OF OPINION OF COUNSEL TO LOAN PARTIES

IX	FORM OF ASSIGNMENT AGREEMENT

X	FORM OF SOLVENCY CERTIFICATE

XI	FORM OF SUBSIDIARY GUARANTY

XII	FORM OF SECURITY AGREEMENT

XIII	FORM OF MORTGAGE

XIV-A	FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT
XIV-B	FORM OF SECURITIES ACCOUNT CONTROL AGREEMENT
XV-A	FORM OF INSTRUMENT OF JOINDER
XV-B	FORM OF NOTICE TO LENDERS
XV-C	FORM OF OFFICER’S CERTIFICATE

XVI	FORM OF ENVIRONMENTAL INDEMNITY AGREEMENT

XVII	FORM OF CERTIFICATE RE NON-DOMESTIC BANK STATUS

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SCHEDULES

1.1(a)	EXISTING LETTER OF CREDIT
1.1(b)	CONSOLIDATED EBITDA PRO FORMA ANNUALIZED NUMBERS
1.1(c)	CLOSING DATE COMMITMENTS
4.1F	REFINANCED INDEBTEDNESS
4.1H	CLOSING DATE MORTGAGED PROPERTIES
4.1J	SHIP MORTGAGES

5.1	CORPORATE AND CAPITAL STRUCTURE, MANAGEMENT, AND RESTRICTED AND UNRESTRICTED SUBSIDIARIES OF BORROWER

5.2C GOVERNMENTAL CONSENTS

5.5	REAL PROPERTY

5.8	MATERIAL CONTRACTS

5.11	CERTAIN EMPLOYEE BENEFIT PLANS

5.14	COLLECTIVE BARGAINING AGREEMENTS

6.10	DEPOSIT AND SECURITY ACCOUNTS

6.15	POST CLOSING MATTERS

7.1	CERTAIN EXISTING INDEBTEDNESS AND CAPITAL LEASES

7.2	CERTAIN EXISTING LIENS

7.3	CERTAIN EXISTING INVESTMENTS

7.4	CERTAIN EXISTING CONTINGENT OBLIGATIONS

2

ISLE OF CAPRI CASINOS, INC. $1,350,000,000 CREDIT AGREEMENT

     This CREDIT AGREEMENT is dated as of July 26, 2007 and entered into by and among ISLE OF CAPRI CASINOS, INC., a Delaware corporation (the “Borrower”),

THE FINANCIAL INSTITUTIONS PARTY FROM TIME TO TIME HERETO as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“CS”), as swing line lender (in such capacity, the “Swing Line Lender”), CS, as agent for the Lenders (in such capacity, the “Administrative Agent”) and as an issuing lender with respect to Letters of Credit (in such capacity, the “Issuing Bank”), CREDIT SUISSE SECURITIES (USA) LLC, as lead arranger and bookrunner (in such capacity, the “Lead Arranger”), DEUTSCHE BANK SECURITIES INC. and CIBC WORLD MARKETS CORP., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and U.S. BANK, N.A. and WACHOVIA BANK, NATIONAL ASSOCIATION, as co-documentation agent (in such capacity, the “Co-Documentation Agents”).

R E C I T A L S

     WHEREAS, Borrower desires that Lenders extend term credit facilities and a revolving credit facility to Borrower to finance a portion of the Transactions (capitalized terms used herein without definition are defined in subsection 1.1 of this Agreement), to provide working capital financing and capital expenditure financing for Borrower and its Subsidiaries, to finance acquisitions permitted hereunder and to provide funds for other general corporate purposes of Borrower and its Subsidiaries;

     WHEREAS, Borrower desires to secure all of its Obligations under the Loan Documents by granting to Administrative Agent, for the benefit of Administrative Agent and Lenders, a security interest in and Lien upon substantially all of its personal and real property; and

     WHEREAS, each of the Restricted Subsidiaries is willing to guaranty all of the Obligations of Borrower and to grant to Administrative Agent, for the benefit of Administrative Agent and Lenders, a security interest in and Lien upon substantially all of its personal and real property to secure the Obligations.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Administrative Agent agree as follows:

Section 1.	DEFINITIONS
1.1	Certain Defined Terms.
The following terms used in this Agreement shall have the following meanings:
“Act” has the meaning assigned to that term in subsection 10.23.

     “Additional Mortgaged Property” has the meaning assigned to that term in subsection 6.9B.

     “Additional Mortgage” means any Mortgage delivered with respect to an Additional Mortgaged Property.

     “Adjusted LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Loan, the rate per annum obtained by dividing (x) the rate of interest equal to (a) the rate per annum determined on the basis of the rate for deposits in Dollar for a period equal to such Interest Period commencing on the first day of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by Administrative Agent which has been n omitted by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) at or about 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, or (b) if such a rate is not ascertainable pursuant to clause (a) above, the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which Dollar deposits in immediately available funds are offered to CS in the interbank LIBOR market in London, England at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and for a period approximately equal to such Interest Period, by (y) a percentage equal to 100% minus the stated maximum rate (expressed as a percentage) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).

     “Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means any successor Administrative Agent appointed pursuant to subsection 9.5A.

     “Administrative Agent’s Office” means (i) the office of Administrative Agent located at Eleven Madison Avenue, New York, New York 10010, or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Borrower and each Lender.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

     “Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Credit Agreement dated as of July 26, 2007.

      “Applicable Base Rate Margin” means, as at any date of determination, with respect to any Type of Loan that is a Base Rate Loan, a percentage per annum equal to the Applicable LIBOR Margin for such Type of Loan less 1.00%, but in no case shall the Applicable Base Rate Margin be less than 0.00%.

“Applicable LIBOR Margin” means, as at any date of determination:

(x) with respect to Revolving Loans that are LIBOR Loans, a percentage per annum as set forth below opposite the applicable Consolidated Total Leverage Ratio:

Consolidated Total Leverage Ratio		Applicable LIBOR Margin
greater than 6.50:1.00		2.25%
less than or equal to	6.50:1.00	but greater than
5.75:1.00		2.00%
less than or equal to	5.75:1.00	but greater than
5.00:1.00		1.75%
less than or equal to	5.00:1.00	but greater than
4.50:1.00		1.50%
less than or equal to	4.50:1.00	but greater than
4.00:1.00		1.25%
less than or equal to	4.00:1.00	but greater than
3.50:1.00		1.00%
less than or equal to	3.50:1.00	but greater than
3.00:1.00		0.75%
less than or equal to	3.00:1.00	0.625%
(y)	with respect to Term Loans (other than New Term Loans) that are LIBOR
Loans, a percentage per annum equal to 1.75%; and

     (z) with respect to each Series of New Term Loans that are LIBOR Loans, a percentage per annum equal to that set forth in the applicable Instrument of Joinder;

provided that until the first Margin Reset Date, the Consolidated Total Leverage Ratio shall be deemed to be equal to 6.50:1.00 for purposes of calculating the Applicable LIBOR Margin under clause (x) above.

     “Applicable Margin” means, as the context may require, either the Applicable Base Rate Margin or the Applicable LIBOR Margin, or both.

     “Approved Fund” means any fund that invests (in whole or in part) in commercial loans or any other fund that is managed or advised by a Lender, the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

     “Asset Sale” means the sale (in any single transaction or related series of transactions) by Borrower or any of its Restricted Subsidiaries to any Person other than Borrower or an of its Restricted Subsidiaries of (i) any of the Capital Stock of any of Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries (other than (a) gaming equipment sold in the ordinary course of business to the extent the proceeds of such sale are promptly reinvested in other gaming equipment, and (b) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $4,000,000 or less, with the aggregate value of all assets sold pursuant to this clause (b) not to exceed $10,000,000 in any Fiscal Year).

     “Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit IX annexed hereto or any other form approved by Administrative Agent. To the extent approved by Administrative Agent, an Assignment Agreement may be electronically executed and delivered to Administrative Agent via an electronic settlement system then acceptable to Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled

“Bankruptcy”.

     “Base Rate” means, at any time, the higher of (x) the Reference Rate, or (y) the rate which is 0.50% in excess of the Federal Funds Effective Rate.

     “Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

     “Bettendorf Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower or its Restricted Subsidiaries in Bettendorf, Iowa, including the vessel Bettendorf Capri having Official No. 1030831.

     “Biloxi Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower or its Restricted Subsidiaries in Biloxi, Mississippi.

     “Biloxi Leasehold Property” means the approximately 8 acres of Leasehold Property leased from the City of Biloxi and the Biloxi Port Commission in Harrison County, Mississippi, and used in connection with the Isle of Capri Casino and Hotel located at the Biloxi Gaming Facilities.

     “Biloxi Additional Real Property” means those certain Real Property Assets of approximately 3 acres in the aggregate owned in fee by Riverboat Corporation of Mississippi, a Mississippi corporation, located north of U.S. 90 in Biloxi, Mississippi. Borrower may at any time at its option elect to exclude all or a portion of the Real Property Assets described above from this definition by delivering to Administrative Agent a written notice describing in reasonable detail the Real Property Assets to be so excluded, in which case, so long as the Real Property Assets requested to be so excluded shall immediately thereafter be directly owned by Borrower or a Restricted Subsidiary, this definition shall be deemed automatically amended to permanently exclude such identified Real Property Assets.

     “Black Hawk Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower or its Subsidiaries as Isle - Black Hawk and Colorado Central Station, each in Black Hawk, Colorado.

     “Black Hawk Hotel and Real Property” means that certain non-operating hotel (and the Real Property Assets underlying such hotel) known as the “Black Hawk Hotel” located at 200 East Third Street, Davenport, Iowa and including the adjacent surface lot parcel.

     “Black Hawk Incremental Facility” has the meaning assigned to that term in subsection 2.1A(iv)(a)(2).

     “Boonville Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower or its Restricted Subsidiaries in Boonville, Missouri, including the vessel Isle of Boonville having Official No. 1121372.

“Borrower” has the meaning assigned such term in the introduction to this

Agreement.

     “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR or any LIBOR Loan, any day that (a) is a Business Day described in clause (i) above, and (b) is a day for trading by and between banks in Dollar deposits in the London Interbank Market.

     “Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

     “Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     “Caruthersville Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower or its Restricted Subsidiaries in Caruthersville, Missouri, including the vessel City of Caruthersville having Official No. 929687.

“Cash” means a credit balance in a Deposit Account, money, or currency.

     “Cash Equivalents” means, as at any date of determination, (i) marketable Securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

     “Certificate re Non-Domestic Bank Status” means a certificate substantially in the form of Exhibit XVII annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

“Change of Control” means

     (i) at any time any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Capital Stock representing the greater of (x) the percentage of the combined voting power of the outstanding Voting Stock of Borrower held by Permitted Equity Holders (including shares as to which Borrower or a Permitted Equity Holder holds an effective proxy to vote) or (y) 35% or more of the combined voting power of the outstanding Voting Stock of Borrower, but excluding in each case from the percentage of voting power held by any “group” the voting power of shares owned by the Permitted Equity Holders who are deemed to be members of the “group”, so long as such Permitted Equity Holders beneficially own a majority of the voting power of the Voting Stock held by such “group, and at such time the Permitted Equity Holders together shall fail to beneficially own, directly or indirectly, equity Securities representing at least the same percentage of voting power of such Voting Stock as the percentage “beneficially owned” by such “person” or “group”; or

     (ii) any sale, transfer or other conveyance, whether direct or indirect, of a majority of the fair market value of the assets of Borrower, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than the Permitted Equity Holders (including any Permitted Equity Holders who are part of a “group” where such Permitted Equity Holders beneficially own a majority of the voting power of the Voting Stock held by such “group”)) is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 35% of the equity Securities of the transferee; or

     (iii) during any period of 24 consecutive months after the date hereof, individuals who at the beginning of any such 24-month period constituted the Governing Body of Borrower (together with any new directors whose election by such Governing Body or whose nomination for election by the shareholders of Borrower, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Governing Body of Borrower then in office; or

     (iv) the occurrence of a “Change of Control” under either the 7% Subordinated Note Indenture or, until the 9% Subordinated Notes are repaid in accordance with subsection 6.12, the 9% Subordinated Note Indenture.

     “Closing Date” means the date on which the conditions precedent set forth in Section 4.1 hereof shall have been satisfied or waived.

     “Closing Date Mortgaged Property” has the meaning assigned to that term in subsection 4.1H(i).

“Closing Date Mortgages” has the meaning assigned to that term in subsection

4.1H(i).

“Code” means the U.S. Internal Revenue Code of 1986.

     “Co-Documentation Agents” has the meaning assigned to that term in the introduction to this Agreement.

     “Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations; provided, however, that “Collateral” shall not include any Excluded Collateral (as defined in the Security Agreement), the Pompano Beach Real Property, the Biloxi Additional Real Property, the Real Estate Options, the Black Hawk Hotel and Real Property and Capital Stock of the Specified Unrestricted Subsidiaries.

     “Collateral Documents” means the Security Agreement, the Mortgages, the Ship Mortgages, the Securities Account Control Agreements, the Deposit Account Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this

Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations or otherwise perfect or protect the same.

     “Commitment Fee Percentage” means, as at any date of determination, a percentage per annum as set forth below opposite the applicable Consolidated Total Leverage Ratio:

Consolidated Total Leverage Ratio			Commitment Fee Percentage
greater than 6.50:1.00			0.500%
less than or equal to	6.50:1.00	but greater
than 5.00:1.00			0.375%
less than or equal to	5.00:1.00	but greater
than 4.00:1.00			0.300%
less than or equal to	4.00:1.00		0.250%

; provided that until the first Margin Reset Date, the Commitment Fee Percentage shall be 0.375% per annum.

     “Commitments” means the commitments of Lenders to make Loans as set forth in subsection 2.1A. The Commitments as of the Closing Date are set forth on Schedule 1.1(c).

     “Compliance Certificate” means a certificate substantially in the form of Exhibit VII annexed hereto delivered to Administrative Agent and Lenders by Borrower pursuant to subsection 6.1(iv).

     “Confidential Information Memorandum” means that certain Confidential Information Memorandum relating to Borrower dated June 2007.

     “Conforming Leasehold Interest” means any Recorded Leasehold Interest as to which the lessor has agreed in writing for the benefit of Administrative Agent (which writing has been delivered to Administrative Agent), whether under the terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the definition of “Landlord Consent and Estoppel,” which interest, if a subleasehold or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

     “Consolidated Cash Interest Expense” means, for any period, without duplication, Consolidated Interest Expense plus all capitalized interest expense for such period, excluding, however, (i) any interest expense not payable in Cash and (ii) amortization of discount and amortization of debt issuance costs.

     “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Borrower and its Restricted Subsidiaries) by Borrower and its Restricted Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Borrower and its Restricted Subsidiaries. Notwithstanding the foregoing, any Consolidated Capital Expenditures made by Borrower or any of its Restricted Subsidiaries with respect to the Biloxi Additional Real Property or the Pompano Beach Additional Real Property shall not be deemed Consolidated Capital Expenditures but rather Investments in accordance with the definition thereof (provided that in the event any Real Property Assets no longer constitute Biloxi Additional Real Property or Pompano Beach Additional Real Property in accordance with the definitions thereof, any such Consolidated Capital Expenditures with respect to such removed Real Property Assets shall no longer constitute Investments and shall constitute Consolidated Capital Expenditures).

     “Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) pre-opening expense, (vii) any extraordinary expenses or losses, (viii) other non-recurring items reducing Consolidated Net Income but not requiring the expenditure of cash, (ix) the non-cash expense associated with the granting of stock options, (x) the Transaction Costs, (xi) any prepayment premiums associated with the repayment of the 9% Subordinated Notes pursuant to subsection 6.12 not to exceed $9,000,000 and (xii) in the case of each Fiscal Quarter during the 2008 Fiscal Year, the amount set forth therefore in Schedule 1.1(b), less the sum of (x) interest income, (y) other non-recurring items increasing Consolidated Net Income but not constituting the receipt of cash and (z) any extraordinary income or gains, all of the foregoing as determined on a consolidated basis for Borrower and its Restricted Subsidiaries in conformity with GAAP; provided, that for purposes of calculating Consolidated EBITDA for Borrower and its Restricted Subsidiaries for any period in determining the Consolidated Total Leverage (x) the Consolidated EBITDA of any Person acquired by Borrower or any of its Restricted Subsidiaries pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (y) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by Borrower or any of its Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period). Notwithstanding anything herein to the contrary, in no event shall Consolidated EBITDA attributable to Isle of Capri-Bahamas Ltd. for any period after the 2007 Fiscal Year (it being acknowledged that any Consolidated EBITDA attributable to Isle of Capri-Bahamas Ltd. during or prior to the 2007 Fiscal Year shall not be restricted by this sentence) exceed 3.5% of the Consolidated EBITDA of Borrower and its Restricted Subsidiaries (including Isle of Capri-Bahamas Ltd.) for such period.

     “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP) of Borrower and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Administrative Agent, Lead Arranger and Lenders on or before the Closing Date.

     “Consolidated Net Income” means, for any period, the net income (or loss) of Borrower and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by Borrower or any of its Restricted Subsidiaries, and (ii) the income of any Restricted Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary. There shall be excluded from Consolidated Net Income the income (or loss) of any Person that is not a Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to Borrower or a Restricted Subsidiary during such period (other than any such dividends or distributions made for the purposes of paying any taxes arising from any equity ownership interests in such Persons).

     “Consolidated Net Total Debt” means, as at any date of determination, an aggregate amount equal to (a) the aggregate amount of all Indebtedness of Borrower and its Restricted Subsidiaries plus (b) the Contingent Obligations of Borrower and its Restricted Subsidiaries where the primary obligation of such Contingent Obligation constitutes Indebtedness (but excluding Contingent Obligations under Hedge Agreements) less (c) the aggregate amount of Cash and Cash Equivalents of Borrower and its Restricted Subsidiaries in excess of the Subject Amount, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “Subject Amount” shall be an amount equal to (i) $60,000,000 plus (ii) the product of (x) $5,000,000 times (y) the number of Gaming Facilities opened or acquired, in either case directly, by Borrower and the Restricted Subsidiaries from and after the Closing Date minus (iii) the product of (x) $5,000,000 times (y) the number of Gaming Facilities closed or sold, in either case directly, by Borrower and the Restricted Subsidiaries from and after the Closing Date.

     “Consolidated Total Leverage Ratio” means, as at any date of determination, the ratio of (a) Consolidated Net Total Debt as of the last day of the Fiscal Quarter for which such determination is being made, to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on the last day of the Fiscal Quarter for which such determination is being made.

     “Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, including, without limitation, any credit support agreements, makewell agreements, keepwell agreements, completion guaranties and any other agreements evidencing similar obligations, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal (I) to the amount of the obligation so guaranteed or otherwise supported, (II) if less, the amount to which such Contingent Obligation is specifically limited or (III) if less and in the case of Contingent Obligations that do not constitute Indebtedness only, the amount at such time that is required to be accounted for as a liability on the consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP.

     “Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

     “Co-Syndication Agents” has the meaning assigned to that term in the introduction to this Agreement.

     “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Borrower or any of its Subsidiaries is a party.

“CS” has the meaning assigned to that term in the introduction to this Agreement.

     “Davenport Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower or its Restricted Subsidiaries in Davenport, Iowa, including the vessel Treble Clef having Official No. 1000320.

     “Delayed Draw Term Loan A Commitment” means the commitment of a Lender to make a Term Loan pursuant to subsection 2.1A(i)(b), and “Delayed Draw Term Loan A Commitments” means such commitments of all Lenders.

     “Delayed Draw Term Loan A Commitment Termination Date” means the twelve month anniversary of the Closing Date or such earlier date on which the Term Loan Commitments may be terminated pursuant to Section 8.

     “Delayed Draw Term Loan B Commitment” means the commitment of a Lender to make a Term Loan pursuant to subsection 2.1A(i)(c), and “Delayed Draw Term Loan B Commitments” means such commitments of all Lenders.

     “Delayed Draw Term Loan B Commitment Termination Date” means the 30th day following the Closing Date or such earlier date on which the Term Loan Commitments may be terminated pursuant to Section 8.

     “Deposit Account” has the meaning assigned to such term under the UCC and includes any demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

     “Deposit Account Control Agreements” means the Deposit Account Control Agreements executed and delivered by Borrower, the applicable Restricted Subsidiaries and the depository banks at which certain Deposit Accounts are maintained, each substantially in the form of Exhibit XIV-A annexed hereto or in such other form as is reasonably acceptable to Administrative Agent.

“Dollars” and the sign “$” mean the lawful money of the United States of

America.

     “Eligible Assignee” means a Person that is (I) to the extent required under applicable Gaming Laws, registered or licensed with, approved or found suitable by, or not disapproved, denied a license or approval or found unsuitable by (whichever may be required under applicable Gaming Laws), any applicable Gaming Authorities, and (II)(A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof (provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country); and (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans including insurance companies, mutual funds, lease financing companies and investment funds; (B) a Lender or an Affiliate of a Lender; (C) any Approved Fund; or (D) any other Person (other than a natural Person) approved by (1) Administrative Agent, (2) in the case of any assignment of a Revolving Loan, Issuing Bank, and (3) Borrower unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing (each such approval not to be unreasonably withheld or delayed); provided that no Affiliate of Borrower shall be an Eligible Assignee.

     “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

     “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

     “Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of Government Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

     “ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Code or ERISA.

     “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the events set forth in Section 8.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

     “Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of February 4, 2005, by and among Borrower, the lenders party thereto and the agents party thereto, as amended, restated, supplemented or modified up to the day immediately prior to the Closing Date.

     “Existing Letter of Credit” means the letter of credit issued by U.S. Bank and described in Schedule 1.1(a).

     “Expansion Capital Expenditures” means any Consolidated Capital Expenditures by Borrower or any of its Restricted Subsidiaries (a) which are made with respect to any Related Business that is owned by Borrower or any of its Restricted Subsidiaries or (b) which further expands or enhances any Gaming Facility owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries existing or under construction as of the Closing Date and which is not properly characterized as a Maintenance Capital Expenditure.

     “Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon and all Gaming Facilities) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

     “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

     “Final Term Loan Maturity Date” has the meaning assigned to that term in subsection 2.4(A).

“Financial Plan” has the meaning assigned to that term in subsection 6.1(xiii).

     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Permitted Encumbrances which as a matter of statutory law have priority over any other Lien irrespective of the prior perfection or filing of such other Lien and, with respect to ships, barges and other vessels, Permitted Priority Maritime Liens) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

     “Fiscal Year” means the fiscal year of Borrower and its Subsidiaries as determined on the basis of a four consecutive Fiscal Quarter period ending on the last Sunday in April.

     “Flood Hazard Property” means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Funding Date” means the date of the funding of a Loan.

     “GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

     “Gaming Authority” means any Government Authority that holds regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by Borrower or any of its Subsidiaries within its jurisdiction.

     “Gaming Authorizations” means any and all Governmental Authorizations (i) necessary to enable Borrower or any of its Subsidiaries to engage in the casino, gambling or gaming business or otherwise continue to conduct its business as it is conducted on the Closing Date, or (ii) required by any Gaming Authority or under any Gaming Law.

     “Gaming Facility” means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, race tracks, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

     “Gaming Laws” means all statutes, rules, regulations, ordinances, codes, administrative or judicial orders or decrees or other laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by Borrower or any of its Subsidiaries within its jurisdiction.

     “Gaming Reserves” means any mandatory gaming security reserves or other reserves required under applicable Gaming Laws or by directive of any Gaming Authorities.

     “General Incremental Facility” has the meaning assigned to that term in subsection 2.1A(iv)(a)(1).

     “Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

     “Government Authority” means any governmental or regulatory body, agency, commission, central bank, board, bureau, department, office, organ or instrumentality, any court, and any political subdivision or department thereof, in each case whether federal, state, local or foreign, including any Gaming Authority.

     “Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any federal, state or local court or Government Authority (including any Gaming Authority).

     “Hazardous Materials” means (i) any chemical, material or substance at any time defined in any Environmental Law or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

     “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

     “Hedge Agreement” means (i) any Interest Rate Agreement designed to hedge against fluctuations in interest rates, (ii) any Currency Agreement designed to hedge against fluctuations in currency values, and (iii) any other agreement or arrangement to which Borrower or any of its Restricted Subsidiaries is a party which hedges against or is based upon fluctuations in the value of the equity Securities of any Person, or any equity forward agreements or similar agreements or arrangements.

     “ICBH” means Isle of Capri Black Hawk, L.L.C., a Colorado limited liability company, and, together with its 100% owned Subsidiaries, the owner, lessor, operator and user, of all of Borrower’s direct or indirect interest in the Black Hawk Gaming Facilities.

“Increasing Lender” has the meaning assigned to that term in subsection

2.1A(iv).

     “Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (vi) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (vii) the Indebtedness, other than any Non-Recourse Debt, of any partnership or unincorporated joint venture (specifically excluding any limited liability company) in which such Person is a general partner or a joint venturer, and (viii) all Contingent Obligations of such Person in respect of the foregoing. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Initial Term Loan” has the meaning assigned to that term in subsection

2.1A(i)(a).

     “Initial Term Loan Commitment” means the commitment of a Lender to make a Term Loan pursuant to subsection 2.1A(i)(a), and “Initial Term Loan Commitments” means such commitments of all Lenders.

     “Initial Term Loan Maturity Date” has the meaning assigned to that term in subsection 2.4(A).

     “Instrument of Joinder” means, with respect to any Series of New Term Loan Commitments, an Instrument of Joinder signed by the applicable Increasing Lender or New Lender, substantially in the form attached hereto as Exhibit XV-A.

     “Intellectual Property” means all patents, patent rights, patent applications, licenses, inventions, trade secrets, trademarks, tradenames, service marks, copyrights, technology, software, know-how and proprietary techniques (including processes and substances) used in or necessary for the conduct of the business of Borrower and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrower and its Subsidiaries, taken as a whole.

     “Interest Payment Date” means (i) with respect to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December of each year, commencing on September 28, 2007, and (ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of three months or longer, the term “Interest Payment Date” shall also include each three month anniversary of the commencement of such Interest Period until the end of such Interest Period, and, (iii) as to any Swing Line Loan, the day that such Loan is required to be repaid.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Borrower or any of its Restricted Subsidiaries is a party.

     “Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

     “Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Restricted Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Borrower), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Restricted Subsidiary of Borrower from any Person other than Borrower or any of its Restricted Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrower or any of its Restricted Subsidiaries to any other Person (other than a wholly-owned domestic Restricted Subsidiary of Borrower), including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements not constituting Hedge Agreements. The amount of any Investment shall be the excess of (x) the original cost of such Investment plus (y) the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, over (z) the aggregate amount of all distributions of Cash or Cash Equivalents constituting a return of capital on such Investment. In addition to the foregoing, any Consolidated Capital Expenditures made or other costs or expenses incurred by Borrower or any of its Restricted Subsidiaries with respect to the Biloxi Additional Real Property or the Pompano Beach Additional Real Property shall be deemed Investments (provided that in the event any Real Property Assets no longer constitute Biloxi Additional Real Property or Pompano Beach Additional Real Property in accordance with the definitions thereof, any such Consolidated Capital Expenditures made or other costs or expenses incurred with respect to such removed Real Property Assets shall no longer constitute Investments). Furthermore, to the extent Borrower or any of its Restricted Subsidiaries contribute any Real Estate Asset or other property to an Unrestricted Subsidiary that constitutes an Investment and Borrower or any of its Restricted Subsidiaries has made Expansion Capital Expenditures with respect to such Real Estate Asset or other property during the Fiscal Year in which such contribution occurs, such Expansion Capital Expenditures shall no longer be deemed Consolidated Capital Expenditures to the extent any such Expansion Capital Expenditures are included in the determination of the amount of Investment made to such Unrestricted Subsidiary as a result of such contribution. Upon any Contingent Obligation permitted pursuant to subsection 7.4(vii) actually being paid or made, or upon any payments under any such Contingent Obligation being required in the future to be incurred pursuant to Contractual Obligations that (I) are certain and not contingent and (II) would at such time be required to be accounted for as a liability on the consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP or represents a binding legal obligation to make future payments, the same shall be deemed an Investment (and shall cease to be a Contingent Obligation) at such time.

     “IP Collateral” means the Collateral consisting of Intellectual Property under the Security Agreement.

“IRS” means the U.S. Internal Revenue Service.

     “Issuing Bank” means, as the context requires, CS, in its capacity as Issuing Bank, and its successors and permitted assigns, and, with respect to any Letters of Credit issued by such Revolving Lender, any other Revolving Lender that issues a Letter of Credit in accordance with the terms of this Agreement, including U.S. Bank with respect to the Existing Letter of Credit.

     “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

     “Kansas City Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower or its Restricted Subsidiaries in Kansas City, Missouri.

     “Lake Charles Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower or its Restricted Subsidiaries in Westlake (near Lake Charles), Louisiana, including the vessel Crown Casino having Official No. 1023327 and the vessel Grand Palais having Official No. 1028318.

     “Lake Charles Leasehold Property” means the approximately 16.25 acres of Leasehold Property leased in Calcasieu Parish, Louisiana, and used in connection with the Isle of Capri Casino and Hotel located at the Lake Charles Gaming Facilities.

     “Landlord Consent and Estoppel” means (x) with respect to any Leasehold Property (other than the Biloxi Leasehold Property and the Lake Charles Leasehold Property), a letter, certificate or other instrument in writing from the lessor under the related lease (which may be included in such related lease), satisfactory in form and substance to Administrative Agent, pursuant to which such lessor agrees, for the benefit of Administrative Agent, (i) that without any further consent of such lessor or any further action on the part of the Loan Party holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if Administrative Agent, any Lender, or an Affiliate of either so acquires such Leasehold Property), (ii) that such lessor shall not terminate such lease as a result of a default by such Loan Party thereunder without first giving Administrative Agent notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Administrative Agent within such period, such longer period as may reasonably be required) to cure such default, and (iii) to such other matters relating to such Leasehold Property as Administrative Agent may reasonably request (or, in any such case, such other mortgagee protections as may be reasonably acceptable to Administrative Agent), and (y) with respect to the Biloxi Leasehold Property and the Lake Charles Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, in each case in form and substance reasonably satisfactory to Administrative Agent.

      “LC Reimbursement Amount” has the meaning assigned to such term in subsection 3.3B.

     “Lead Arranger” has the meaning assigned to that term in the introduction to this Agreement.

     “Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property during the term of any such lease.

     “Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement or New Lenders that become party hereto pursuant to subsection 2.1A(iv), together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include the Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, means Lenders having that Commitment.

     “Letter of Credit” or “Letters of Credit” means (a) Standby Letters of Credit issued or to be issued by Issuing Banks for the account of Borrower pursuant to subsection 3.1 and (b) the Existing Letter of Credit.

     “Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount that is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Banks and not theretofore reimbursed by Borrower in any manner, either directly or out of the proceeds of Revolving Loans pursuant to subsection 3.3B.

     “LIBOR Loans” means Loans bearing interest at rates determined by reference to Adjusted LIBOR as provided in subsection 2.2A.

     “License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming Authorization or other casino, gambling or gaming license issued by any Gaming Authority covering any Gaming Facility or other gaming facility owned, leased, operated or used by Borrower or any of its Subsidiaries.

     “Lien” means any lien, mortgage, ship mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

     “Loan” or “Loans” means one or more of the Term Loans, Revolving Loans or Swing Line Loans or any combination thereof.

     “Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of an Issuing Bank relating to, the Letters of Credit), the Subsidiary Guaranty and the Collateral Documents.

     “Loan Party” means each of Borrower and any of Borrower’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

     “Lula Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower or its Restricted Subsidiaries in Coahoma County, Mississippi, including the vessel Lady Luck Rhythm & Blues I having Official No. 526959, the vessel Lady Luck Rhythm & Blues II having Official No. 994567 and the vessel Lady Luck Country having Official No. 1029370.

     “Maintenance Capital Expenditures” means any Consolidated Capital Expenditures by Borrower or any of its Restricted Subsidiaries that are made to maintain, restore or refurbish the condition or usefulness of property of Borrower or any of its Restricted Subsidiaries, or otherwise to support the continuation of such Person’s day-to-day operations as then conducted, but that are not properly chargeable to repairs and maintenance in accordance with GAAP; provided, however, that such term shall not include any Consolidated Capital Expenditures to restore the condition or usefulness of property to the extent funded from Net Insurance/Condemnation Proceeds delivered to Borrower or any of its Restricted Subsidiaries in accordance with the terms of the Loan Documents.

     “Margin Determination Certificate” means an Officer’s Certificate of Borrower delivered as part of the Compliance Certificate for each Fiscal Quarter with the financial statements required pursuant to subsections 6.1(ii) and 6.1(iii) setting forth in reasonable detail the Consolidated Total Leverage Ratio which is applicable as of the last day of the fiscal period for which such financial statements and Officer’s Certificate are being delivered.

     “Margin Reset Date” means each January 1, April 1, August 15 and October 1 of each year, commencing on January 1, 2008.

     “Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

     “Marquette Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower or its Restricted Subsidiaries in Marquette, Iowa, including the vessel Miss Marquette having Official No. 950558.

     “Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole, (ii) the impairment of the ability of Borrower and its Subsidiaries taken as a whole to perform, or of Administrative Agent or Lenders to enforce, the Obligations or (iii) a material adverse effect on the validity or enforceability of any Loan Document or the rights or remedies of Administrative Agent or the Lenders thereunder.

     “Material Contract” means any contract, indenture, mortgage, deed of trust, understanding, agreement, instrument or other arrangement, whether written or oral, to which Borrower or any of its Subsidiaries is a party (other than the Loan Documents), and that is material to a Gaming Facility or for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to result in a Material Adverse Effect.

     “Material Fee Property” means any Real Property Asset owned by Borrower or a Restricted Subsidiary in fee interest (a) that has a fair market value in excess of $2,500,000, (b) upon which Consolidated Capital Expenditures in excess of $5,000,000 have been made, (c) upon which a material portion of any Gaming Facility exists or is being developed or (d) which is of material importance to the operations of a Gaming Facility (or the anticipated operations of any Gaming Facility then being developed); provided that, except with respect to any Real Property Asset that no longer constitutes Biloxi Additional Real Property in accordance with the definitions thereof (which may then be deemed Material Fee Property if it otherwise satisfies the above described criteria), neither the Pompano Beach Real Property, the Biloxi Additional Real Property nor the Black Hawk Hotel and Real Property shall be deemed to be Material Fee Property.

     “Material Leasehold Property” means (a) on the Closing Date, a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Borrower or any of its Restricted Subsidiaries or (b) a Leasehold Property (i) that has a term of greater than ten years and has annual rental payments in excess of $1,000,000 per year, (ii) upon which Consolidated Capital Expenditures in excess of $5,000,000 have been made, (iii) upon which a material portion of any Gaming Facility exists or is being developed or (iv) which is of material importance to the operations of a Gaming Facility (or the anticipated operations of any Gaming Facility then being developed).

     “Material Subsidiary” means each Restricted Subsidiary of Borrower now existing or hereafter acquired or formed by Borrower which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Year accounted for more than 2.5% of the consolidated revenues of Borrower and its Subsidiaries or (ii) as at the end of such Fiscal Year, was the owner of more than 2.5% of the consolidated assets of Borrower and its Subsidiaries.

“Moody’s” means Moody’s Investor Services, Inc.

     “Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, substantially in the form of Exhibit XIII annexed hereto or in such other form as may be approved by Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be reasonably recommended by Administrative Agent’s or Borrower’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage. “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

     “Mortgaged Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property.

     “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

     “Natchez Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower or its Restricted Subsidiaries in the City of Natchez, Adams County, Mississippi, including the vessel Lady Luck I having Official No. 519502.

     “Net Asset Sale Proceeds” means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (iii) any reasonable brokerage fees, commissions and other similar expenses relating to such Asset Sale.

     “Net Debt Proceeds” means the Cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the incurrence of Indebtedness by Borrower or any of its Restricted Subsidiaries.

     “Net Equity Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the (i) issuance of Capital Stock of Borrower or any of its Restricted Subsidiaries (other than a wholly-owned Subsidiary) and (ii) capital contributions made by a holder of Capital Stock of Borrower or any of its Restricted Subsidiaries (other than a wholly-owned Subsidiary).

     “Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Borrower or any of its Restricted Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Borrower or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof.

“Net Proceeds Amount” has the meaning assigned to that term in subsection

2.4B(iii)(d).

“New Lender” has the meaning assigned to that term in subsection 2.1A(iv).

“New Term Loan” has the meaning assigned to that term in subsection 2.1A(iv).

     “New Term Loan Commitments” has the meaning assigned to that term in subsection 2.1A(iv).

     “New Term Note” means a promissory note substantially in the form of Exhibit IV, with such changes as may be necessary or appropriate to evidence a New Term Loan of the applicable Series.

     “Non-Recourse Debt” means Indebtedness (i) as to which neither Borrower nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind that would constitute Indebtedness of Borrower or a Restricted Subsidiary or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case other than Indebtedness permitted under subsections 7.1(xi) and 7.4(ix), and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Borrower or any of its Restricted Subsidiaries to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Non-US subsection 2.7B(iii)(a).

Lender” has the meaning assigned to that term in

“Non-Waiving Lenders” has the meaning assigned to that term in subsection

2.4B(iv)(e).

     “Notes” means one or more of the Term Notes, Revolving Notes or Swing Line Notes or any combination thereof.

     “Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

     “Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

     “Notice of Issuance of Letter of Credit” means a notice substantially in the form of Exhibit III annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

     “Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, whether contingent, direct or otherwise, including post-petition interest on such amounts accruing subsequent to, and interest that would have accrued but for, the commencement of a proceeding under the Bankruptcy Code (whether or not such interest is allowed as a claim in such proceeding).

     “On-Site Cash” means amounts held in Cash on-site at the Gaming Facilities in connection with the ordinary course operations of such Gaming Facilities.

     “Officer” means the president, chief executive officer, general counsel, general manager, controller, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

     “Officer’s Certificate,” as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

     “Operating Lease” as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease, other than any such lease under which that Person is the lessor.

     “Organizational Documents” means the documents (including bylaws (or similar agreements), if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

     “Participant” means a purchaser of a participation in the rights and obligations of a Lender under this Agreement pursuant to subsection 10.1C.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

     “Permitted Acquisition” means an acquisition of hotel and/or casino assets or substantially all of the Capital Stock of any Person where (i) the acquired Person is in a Related Business or the assets so acquired are to be used in a Related Business, (ii) after giving effect to such transaction and all then anticipated Expansion Capital Expenditures to be made in the future with respect thereto, the Revolving Loan Commitments minus the Total Utilization of Revolving Loan Commitments is not less than $50,000,000, (iii) in the event such acquisition is consummated by a merger, Borrower or any Subsidiary Guarantor is the surviving entity, (iv) a description of the acquisition shall have been delivered to Administrative Agent prior to the consummation of the acquisition (and Administrative Agent shall deliver a copy to any Lender who requests a copy), (v) Borrower shall have delivered to Administrative Agent copies of the most recent financial statements (audited, if available) of the acquired Person, together with any other information that Administrative Agent may reasonably request (and Administrative Agent shall deliver a copy to any Lender who requests a copy), and (vi) no Potential Event of Default or Event of Default shall have occurred or be continuing both before and after giving effect to the acquisition and all scheduled Consolidated Capital Expenditures.

     “Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA, any such

Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

     (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

     (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

     (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

     (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

     (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(vi) easements, rights-of-way, navigational servitudes, restrictions,

encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

     (vii) any (a) interest or title of a lessor or sublessor under any Operating Lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

     (viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;

     (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

     (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Borrower and its Subsidiaries;

     (xii) licenses of patents, trademarks and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower or such Subsidiary; and

(xiii) Permitted Priority Maritime Liens.

     “Permitted Equity Holders” means Bernard Goldstein, Irene Goldstein and their lineal descendants (including adopted children and their lineal descendants), and any entity the equity interests of which are owned by only such Persons or their spouses or which was established for the exclusive benefit of, or the estate of, any of the foregoing or their spouses.

     “Permitted Priority Maritime Liens” means maritime Liens on ships, barges or other vessels for wages of a stevedore, when employed directly by a Person listed in 46 U.S.C. Section 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during the normal operations of such ships, barges or other vessels which (a) are paid in the ordinary course of business, and (b) have not been recorded on the General Index or Abstract of Title (U.S.C.G. 1332) of such ships, barges or other vessels or judicially asserted.

     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

     “Pine Hills Gaming Facilities” means, at such time as IOC Mississippi, Inc., a Mississippi corporation, becomes a Restricted Subsidiary and the provisions of subsections 6.8 and 6.9 have been complied with in respect of IOC Mississippi, Inc. and its applicable properties (including its Real Property Assets), the Gaming Facilities owned, leased, operated or used by IOC Mississippi, Inc. in Harrison County, Mississippi.

     “Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Security Agreement.

     “Pompano Beach Additional Real Property” means approximately 150 acres of the Pompano Beach Real Property (such acreage specifically excluding the Real Property Assets upon which the Pompano Park Gaming Facilities are located). Borrower may at any time at its option elect to exclude all or a portion of the Real Property Assets described above from this definition by delivering to Administrative Agent a written notice describing in reasonable detail the Real Property Assets to be so excluded, in which case, so long as the Real Property Assets requested to be so excluded shall immediately thereafter be directly owned by Borrower or a Restricted Subsidiary, this definition shall be deemed automatically amended to permanently exclude such identified Real Property Assets.

     “Pompano Beach Real Property” means the Real Property Assets owned by PPI, Inc., a Florida corporation, located in Pompano Beach, Florida, including the Real Property Asset upon which the Pompano Park Gaming Facilities are located and the other Real Property Assets adjacent thereto.

     “Pompano Park Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower and its Subsidiaries in Pompano Beach, Florida.

     “Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

     “Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Rata Share” means:

     (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender of a particular Tranche, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender within that Tranche by (y) the aggregate Term Loan Exposure of all Lenders within that Tranche;

     (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any participations in any Swing Line Loan purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders; and

     (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders and the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.

     “PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

     “Real Estate Options” means (a) all options held by Borrower, directly or indirectly, on the Closing Date, and (b) all options acquired by Borrower, directly or indirectly, after the Closing Date, in each case to purchase or lease land with an aggregate option cost to Borrower and its Restricted Subsidiaries not to exceed $5,000,000 at any time outstanding.

     “Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party in any real property.

     “Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term “Record Document” means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

     “Reference Rate” means the rate that CS announces from time to time as its prime lending rate, as in effect from time to time. The Reference Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CS or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Reference Rate.

“Refinancing Indebtedness” has the meaning assigned to that term in subsection

7.1(vii).

     “Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iii).

“Register” has the meaning assigned to that term in subsection 2.1D.

     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection

3.3B.

     “Related Businesses” means the gaming businesses (including pari-mutuel betting) conducted by Borrower and its Subsidiaries as of the Closing Date and any and all reasonably related businesses necessary for, in support or anticipation of and ancillary to or in preparation for, the gaming businesses, including without limitation, the development, expansion or operation of any Gaming Facility (including any land-based, dockside, riverboat or other type of Gaming Facility).

     “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

     “Required Prepayment Date” has the meaning assigned to that term in subsection 2.4B(iv)(e).

     “Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure (with the aggregate amount of each Lender’s risk participation and funded participation in Swing Line Loans being deemed “held” by such Lender for purposes of this definition) of all Lenders.

     “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except (x) a dividend payable solely in shares of that class of stock to the holders of that class, or (y) a dividend payable to Borrower by any of its Subsidiaries, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

     “Restricted Subsidiary” means any Subsidiary of Borrower other than an Unrestricted Subsidiary. Notwithstanding anything herein to the contrary, Isle of Capri-Bahamas Ltd. shall be deemed a Restricted Subsidiary only for the purpose of determining the Consolidated Total Leverage Ratio and the financial covenant set forth in subsection 7.6B.

     “Revolving Lenders” means the Lenders that have Revolving Loan Commitments or a Swing Line Loan Commitment or that have Revolving Loans or Swing Line Loans outstanding, together with their successors and permitted assigns pursuant to subsection 10.1.

     “Revolving Loan Commitment” means the commitment of a Lender to make Revolving Loans to Borrower pursuant to subsection 2.1A(ii) (as the same may be increased pursuant to subsection 2.1A(iv)) or to purchase participations in Swing Line Loans pursuant to subsection 2.1D, and “Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Revolving Loan Commitment Termination Date” means July 26, 2012.

     “Revolving Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) if that Lender is an Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) if that Lender is the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders) plus the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

     “Revolving Loans” means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(ii).

     “Revolving Notes” means (i) the promissory notes of Borrower issued pursuant to subsection 2.1E on or after the Closing Date, (ii) any promissory notes of Borrower issued pursuant to the last paragraph of subsection 2.1E relating to any increase in Revolving Loan Commitments made pursuant to subsection 2.1A(iv), and (iii) any promissory notes issued by Borrower pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit V annexed hereto.

     “Security Agreement” means the Security Agreement executed and delivered by each of the Loan Parties on the Closing Date, substantially in the form of Exhibit XII annexed hereto.

     “Securities” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

     “Securities Account” has the meaning assigned to such term under the UCC and includes any brokerage or similar account maintained with a securities intermediary.

     “Securities Account Control Agreements” means the Securities Account Control Agreements executed and delivered by Borrower and the securities intermediaries at which certain Securities Accounts are maintained, each substantially in the form of Exhibit XIV-B annexed hereto or in such other form as is reasonably acceptable to Administrative Agent.

“Securities Act” means the Securities Act of 1933.

     “Ship Mortgage” means a security instrument (whether designated as a first preferred ship mortgage or by any similar title) executed and delivered by any Loan Party, substantially in such form as may be approved by Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be reasonably recommended by Administrative Agent’s or Borrower’s local counsel based on local laws or customary local first preferred ship mortgage practices. “Ship Mortgages” means all such instruments, collectively.

“Series” has the meaning assigned to that term in subsection 2.1A(iv).

“S & P” means Standard & Poor’s Rating Group.

     “Solvent” means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     “Specified Unrestricted Subsidiaries” means those Unrestricted Subsidiaries designated as “Specified Unrestricted Subsidiaries” on Schedule 5.1 annexed hereto.

     “Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Borrower or any of its Restricted Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers’ compensation liabilities of Borrower or any of its Restricted Subsidiaries, (iii) the obligations of third party insurers of Borrower or any of its Restricted Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Borrower or any of its Restricted Subsidiaries, and (v) performance, payment, deposit or surety obligations of Borrower or any of its Restricted Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry.

     “Subordinated Indebtedness” means (i) the Indebtedness of Borrower evidenced by the 7% Subordinated Notes and, until repaid in accordance with subsection 6.12, the 9% Subordinated Notes and (ii) any other Indebtedness of Borrower subordinated in right of payment to the Obligations pursuant to documentation containing maturities (with the maturity date of any such Subordinated Indebtedness to be at least 181 days after the outside maturity date of the Term Loans (after taking into account any extension options available to Borrower hereunder), amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to Administrative Agent. For purposes of clarification, Indebtedness incurred pursuant to subsection 7.1(xiii) shall not be deemed Subordinated Indebtedness.

     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Governing Body of such Person is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Notwithstanding anything to the contrary herein, Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R (“Consolidation of Variable Interest Entities”), which is an Interpretation of Accounting Research Bulletin No. 51, shall be disregarded for purposes of determining the Subsidiaries of any Person under this definition.

     “Subsidiary Guarantor” means the domestic Restricted Subsidiaries of Borrower listed on Schedule 5.1 attached hereto and any domestic Restricted Subsidiary of Borrower that executes and delivers a counterpart of the Subsidiary Guaranty on or after the Closing Date or from time to time thereafter pursuant to subsection 6.8.

     “Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Subsidiary Guarantors on the Closing Date, or executed and delivered by additional Restricted Subsidiaries of Borrower from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XI annexed hereto.

     “Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

     “Swing Line Lender” means has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Swing Line Lender appointed pursuant to subsection 8.5B.

     “Swing Line Loans” means the Loans made by Swing Line Lender to Borrower pursuant to subsection 2.1A(iii).

     “Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Borrower pursuant to subsection 2.1A(iii).

     “Swing Line Note” means the promissory notes of Borrower issued pursuant to subsection 2.1E on or after the Closing Date.

     “Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded (1) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (i) by the United States, (ii) by any other Government Authority under the laws of which the Lender is organized or has its principal office or maintains its applicable lending office, or (iii) by any jurisdiction solely as a result of a present or former connection between the Lender and such jurisdiction, and (2) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Lender is located.

     “Term Loans” means (a) the loans made by Lenders to Borrower pursuant to subsection 2.1A(i) and (b) New Term Loans.

     “Term Loan Commitment” means, collectively, (a) the Initial Term Loan Commitment of a Lender, (b) the Delayed Draw Term Loan A Commitment of a Lender, (c) the Delayed Draw Term Loan B Commitment of a Lender and (d) the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

     “Term Loan Exposure” means, with respect to any Lender as of any date of determination (i) the principal amount of Initial Term Loans held by such Lender, (ii) (x) prior to the funding of all of the Delayed Draw Term Loan A Commitments, the sum of (a) that Lender’s outstanding Delayed Draw Term Loan A Commitment plus (b) the aggregate outstanding principal amount of Term Loans of that Lender made pursuant to subsection 2.1A(i)(b) and (y) after the Delayed Draw Term Loan A Commitment Termination Date, the outstanding principal amount of Term Loans of that Lender made pursuant to subsection 2.1A(i)(b), (iii) (x) prior to the funding of all of the Delayed Draw Term Loan B Commitments, (a) that Lender’s outstanding Delayed Draw Term Loan B Commitment plus (b) the aggregate outstanding principal amount of Term Loans of that Lender made pursuant to subsection 2.1A(i)(c) and (y) after the Delayed Draw Term Loan B Commitment Termination Date, the outstanding principal amount of Term Loans of that Lender made pursuant to subsection 2.1A(i)(c) and (iv) with respect to each Series of New Term Loans, the principal amount of the New Term Loans of such Series held by such Lender.

     “Term Loan Extension Option” has the meaning assigned to that term in subsection 2.4(A).

     “Term Notes” means (i) the promissory notes of Borrower, if any, issued pursuant to subsection 2.1E on or after the Closing Date, (ii) any promissory notes of Borrower issued pursuant to the last paragraph of subsection 2.1E relating to any New Term Loans made pursuant to subsection 2.1A(iv), and (iii) any promissory notes issued by Borrower pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Term Loan Commitments or Term Loans of any Lenders, in each case substantially in the form of Exhibit IV annexed hereto.

     “Title Company” means, collectively, one or more title insurance companies reasonably satisfactory to Administrative Agent.

     “Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

     “Tranche” means each of (a) the Term Loans made pursuant to subsections 2.1A(i)(a), (b) and (c) and (b) each Series of New Term Loans. The Initial Term Loans, the Delayed Draw Term Loan A Commitments and the Delayed Draw Term Loan B Commitments shall constitute separate Tranches; provided that all Term Loans once made pursuant to subsections 2.1A(i)(a), (b) or (c) shall constitute one Tranche.

     “Transaction Costs” means the fees, costs and expenses payable by Borrower in connection with the Transactions, together with all redemption premiums, fees, costs and expenses paid by Borrower in connection with any Indebtedness or refinancing of Indebtedness permitted to be incurred or refinanced pursuant to subsection 7.1 of this Agreement.

     “Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the borrowings hereunder, the issuance of Letters of Credit and the use of proceeds of the foregoing, (c) the granting of Liens pursuant to the Collateral Documents, (d) the repayment of the refinanced Indebtedness of Borrower or any of its Subsidiaries identified as “Refinanced Indebtedness” on Schedule 4.1F annexed hereto and (e) any other transactions entered into by Borrower or any of its Subsidiaries in connection with any of the foregoing.

     “Type” means with respect to a Loan, a Term Loan (differentiating among each Tranche if applicable), a Revolving Loan or a Swing Line Loan (each of which is a “Type” of Loan).

     “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

     “Unrestricted Subsidiary” means any Subsidiary that is designated as an Unrestricted Subsidiary pursuant to a resolution of the Governing Body of Borrower and any Subsidiary of such Unrestricted Subsidiary; provided that such Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with Borrower or any Restricted Subsidiary of Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Borrower; (iii) is a Person with respect to which neither Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional equity Securities or other equity or ownership interests, or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve or maintain any specified levels of profitability; (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Borrower or any of its Restricted Subsidiaries; (v) has no Subsidiaries other than Unrestricted Subsidiaries and (vi) has not during the period from and after the Closing Date previously been designated an Unrestricted Subsidiary; provided further that, notwithstanding the foregoing, Borrower may not designate as an Unrestricted Subsidiary any then existing Subsidiary that owns, leases, operates or uses any assets or function directly relating to or necessary for the conduct of casino gaming at the Biloxi Gaming Facilities, the Caruthersville Gaming Facilities, the Pompano Park Gaming Facilities, the Bettendorf Gaming Facilities, the Marquette Gaming Facilities, the Lula Gaming Facilities, the Natchez Gaming Facilities, the Lake Charles Gaming Facilities, the Boonville Gaming

Facilities, the Kansas City Gaming Facilities, the Davenport Gaming Facilities, the Waterloo Gaming Facilities, from and after such time as IOC Mississippi, Inc. becomes a Restricted Subsidiary, the Pine Hills Gaming Facilities, and, from and after the request of additional Loans pursuant to the Black Hawk Incremental Facility, the Black Hawk Gaming Facilities; provided further that each Subsidiary of Borrower that is not a domestic Subsidiary shall be deemed an Unrestricted Subsidiary at all times unless consented to in writing by Administrative Agent (such consent not to be unreasonably withheld but evaluated in light of the guaranty and security package, if any, able to be obtained under the laws applicable to such Subsidiary). Immediately after giving effect to any designation of a Subsidiary of Borrower as an Unrestricted Subsidiary, Borrowers and the Restricted Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 7.6 as of the most recently ended Fiscal Quarter for which financial statements have been delivered (assuming such designation occurred as of the first day of the period being tested). Any such designation by the Governing Body of Borrower shall be evidenced to Administrative Agent by filing with Administrative Agent resolutions of the Governing Body of Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness or Liens of such Subsidiary shall be deemed to be incurred and outstanding by a Restricted Subsidiary of Borrower as of such date. The designation of any Subsidiary that is a Loan Party as an Unrestricted Subsidiary shall constitute an Investment by the Loan Parties therein at the date of designation in an amount equal to the fair market value of such Subsidiary (determined as of the date of designation by Governing Body of Borrower in good faith) and such designation shall only be permitted if such Investment is permitted under subsection 7.3. The Governing Body of Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness and Liens by a Restricted Subsidiary of Borrower of any outstanding Indebtedness or Liens of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under subsection 7.1, (ii) such Liens are permitted under subsection 7.2 and (iii) no Event of Default or Potential Event of Default would be in existence following such designation. The Unrestricted Subsidiaries shall be deemed to include as of the Closing Date those Subsidiaries designated as “Unrestricted Subsidiaries” on Schedule 5.1 annexed hereto (including the Specified Unrestricted Subsidiaries). Notwithstanding anything herein to the contrary, Isle of Capri-Bahamas Ltd. shall be deemed an Unrestricted Subsidiary for all purposes other than the determination of the Consolidated Total Leverage Ratio and the financial covenant set forth in subsection 7.6B.

“U.S. Bank” means U.S. Bank, N.A., a national banking association.

     “Voting Stock” means, with respect to any Person, the Capital Stock (including any and all rights, warrants or options exchangeable for or convertible into such Capital Stock) of such Person that ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Securities has such voting power by reason of any contingency.

     “Waivable Mandatory Prepayment” has the meaning assigned to that term in subsection 2.4B(iv)(e).

“Waiving Lender” has the meaning assigned to that term in subsection

2.4B(iv)(e).

     “Waterloo Gaming Facilities” means the Gaming Facilities owned, leased, operated or used by Borrower and its Subsidiaries in Waterloo, Iowa.

     “7% Subordinated Note Indenture” means the indenture pursuant to which $500,000,000 in aggregate principal amount of 7.00% Subordinated Notes due March 2014 of Borrower were issued, as in effect on the Closing Date and as such indenture may be amended from time to time to the extent permitted under subsection 7.15B or refinanced or replaced as permitted by subsection 7.1(vii).

     “7% Subordinated Notes” means the subordinated notes issued pursuant to the 7% Subordinated Note Indenture.

     “9% Subordinated Note Indenture” means the indenture pursuant to which $200,000,000 in aggregate principal amount of 9.00% Subordinated Notes due March 2012 of Borrower were issued, as in effect on the Closing Date.

     “9% Subordinated Notes” means the subordinated notes issued pursuant to the 9% Subordinated Note Indenture.

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

     Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to clauses (i), (ii), (iii) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect in the United States of America at the time of such preparation (other than the absence of footnotes with respect to the financial statements and other information delivered pursuant to clauses (i) and (ii) of subsection 6.1) and delivered together with the reconciliation statements provided for in subsection 6.1(v). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect in the United States of America on the date of determination, applied in a manner consistent with that used in preparing the restated financial statements referred to in subsection 5.3 (as restated as described in the Form 10Q/A filed with the Securities Exchange Commission on July 25, 2007). Notwithstanding anything to the contrary herein, unaudited financial statements, accounting determinations, calculations (including financial ratios) and computations hereunder shall be made without giving effect to Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R (“Consolidation of Variable Interest Entities”), which is an Interpretation of Accounting Research Bulletin No. 51.

1.3	Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

     B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

     C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

     D. Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement and the other Loan Documents, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement and the other Loan Documents, (iii) this Agreement and the other Loan Documents have been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

     E. (i) Any reference in this Agreement or any other Loan Document to any agreement means such agreement as it may be amended, restated, supplemented or otherwise modified from time to time; (ii) any reference in this Agreement or any other Loan Document to any law, statute, regulation, rule or other legislative action shall mean such law, statute, regulation, rule or other legislative action as amended, supplemented, restated or otherwise modified from time to time and any successor thereto, and shall include any rule or regulation promulgated thereunder; and (iii) any reference in this Agreement or any Loan Document to a Person shall include the successor or assignee of such Person.

     F. The terms “payment in full”, “paid in full”, satisfaction in full”, “repay in full” or any similar term means the indefeasible payment in full of the Obligations, other than inchoate reimbursement or indemnification obligations for which no claim has been asserted, termination of the Commitments and the cancellation or expiration or, to the extent acceptable to the applicable Issuing Bank, cash collateralization or collateralization by “back to back” letters of credit, of all Letter of Credit.

Section 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Making of Loans; the Register; Notes.

A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i) and 2.1A(ii) and Swing Line Lender hereby agrees to make the Loans described in subsection 2.1A(iii):

(i) Term Loans. Each Lender having a Term Loan Commitment severally agrees (a) to lend to Borrower on the Closing Date its Pro Rata Share of the aggregate amount of the Initial Term Loan Commitments (which Term Loans are hereinafter sometimes referred to as the “Initial Term Loans”) to be used for the purposes identified in subsection 2.5A, (b) to lend to Borrower prior to the Delayed Draw Term Loan A Commitment Termination Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Delayed Draw Term Loan A Commitments to be used for the purposes identified in subsection 2.5B and (c) to lend to Borrower prior to the Delayed Draw Term Loan B Commitment Termination Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Delayed Draw Term Loan B Commitments to be used for the purposes identified in subsection 2.5C. The aggregate original amount of the Initial Term Loan Commitments in respect of Term Loans to be made on the Closing Date pursuant to clause (a) of this subsection 2.1A(i) is $500,000,000, the aggregate original amount of Delayed Draw Term Loan A Commitments in respect of Term Loans to be made pursuant to clause (b) of this subsection 2.1A(i) is $175,000,000 and the aggregate original amount of Delayed Draw Term Loan B Commitments in respect of Term Loans to be made pursuant to clause (c) of this subsection 2.1A(i) is $200,000,000; provided that the Term Loans of Lenders shall be adjusted to give effect to any assignments of the Term Loans pursuant to subsection 10.1B. Each Lender’s Term Loan Commitment shall expire immediately and without further action on July 26, 2007 if the Initial Term Loans are not made on or before that date, each Lender’s Delayed Draw Term Loan A Commitment shall expire immediately and without further action on the Delayed Draw Term Loan A Commitment Termination Date if the applicable Term Loans are not made on or before that date and each Lender’s Delayed Draw Term Loan B Commitment shall expire immediately and without further action on the Delayed Draw Term Loan B Commitment Termination Date if the applicable Term Loans are not made on or before that date. The borrowing of the Initial Term Loans shall be made on the Closing Date. The Term Loans made pursuant to subsection 2.1A(i)(b) may be borrowed by Borrower at any time in a single borrowing during the period commencing on the Closing Date and ending on the Delayed Draw Term Loan A Commitment Termination Date. The Term Loans made pursuant to subsection 2.1A(i)(c) may be borrowed by Borrower at any time in a single borrowing during the period commencing on the Closing Date and ending on the Delayed Draw Term Loan B Commitment Termination Date. Term Loans borrowed and subsequently repaid or prepaid may not be reborrowed.

     (ii) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The aggregate original amount of the Revolving Loan Commitments is $475,000,000; provided that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to (1) any increase in Revolving Loan Commitments pursuant to subsection 2.1A(iv), and (2) any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and provided further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4B(ii) and 2.4B(iii). Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

     Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

     (iii) Swing Line Loans. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Borrower in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $50,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4B(ii) or 2.4B(iii) which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Borrower, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Loan Commitment shall expire immediately and without further action on July 26, 2007 if the initial Term Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

     Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect. With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 11:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Borrower) requesting

Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Revolving Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note of Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

     If for any reason (a) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (b) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Revolving Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (b), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Revolving Lender shall deliver to Swing’ Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office. In order to further evidence such participation (and without prejudice to the effectiveness of the participation. provisions set forth above), each Lender agrees to enter into a separate participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to the parties thereto. In the event any Revolving Lender fails to make available to Swing Line Lender the amount of such Revolving Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Revolving Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

     Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Revolving Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

(iv)	Increases of the Term Loans or Revolving Loan Commitments.

(a) Borrower may request in writing:

(1) at any time that (x) one or more new term loan

commitments (the “New Term Loan Commitments”) be established and/or (y) the then effective aggregate principal amount of Revolving Loan Commitments be increased in an amount not in excess of $300,000,000 in the aggregate and not less than $50,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent) and integral multiples of $5,000,000 in excess of that amount (the “General Incremental Facility”); provided that (I) no Event of Default or Potential Event of Default shall have occurred and be continuing or occur as a result of such New Term Loan Commitments or increases in Revolving Loan Commitments, (II) after giving effect to each establishment of, and/or increase in, Loans and/or Commitments under the General Incremental Facility and any acquisitions or dispositions effected since the then most recently ended Fiscal Quarter for which financial statements have been delivered, Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.6 as of the end of such Fiscal Quarter (assuming the full borrowing of new Loans in an amount equal to the amount of Loans related to such establishment of, and/or increase in, Loans and/or Commitments under the General Incremental Facility in accordance with this subsection 2.1A(iv)(a)(1), the consummation of any such acquisitions or dispositions and the incurrence or assumption, or repayment, of any Indebtedness in connection therewith occurred as of the first day of such period being tested), and (III) all fees and expenses then owing to Administrative Agent and the Lenders in connection with the General Incremental Facility shall have been paid in full.

     (2) on or about the time Borrower or a Restricted Subsidiary becomes the direct owner of 100% of the Capital Stock of ICBH (for purposes of clarification, any such acquisition to satisfy the provisions of subsection 7.7(vii)), that (x) one or more New Term Loan Commitments be established and/or (y) the then effective aggregate principal amount of the Revolving Loan Commitments be increased in an amount not in excess of $200,000,000 in the aggregate (the “Black Hawk Incremental Facility”); provided that (I) Borrower may not make more than one request for such New Term Loan Commitments or increase in Revolving Loan Commitments pursuant to the Black Hawk Incremental Facility, (II) no Event of Default or Potential Event of Default shall have occurred and be continuing or occur as a result of such New Term Loan Commitments or increase in Revolving Loan Commitments or the actions taken under clause (III) below (including pursuant to subsections 7.1 and 7.2), (III) prior to or contemporaneously with the funding of the Loans under the Black Hawk Incremental Facility, ICBH and each of its direct or indirect Subsidiaries (which shall collectively directly own, lease, operate and use the Black Hawk Gaming Facilities) shall become Restricted Subsidiaries and take such actions as may be required pursuant to subsections 6.8 and 6.9 with respect to themselves and their Real Property Assets, (IV) the proceeds of the Loans under the Black Hawk Incremental Facility shall be applied to repay in full all of the outstanding Indebtedness of ICBH and its Subsidiaries under that certain Second Amended and Restated Credit Agreement dated October 25, 2005, between ICBH and its Subsidiaries and the lenders party thereto, (V) after giving effect to the establishment of, and/or increase in, Loans and/or Commitments under the Black Hawk Incremental Facility and any acquisitions or dispositions effected since the then most recently ended Fiscal Quarter for which financial statements have been delivered, Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.6 as of the end of such Fiscal Quarter (assuming the full borrowing of new Loans in an amount equal to the amount of Loans related to such establishment of, and/or increase in, Loans and/or Commitments under the Black Hawk Incremental Facility in accordance with this subsection 2.1A(iv)(a)(2), the consummation of any such acquisitions or dispositions and the incurrence or assumption, or repayment, of any Indebtedness in connection therewith occurred as of the first day of such period being tested), and (VI) all fees and expenses then owing to Administrative Agent and the Lenders in connection with the Black Hawk Incremental Facility shall have been paid in full.

Any request under this subsection 2.1A(iv)(a) shall be submitted by Borrower to Administrative Agent (and Administrative Agent shall promptly forward copies to Lenders), specify the proposed effective date and amount of such New Term Loan Commitments or increase in Revolving Loan Commitments and be accompanied by an Officer’s Certificate certifying that no Event of Default or Potential Event of Default exists or will occur as a result of such New Term Loan Commitments or increase in Revolving Loan Commitments. Borrower shall specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to acquire such New Term Loan Commitments or increase the principal amount of their Revolving Loan Commitments, as the case may be, which fees may be variable based upon the amount of such New Term Loan Commitments any such Lender is willing to acquire or amount by which any such Lender is willing to increase the principal amount of its Revolving Loan Commitment, as the case may be. No Lender shall have any obligation, express or implied, to acquire any New Term Loan Commitments or increase the aggregate principal amount of its Revolving Loan Commitment, as the case may be. Only the consent of each Increasing Lender shall be required for an issuance of New Term Loan Commitments or an increase in the aggregate principal amount of the Revolving Loan Commitments, as the case may be, pursuant to this subsection 2.1A(iv). No Lender that elects not to acquire any New Term Loan Commitments or increase the principal amount of its Term Loan or Revolving Loan Commitment, as the case may be, may be replaced in respect of its existing Term Loans or Revolving Loan Commitment, as the case may be, as a result thereof without such Lender’s consent.

     (b) Each Increasing Lender shall as soon as practicable specify the amount of the proposed New Term Loan Commitments or increase in Revolving Loan Commitments that it is willing to assume. Borrower may accept some or all of the offered amounts or designate new lenders that qualify as Eligible Assignees and that are reasonably acceptable to Administrative Agent as additional Lenders hereunder in accordance with this subsection 2.1A(iv) (each such new lender being a “New Lender”), which New Lenders may assume all or a portion of the New Term Loan Commitments or increase in the aggregate principal amount of the Revolving Loan Commitments, as the case may be. Borrower and Administrative Agent shall have discretion jointly to adjust the allocation of the New Term Loan Commitments or increased aggregate principal amount of the Revolving Loan Commitments, as the case may be, among Increasing Lenders and New Lenders.

     (c) Each New Lender designated by Borrower and reasonably acceptable to Administrative Agent shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed issuance of new Term Loan Commitments or increase in the aggregate principal amount of the Revolving Loan Commitments.

     (d) Subject to the foregoing, any New Term Loan Commitments or increase in Revolving Loan Commitments requested by Borrower shall be effective upon delivery to Administrative Agent of each of the following documents: (i) an originally executed copy of an Instrument of Joinder signed by a duly authorized Officer of each New Lender (and, if applicable, Increasing Lender), substantially in the form attached hereto as Exhibit XV-A; (ii) a notice to the Increasing Lenders and New Lenders, substantially in the form attached hereto as Exhibit XV-B, signed by a duly authorized officer of Borrower; (iii) an Officer’s Certificate of Borrower, substantially in the form attached hereto as Exhibit XV-C; and (iv) any other certificates or documents that Administrative Agent shall reasonably request (including legal opinions from counsel to Borrower), in form and substance satisfactory to Administrative Agent (including certificates from Borrower certifying that the Loans to be made pursuant to this subsection 2.1A(iv), together with all other Obligations under the Loan Documents then outstanding, are “Designated Senior Indebtedness” under each of the 7% Subordinated Note Indenture and, until repaid in accordance with subsection 6.12, the 9% Subordinated Note Indenture). Any New Term Loan Commitments or increase in Revolving Loan Commitments shall be in the principal amount equal to (A) the principal amount that Increasing Lenders are willing to assume of the New Term Loan Commitments or as increases to the principal amount of their Revolving Loan Commitments, as the case may be, plus (B) the principal amount offered by New Lenders with respect to the New Term Loan Commitments or Revolving Loan Commitments, as the case may be, in either case as adjusted by Borrower and Administrative Agent pursuant to this subsection 2.1A(iv).

     (e) Upon effectiveness of any such increase in Revolving Loan Commitments, the Pro Rata Share of the Revolving Loan Commitments of each Revolving Lender will be adjusted to give effect to the increase in the Revolving Loan Commitments and (i) each of the existing Revolving Lenders shall assign to each of the Increasing Lenders and New Lenders, and each of the Increasing Lenders and New Lenders shall purchase from each of the existing Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders, Increasing Lenders and New Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the increase in Revolving Loan Commitments in accordance with the General Incremental Facility or the Black Hawk Incremental Facility, as applicable, (ii) each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (iii) each New Lender shall become a Revolving Lender. To the extent that the adjustment of Pro Rata Shares of the Revolving Loan Commitments results in losses or expenses to any Lender as a result of the prepayment of any LIBOR Loan on a date other than the scheduled last day of the applicable Interest Period, Borrower shall be responsible for such losses or expenses pursuant to subsection 2.6D.

     (f) Any New Term Loans made in accordance with this subsection 2.1A(iv) shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement. Upon any New Term Loan Commitments of any Series becoming effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Increasing Lender and New Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each Increasing Lender and New Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

     (g) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except with respect to the rate of interest as more fully described below, identical to the Term Loans made pursuant to subsection 2.1A(i). The terms and provisions (including applicable rates of interest) of any Revolving Loans made pursuant to an increase in the Revolving Loan Commitments in accordance with the General Incremental Facility or the Black Hawk Incremental Facility, as applicable, shall be identical to the Revolving Loans. In any event the rate of interest applicable to the New Term Loans of each Series may be determined by Borrower and the applicable Increasing Lenders and New Lenders and shall be set forth in each applicable Instrument of Joinder; provided, however, that to the extent that the weighted average interest rate payable in respect of the New Term Loans (whether in the form of interest, fees, original issue discount or a combination of any thereof) is higher by more than 0.25% than the weighted average interest rate payable in respect of the Term Loans made pursuant to subsection 2.1A(i) or any Series of New Term Loans previously made pursuant to this subsection 2.1A(iv) immediately prior to the incurrence of any such New Term Loans, the interest rates applicable to the Term Loans made pursuant to subsection 2.1A(i) or any Series of New Term Loans previously made pursuant to this subsection 2.1A(iv) shall increase to provide the holders of such Term Loans the same weighted interest rate provided to the holders of the New Term Loans. Each Instrument of Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this subsection 2.1A(iv).

     B. Borrowing Mechanics. Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) for the purpose of repaying any Refunded Swing Line Loan or Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing the Issuing Bank for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; provided that Revolving Loans made on any Funding Date as LIBOR Loans with a particular Interest Period shall be in an aggregate minimum amount of $2,500,000 and integral multiples of $1,000,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $250,000 and integral multiples of $250,000 in excess of that amount.

Whenever Borrower desires that Lenders make Revolving Loans or Term Loans, it shall deliver to Administrative Agent a Notice of Borrowing no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan and subject to the last paragraph of subsection 2.2B) or the same Business Day of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Swing Line Lender (with a copy to Administrative Agent) a Notice of Borrowing no later than 11:00 a.m. (New York City time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and Type of Loans requested, (iii) in the case of Term Loans and Revolving Loans not made on the Closing Date, whether such Loans shall be Base Rate Loans or LIBOR Loans, (iv) in the case of any Loans requested to be made as LIBOR Loans, the initial Interest Period requested therefor and (v) information about the account of Borrower to be credited. Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in subsection 2.2C. All Loans made on the Closing Date, and all Swing Line Loans, shall be made as Base Rate Loans unless otherwise agreed by the Administrative Agent. In lieu of delivering the above-described Notice of Borrowing for any Loans not made on the Closing Date, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on the date such notice was given.

     Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized Officer or other Person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected Loans hereunder.

     Borrower shall notify Administrative Agent prior to the funding of any Loans if any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

     C. Disbursement of Funds. Subject to subsection 2.1A(iv), all Term Loans and Revolving Loans under this Agreement shall be made by Lenders having a Commitment of that Type simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular Type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a

Loan requested hereunder. Promptly after receipt by Administrative Agent (or Swing Line Lender in the case of a Swing Line Loan) of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent not later than 2:00 P.M. (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Borrower not later than 1:00 p.m. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at Administrative Agent’s Office. Except as provided in subsection 2.1A(ii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Bank for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall promptly upon receipt make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders or Swing Line Lender, as the case may be, to be wire transferred to the account of Borrower as specified in the applicable Notice of Borrowing.

     Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any applicable Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans for such Type of Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

D.	The Register.

(i) Administrative Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

     (ii) Administrative Agent shall record in the Register the Term Loan Commitments (including each Tranche thereof), Revolving Loan Commitment and Swing Line Loan Commitment and the Term Loans (including each Tranche thereof) and Revolving Loans from time to time of each Lender and Swing Line Loans from time to time of Swing Line Lender, and each repayment or prepayment in respect of the principal amount of the Term Loans (including each Tranche thereof) or Revolving Loans of each Lender or the Swing Line Loans of Swing Line Lender. Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Loans.

     (iii) Each Lender shall record on its internal records (including the Notes held by such Lender) the amount of any Term Loan (including any Tranche thereof) and each Revolving Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern (absent manifest error).

     (iv) Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

     (v) Borrower hereby designates CS to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Borrower hereby agrees that, to the extent CS serves in such capacity, CS and its officers, directors, employees, agents and Affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

     E. Optional Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrower shall execute and deliver on the Closing Date or within three Business Days after receipt of a written request therefore, a Term Note substantially in the form of Exhibit IV annexed hereto to evidence a particular Tranche of that Lender’s Term Loan, in the principal amount of that Lender’s applicable Term Loan and with other appropriate insertions, a Revolving Note substantially in the form of Exhibit V annexed hereto to evidence that Lender’s

Revolving Loans, in the principal amount of that Lender’s Revolving Loan Commitment and with other appropriate insertions and a Swing Line Note substantially in the form of Exhibit VI annexed hereto to evidence the Swing Line Lender’s Swing Line Loans, the principal amount of the Swing Line Loan Commitment and with other appropriate insertions.

     Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii). Any request, authorization or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

     If Borrower issues New Term Loans or increases the Revolving Loan Commitments, as the case may be, pursuant to subsection 2.1A(iv), Borrower shall issue new Term Notes or replacement Revolving Notes, as the case may be, to each Increasing Lender (or to Administrative Agent for such Increasing Lender) that requests a Note in accordance with the terms hereof and new Term Notes or Revolving Notes, as the case may be, to each New Lender (or to Administrative Agent for such New Lender) that requests a Note in accordance with the terms hereof.

2.2	Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Term

Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted LIBOR. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

     Subject to the provisions of subsections 2.2E and 2.7, the Term Loans and the Revolving Loans shall bear interest through maturity as follows:

     (i) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Base Rate Margin for such Type of Loans; or

     (ii) if a LIBOR Loan, then at the sum of the Adjusted LIBOR plus the Applicable LIBOR Margin for such Type of Loans.

     Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the Applicable Base Rate Margin for Revolving Loans.

     Upon delivery of the Margin Determination Certificate by Borrower to Administrative Agent pursuant to subsection 6.1(xix), the Applicable Base Rate Margin and Applicable LIBOR Margin shall automatically be adjusted in accordance with such Margin Determination Certificate, such adjustment to become effective on the next succeeding Margin Reset Date; provided that (1) at any time a Margin Determination Certificate is not delivered at the time required pursuant to subsection 6.1(xix), from the time such Margin Determination Certificate was required to be delivered until delivery of such Margin Determination Certificate, with respect to Revolving Loans, the Applicable Base Rate Margin shall be 1.25% and the Applicable LIBOR Margin shall be 2.25%, and with respect to Term Loans, the Applicable Base Rate Margin shall be 0.75% and the Applicable LIBOR Margin shall be 1.75%, and (2) if a Margin Determination Certificate erroneously indicates an applicable margin (x) more favorable to Borrower than should be afforded by the actual calculation of the Consolidated Total Leverage Ratio, Borrower shall promptly pay additional interest and Letter of Credit fees to correct for such error and (y) less favorable to Borrower than should be afforded by the actual calculation of the Consolidated Total Leverage Ratio, Borrower shall be afforded a credit against future payments of interest on Revolving Loans and Letter of Credit fees in an amount equal to any excess so paid (but in no event shall such credit be offset against the principal amount of any Revolving Loans or any other Obligations of Borrower or its Restricted Subsidiaries or be required to be paid by the Revolving Lenders in cash) to correct for such error; provided that in the case of this clause (y), such credit shall only be available to Borrower for any such excess interest or fees paid during the 90 day period prior to Administrative Agent receiving written notice from Borrower of such an error and such credit shall only be available against the interest on Revolving Loans and Letter of Credit fees payable to Revolving Lenders who received such excess interest and fee payment (and in any event in an amount no greater than the excess so received by such Revolving Lenders). If, as a result of any restatement of or other adjustment to the financial statements of Borrower and its Restricted Subsidiaries or for any other reason, Administrative Agent determines that (i) the Consolidated Total Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in (x) higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and (y) lower pricing for such period, Borrower shall be afforded a credit against future payments of interest on Revolving Loans and Letter of Credit fees in an amount equal to any excess so paid (but in no event shall such credit be offset against the principal amount of any Revolving Loans or any other Obligations of Borrower or its Restricted Subsidiaries or be required to be paid by the Revolving Lenders in cash); provided that in the case of this clause (y), such credit shall only be available to Borrower for any such excess interest or fees paid during the 90 day period prior to Administrative Agent receiving written notice from Borrower of such an error and such credit shall only be available against the interest on Revolving Loans and Letter of Credit fees payable to Revolving Lenders who received such excess interest and fee payment (and in any event in an amount no greater than the excess so received by such Revolving Lenders). This paragraph shall not limit the rights of Administrative Agent, any Lender or the Issuing Bank, as the case may be, under any other provision of this Agreement or the other Loan Documents. Borrower’s (as opposed to the Lenders’) obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations.

     B. Interest Periods. In connection with each LIBOR Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Borrower’s option, either a one, two, three or six month period (or, if available to all Lenders with respect to such LIBOR Loan, a nine or twelve month period or less than a month period); provided that:

     (i) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

     (ii) in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

     (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

     (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

     (v) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Initial Term Loan Maturity Date, as the same may be extended in accordance with Section 2.4(A), and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

     (vi) no Interest Period with respect to any portion of any Term Loans shall extend beyond a date on which Borrower is required to make a scheduled payment of principal of such Term Loans unless the sum of (a) the aggregate principal amount of such Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such Term Loans that are LIBOR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such Term Loans on such date; and

(vii) there shall be no more than fifteen (15) Interest Periods outstanding at any time.

     Notwithstanding anything to the contrary contained in this Agreement, in the case of any requested Interest Periods for a LIBOR Loan of nine or twelve months or for a period of less than a month, Borrower shall deliver the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, to Administrative Agent no later than 11:00 A.M. (New York City time) at least four Business Days in advance of the proposed Funding Date or date of conversion or continuation, as the case may be. Administrative Agent shall thereafter request the consent of each applicable Lender to such Interest Period request. Any such Lender that has not either approved or denied Borrower’s request for such Interest Period selection by 11:00 A.M. (New York City time) three Business Days in advance of the proposed Funding Date or date of conversion or continuation, as the case may be, shall be deemed to have consented to such Interest Period selection.

     C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that if any Swing Line Loans or Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Swing Line Loans or Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D.	Conversion or Continuation.

(i) Subject to the provisions of subsection 2.6, Borrower shall have the option

(i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $2,500,000 and integral multiples of $1,000,000 in excess of that amount as a LIBOR Loan; provided, however, that a LIBOR Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

     (ii) Borrower shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent at least three Business Days in advance (subject to the last paragraph of subsection 2.2B) of the proposed conversion/continuation date (in the case of a conversion to a Base Rate Loan or a conversion to, or a continuation of, a LIBOR Loan). With respect to any LIBOR Loan, if Borrower fails to specify an Interest Period for any Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, or Borrower shall not have given notice in accordance with this

Section 2.2D to continue any LIBOR Loan into a subsequent Interest Period or to convert such LIBOR Loan, Borrower shall be deemed to have selected an Interest Period of one month with respect to the applicable Loan.

     (iii) A Notice of Conversion/Continuation shall specify (a) the proposed conversion/continuation date (which shall be a Business Day), (b) the amount and Type of the Loan to be converted/continued, (c) the nature of the proposed conversion/continuation, (d) in the case of a conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period, and (e) in the case of a conversion to, or a continuation of, a LIBOR Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

     (iv) Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized Officer or other Person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

     (v) Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

     E. Post-Maturity Interest. Any principal payments on the Loans (whether Base Rate Loans or LIBOR Loans) not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed as a claim in bankruptcy) payable on demand at a rate that is 2.00% per annum in excess of the highest interest rate otherwise payable under this Agreement for Base Rate Loans; provided that, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed as a claim in bankruptcy) payable upon demand at a rate which is 2.00% per annum in excess of the highest interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

     F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Loans and other Obligations (other than Base Rate Loans), on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

     G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Borrower with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3	Fees.

	A.	Commitment Fees.

(i) Borrower agrees to pay to Administrative Agent, for distribution to each

Revolving Lender in proportion to that Lender’s Pro Rata Share of the Revolving Loan Commitments, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the Total Utilization of Revolving Loan Commitments (but not any outstanding Swing Line Loans) multiplied by the Commitment Fee Percentage, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year commencing on September 28, 2007, and on the Revolving Loan Commitment Termination Date.

     (ii) Borrower agrees to pay to Administrative Agent, for distribution to each Lender having a Delayed Draw Term Loan A Commitment in proportion to that Lender’s Pro Rata Share of the Delayed Draw Term Loan A Commitments, commitment fees for the period from and including the Closing Date to and excluding the Delayed Draw Term Loan A Commitment Termination Date equal to any undrawn portion of the Delayed Draw Term Loan A Commitments multiplied by 0.50% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each March, June,

September and December of each year commencing on September 28, 2007, and on the Delayed Draw Term Loan A Commitment Termination Date.

     (iii) Upon delivery of the Margin Determination Certificate by Borrower to Administrative Agent pursuant to subsection 6.1(xix), the Commitment Fee Percentage shall automatically be adjusted in accordance with such Margin Determination Certificate, such adjustment to become effective on the next succeeding Margin Reset Date; provided that at any time a Margin Determination Certificate is not delivered at the time required pursuant to subsection 6.1(xix), from the time such Margin Determination Certificate was required to be delivered until delivery of such Margin Determination Certificate, the Commitment Fee Percentage shall be 0.500%, and if a Margin Determination Certificate erroneously indicates an applicable margin (x) more favorable to Borrower than should be afforded by the actual calculation of the Consolidated Total Leverage Ratio, Borrower shall promptly pay additional commitment fees to correct for such error and (y) less favorable to Borrower than should be afforded by the actual calculation of the Consolidated Total Leverage Ratio, Borrower shall be afforded a credit against future payments of commitment fees on Revolving Loans in an amount equal to any excess so paid (but in no event shall such credit be offset against the principal amount of any Revolving Loans or any other Obligations of Borrower or its Restricted Subsidiaries or be required to be paid by the Revolving Lenders in cash) to correct for such error; provided that in the case of this clause (y), such credit shall only be available to Borrower for any such excess commitment fees paid during the 90 day period prior to Administrative Agent receiving written notice from Borrower of such an error and such credit shall only be available against the commitment fees payable to Revolving Lenders who received such excess commitment fees (and in any event in an amount no greater than the excess so received by such Revolving Lenders).

     B. Other Fees. Borrower agrees to pay to Lead Arranger and Administrative Agent such fees in the amounts and at the times separately agreed upon between Borrower, Lead Arranger and Administrative Agent.

2.4	Repayments, Prepayments and Reductions in Loans and Revolving Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty.

	A.	Scheduled Payments of Term Loans.

(i) Scheduled Payments of Term Loans. Borrower shall make principal payments on the Term Loans as follows:

     (a) on the last Business Day of each March, June, September and December of each year, commencing with the last Business Day of September 2007 and ending on the last such date prior to the Initial Term Loan Maturity Date (or, if Borrower exercises the Term Loan Extension Option, the Final Term Loan Maturity Date), Borrower shall make principal payments on the Term Loans in the following amounts:

     (1) at any time after the Closing Date but before the making of any Term Loans pursuant to subsection 2.1(A)(i)(b), in an amount equal to 0.25% of $700,000,000;

     (2) at any time after the making of any Term Loans pursuant to subsection 2.1(A)(i)(b), in an amount equal to 0.25% of the sum of (x) $700,000,000 plus (y) the initial aggregate principal amount of any such Term Loans; and

     (3) in the event any Series of New Term Loans are made, in addition to any amounts described in clauses (1) and (2) above, in an amount equal to 0.25% of the initial aggregate principal amount of any such Series of New Term Loans; and

     (b) on the Initial Term Loan Maturity Date (or, if Borrower exercises the Term Loan Extension Option, the Final Term Loan Maturity Date), Borrower shall make a final principal payment on the Term Loans in an amount equal to the then outstanding principal amount of the Term Loans;

provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); provided further (A) that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than November 25, 2013 (the “Initial Term Loan Maturity Date”) unless the Term Loan Extension Option is exercised in accordance with this Agreement, and the final installment payable by Borrower in respect of the Term Loans on such date (or the Final Term Loan Maturity Date, if applicable) shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Term Loans. If Borrower elects to refinance the

7% Subordinated Notes in accordance with Section 7.1(vii), the Refinancing Indebtedness has a final maturity date not earlier than 181 days after the Final Term Loan Maturity Date and after giving effect to the Refinancing Indebtedness and the application of the proceeds thereof Borrower is in pro forma compliance with subsection 7.6 as of the then most recently ended Fiscal Quarter for which financial statements have been delivered (assuming the incurrence of such Refinancing Indebtedness and the repayment of the 7% Subordinated Notes occurred as of the first day of the tested period), Borrower may elect to extend the Initial Term Loan Maturity Date (the “Term Loan Extension Option”) to July 26, 2014 (the “Final Term Loan Maturity Date”) by delivering written notice to Administrative Agent of such election on or before February 15, 2013.

B.	Prepayments and Unscheduled Reductions in Revolving Loan Commitments.

(i) Voluntary Prepayments. Borrower may, upon irrevocable prior written or telephonic notice to Administrative Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time, prepay any Swing Line Loans in whole or in part in an aggregate minimum amount of $250,000 and integral multiples of $250,000 in excess of that amount, or, if less, the entire amount thereof outstanding. Borrower may, upon not less than one Business Day’s irrevocable prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ irrevocable prior written or telephonic notice, in the case of LIBOR Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which written or telephonic notice Administrative Agent will promptly transmit to each Lender for the Loans to be prepaid), prepay any Tranche of Term Loans or any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; provided, however, that a LIBOR Loan may only be prepaid on the expiration of the Interest Period applicable thereto. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

     (ii) Voluntary Reductions of Revolving Loan Commitments and Delayed Draw Term Loan A Commitments. Borrower may, upon not less than three Business Days’ irrevocable prior written or telephonic notice to Administrative Agent (and if given by telephone, promptly confirmed in writing to Administrative Agent) (which written or telephonic notice Administrative Agent will promptly transmit to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Delayed Draw Term Loan A Commitments or the Revolving Loan Commitments, in the case of the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Delayed Draw Term Loan A Commitments or the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Delayed Draw Term Loan A Commitments or the Revolving Loan Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Delayed Draw Term Loan A Commitments of each Lender or the Revolving Loan Commitment of each Revolving Lender, as the case may be, proportionately to its Pro Rata Share thereof. The Delayed Draw Term Loan B Commitments may not be reduced in whole or in part.

     (iii) Mandatory Prepayments. The Loans shall be prepaid and/or the outstanding Letters of Credit cash collateralized in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

     (a) Prepayments and Reductions From Net Asset Sale Proceeds. No later than the first Business Day following the date of receipt by Borrower or any of its Restricted Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Borrower shall prepay the Loans and/or cash collateralize the outstanding Letters of Credit in an aggregate amount equal to 100% of the amount of such Net Asset Sale Proceeds; provided, however, that such Net Asset Sale Proceeds received by Borrower or any of its Restricted Subsidiaries from any Asset Sales permitted under subsection 7.7(vi) shall be excluded from the requirements of this subsection 2.4B(iii)(a) to the extent such proceeds are reinvested in a Related Business within 180 days after receipt of such proceeds or within such 180 day period Borrower or any of its Restricted Subsidiaries enters into a binding agreement to reinvest such proceeds in a Related Business; provided, further, that, to the extent any such Net Asset Sale Proceeds are not so reinvested within such 180 day period or Borrower or any of its Restricted Subsidiaries have not entered into a binding agreement for such reinvestment within such 180 day period or such proceeds are not reinvested in accordance with any such binding agreement, then such proceeds shall be applied to prepay the Loans and/or cash collateralize the outstanding Letters of Credit in an aggregate amount equal to 100% of the amount of such Net Asset Sale Proceeds.

     (b) Prepayments and Reductions from Net Insurance/Condemnation Proceeds. No later than the first Business Day following the date Borrower or any of its Restricted Subsidiaries is required to prepay the Loans in accordance with subsection 6.4C with Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans and/or cash collateralize the outstanding Letters of Credit in an aggregate amount equal to 100% of the amount of such Net Insurance/Condemnation Proceeds required to be applied pursuant to subsection 6.4C.

     (c) Prepayments and Reductions Due to Issuance of Debt Securities. On the date of receipt by Borrower or any of its Restricted Subsidiaries of any Net Debt Proceeds from the issuance of any debt Securities (other than the issuance of Indebtedness permitted under subsections 7.1(i)-(vii), (ix), (x) and (xi)) of Borrower after the Closing Date, Borrower shall prepay the Loans and/or cash collateralize the outstanding Letters of Credit in an aggregate amount equal to 100% or, in the case of issuances of Indebtedness permitted under subsection 7.1(viii), 50% of such Net Debt Proceeds; provided that in the case of the issuance of any debt Securities pursuant to subsection 7.1(viii), the initial $300,000,000 of such Net Debt Proceeds issued during the term of this Agreement shall not be subject to this subsection 2.4B(iii)(c).

     (d) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or cash collateralization of outstanding Letters of Credit pursuant to subsections 2.4B(iii)(a)-(c), Borrower shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Net Debt Proceeds, as the case may be, that gave rise to such prepayment and/or reduction. If Borrower subsequently determines that the actual Net Proceeds Amount was greater than the amount set forth in such Officer’s Certificate, Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, cash collateralize the outstanding Letters of Credit) in an amount equal to the amount of such excess, and Borrower shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

     (e) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. Borrower shall from time to time prepay, first, the Swing Line Loans and, second, the Revolving Loans and, third, to the extent that the Revolving Loans have been paid in full, cash collateralize all outstanding Letters of Credit, to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect.

(iv)	Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans and

Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Borrower in the applicable notice of prepayment; provided that if Borrower fails to specify the Loans to which any such prepayment shall be applied, (I) such prepayment shall be applied first to repay outstanding Swing Line Loans, second, to repay outstanding Revolving Loans to the full extent thereof, and third to repay the outstanding Term Loans, pro rata across each Tranche thereof, to the full extent thereof, and (II) such voluntary prepayments of Term Loans shall be applied pro rata to the scheduled installments thereof set forth in subsection 2.4A.

     (b) Application of Mandatory Prepayments by Type of Loans. Any amount (the “Applied Amount”) required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(c) shall be applied, first, to prepay the Term Loans pro rata across each Tranche thereof, to the full extent thereof, second, to the extent of any remaining portion of the Applied Amount, to the prepayment of the Swing Line Loans to the full extent thereof without any permanent reduction of the Revolving Loan Commitments, third, to the extent of any remaining portion of the Applied Amount, to the prepayment of the Revolving Loans and the cash collateralization of outstanding Letters of Credit to the full extent thereof, without a permanent reduction of the Revolving Loan Commitments, and, fourth, to the extent of any remaining portion of the Applied Amount, to Borrower.

     (c) Application of Mandatory Prepayments of Term Loans by Order of Maturity. Any mandatory prepayments of any Term Loans pursuant to subsection 2.4B(iii) shall be applied pro rata to reduce the scheduled installments of principal of such Term Loans set forth in subsection 2.4A until all such Term Loans have been paid in full.

	(d)	Application of Prepayments to Base Rate Loans and LIBOR
Loans.

		(1)	In connection with any voluntary prepayments by Borrower

pursuant to subsection 2.4B(i), any such voluntary prepayment shall be applied, first, to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6D.

     (2) In connection with any mandatory prepayments by Borrower of Term Loans pursuant to subsection 2.4B(iii), such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or LIBOR Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to subsection 2.4B(iv)(e), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied, first, to Term Loans that are Base Rate Loans to the full extent thereof before application to Term Loans that are LIBOR Loans in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.6D.

     (e) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Term Loans are outstanding, in the event Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which Borrower is required to make such Waivable Mandatory Prepayment, Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option (each such Lender, a “Waiving Lender”) by giving written notice to Borrower and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) first, in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders, if any, that have elected not to exercise such option (such Lenders, the “Non-Waiving Lenders”), to prepay the Term Loans of the Non-Waiving Lenders (which prepayment shall be applied on a pro rata basis to the remaining scheduled installments of principal of the Term Loans of the Non-Waiving Lenders), (ii)

second, in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to the Waiving Lenders, to prepay the Term Loans of those Non-Waiving Lenders, if any, that have elected to require the prepayment of that portion of the Waivable Mandatory Prepayment applicable to Waiving Lenders to the prepayment of such Non-Waiving Lenders’ Term Loans (which prepayment shall be further applied on a pro rata basis to the remaining scheduled installments of the principal of the Term Loans of such Non-Waiving Lenders),

	(iii)	third, to the extent remaining, to the prepayment of the Revolving Loans and the cash collateralization of outstanding Letters of Credit to the full extent thereof, without a permanent reduction of the Revolving Loan Commitments, and (iv) fourth, to the extent remaining, to Borrower.

C.	General Provisions Regarding Payments.

	(i)	Manner and Time of Payment. All payments by Borrower of principal,

interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at Administrative Agent’s Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day in Administrative Agent’s sole discretion. Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

     (ii) Application of Payments. Prior to any payments being applied to principal or interest under this Agreement or under the Notes, such payments shall first be applied to any outstanding and payable fees, costs, expenses, indemnities or other Obligations (other than principal or interest due under the Loan Documents) then due and payable. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

     (iii) Apportionment of Payments. Except as provided in subsection 2.4B(iv)(e), aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth in the Register or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees, if any, of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro

Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

     (iv) Payments on Business Days. Except as otherwise explicitly provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

     (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will use reasonable efforts to make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided, that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note or result in any liability for such Lender; and provided further, however, that in the event of any inconsistency the Register shall govern (absent manifest error).

     D. Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty.

     (i) Application of Proceeds of Collateral. Upon the occurrence and during the continuance of an Event of Default, (a) all payments received on account of the Obligations, whether from Borrower or any Subsidiary Guarantor or otherwise, shall be applied by Administrative Agent against the Obligations and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document shall either be, in the discretion of Administrative Agent, held by Administrative Agent as Collateral for, or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document), in each case of clauses (a) and (b) above, in the following order of priority:

     (a) To the payment of all costs and expenses of such sale, collection or other realization, including the reasonable fees and expenses of Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under such Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with such Loan Document, all in accordance with the terms of this Agreement and such Loan Document;

     (b) thereafter, to the extent of any excess of such proceeds, to the payment of all Revolving Loans and Swing Line Loans that have been advanced by Administrative Agent or the Swing Line Lender and to the reimbursement of the Issuing Bank for all draws on Letters of Credit for which the Issuing Bank has not otherwise been reimbursed in accordance with the terms of this Agreement;

     (c) thereafter, to the extent of any excess of such proceeds, to the payment of all other such Secured Obligations (as such term is defined in the applicable Collateral Document) for the ratable benefit of the holders thereof; and

     (d) thereafter, to the extent of any excess of such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

     (ii) Application of Payments Under Subsidiary Guaranty. All payments received by Administrative Agent under the Subsidiary Guaranty shall be applied promptly from time to time by Administrative Agent in the following order of priority:

     (a) To the payment of all costs and expenses of collection or other realization, including the reasonable fees and expenses of Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under the Subsidiary Guaranty and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Subsidiary Guaranty, all in accordance with the terms of this Agreement and the Subsidiary Guaranty;

     (b) thereafter, to the extent of any excess of such payments, to the payment of all other Guarantied Obligations (as defined in the Subsidiary Guaranty) for the ratable benefit of the holders thereof; and

     (c) thereafter, to the extent of any excess of such payments, to the payment to the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5	Use of Proceeds.

A. Initial Term Loans. The proceeds of the Initial Term Loans shall be applied by

Borrower to finance the Transactions and to pay Transaction Costs incurred in connection with the Transactions.

     B. Term Loans, Revolving Loans and Swing Line Loans. The proceeds of any Term Loans (other than the Initial Term Loans and the Term Loans borrowed pursuant to subsection 2.1A(i)(c)), any Revolving Loans and any Swing Line Loans shall be applied by Borrower for working capital and other general corporate purposes, which may include

Permitted Acquisitions, Investments and Consolidated Capital Expenditures in accordance with the terms of this Agreement and the making of intercompany loans to any of Borrower’s wholly-owned Restricted Subsidiaries, in accordance with subsection 7.1(iii), for their own working capital and general corporate purposes; provided, however, in no event may Borrower use the proceeds of any Terms Loans made pursuant to subsection 2.1A(iv) or Revolving Loans made after the Closing Date to prepay, redeem, refinance or replace the principal amount of any Subordinated Indebtedness (other than intercompany loans solely between Borrower and its wholly-owned Restricted Subsidiaries); provided, however, that the proceeds of any Term Loan (other than the Initial Term Loans and the Term Loans borrowed pursuant to subsection 2.1A(i)(c)) shall also be permitted to be applied to prepay or repay outstanding Revolving Loans.

     C. Term Loans Borrowed Pursuant to Subsection 2.1A(i)(c). The proceeds of any Term Loans borrowed pursuant to subsection 2.1A(i)(c) shall be applied by Borrower only toward the repayment in full of the 9% Subordinated Notes, all other Indebtedness and obligations of Borrower under the 9% Subordinated Note Indenture and related transaction costs.

     D. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 Special Provisions Governing LIBOR Loans.

     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

     A. Determination of Applicable Interest Rate. As soon as practicable after 12:00 Noon (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

     B. Inability to Determine Applicable Interest Rate. If Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loans, that by reason of circumstances affecting the market for LIBOR loans adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBOR, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

     C. Illegality or Impracticability of LIBOR Loans. If on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the market for LIBOR loans or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods.

Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) or other principal payment or prepayment or any conversion of any of its LIBOR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Borrower, (iv) as a consequence of any other default by Borrower in the repayment of its LIBOR Loans when required by the terms of this Agreement, or (v) as a consequence of becoming a Replaced Lender pursuant to subsection 2.8B.

     E. Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

     F. Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant LIBOR Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America whether or not its LIBOR Loans had been funded in such manner; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

     G. LIBOR Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Borrower may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower.

2.7	Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), if any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority or quasi-Government Authority (whether or not having the force of law):

     (i) subjects such Lender (or its applicable lending office) to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

     (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Loans that are reflected in the definition of Adjusted LIBOR); or

     (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the market for LIBOR loans;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, however, that Borrower shall be liable for such additional amounts only if such Lender shall have delivered such written statement to Borrower within 90 days after such Lender shall have made such determination of any such increased costs; and provided further that if such Lender delivers such written statement after such 90 day period, then Borrower shall be liable only for such additional amounts arising after delivery to Borrower of such written statement.

B.	Withholding of Taxes.

(i) Payments to Be Free and Clear. All sums payable by or on behalf of

Borrower under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

     (ii) Grossing-up of Payments. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Loan Documents:

     (a) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

     (b) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

     (c) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

     (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Administrative Agent and the affected Lenders evidence satisfactory to Administrative Agent and the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that (A) any change in any such requirement for a deduction, withholding or payment as is mentioned therein after the date such Lender becomes a party to this Agreement or designates a new lending office shall result in an increase in the rate of such deduction, withholding or payment from that in effect at such date in respect of payments to such Lender, (B) such Lender (or its assignor) was entitled, at the time of designation of such new lending office (or assignment) to receive additional amount from Borrower with respect to such withholding or deduction of Taxes, or (C) such Lender is a Replacement Lender.

(iii)	Evidence of Exemption from U.S. Withholding Tax.

(a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a “Non-US Lender”) shall deliver to Administrative Agent and to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Non-US Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a form W-8BEN, and, in the case of a Lender that has certified in writing to Administrative Agent that it is not a “bank” (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), a Certificate re: Non-Domestic Bank Status of such Non-US Lender certifying that such Lender is not (i) a “bank” for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Borrower, or (iii) a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code) in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

     (b) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent and to Borrower, on or prior to the Closing Date (in the case of each Non-US Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Non-US Lender), or on such later date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Non-US Lender under subsection 2.7B(iii)(a), properly completed and duly executed by such Non-US Lender, to establish the portion of any such sums paid or payable with respect to which such Non-US Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Non-US Lender, together with any information, if any, such Non-US Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender.

     (c) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Non-US Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect or if, by virtue of a change in law or regulations, such forms are no longer valid evidence of a Person’s exemption from withholding tax which is reasonably satisfactory to Borrower, that such Non-US Lender shall promptly (1) deliver to Administrative Agent and to Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Non-US Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Non-US Lender is not subject to United States withholding tax with respect to payments to such Non-US Lender under the Loan Documents and, if applicable, that such Non-US Lender does not act for its own account with respect to any portion of any such payments, or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

     (d) Borrower shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii), with respect to any Tax required to be deducted or withheld as a result of such Non-US Lender’s failure to satisfy the requirements of clause (a), (b) or (c)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Non-US Lender became a Lender, nothing in this subsection 2.7B(iii)(d) shall relieve Borrower of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) if, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Non-US Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Non-US Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

     C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8	Obligation of Lenders and Issuing Banks to Mitigate; Replacement of Lender. A. Mitigation. Each Lender and Issuing Bank agrees that, as promptly as practicable after the officer of such Lender or Issuing Bank responsible for administering the Loans or Letters of Credit of such Lender or Issuing Bank, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Bank to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Bank and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Bank through another lending or letter of credit office of such Lender or Issuing Bank, or (ii) take such other measures as such Lender or Issuing Bank may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Bank pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Bank in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not be disadvantageous to such Lender or Issuing Bank or otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Bank; provided that such Lender or Issuing Bank will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8A unless Borrower agrees to pay all incremental expenses incurred by such Lender or Issuing Bank as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this subsection 2.8A (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Bank to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

     B. Replacement of Lender. If (I) Borrower receives a notice pursuant to subsection 2.7A, 2.7C or 3.6, (II) a Lender refuses to consent to an amendment, modification or waiver of this Agreement or the other Loan Documents that, pursuant to subsection 10.6, requires consent of 100% of the Lenders, 100% of the Lenders with Obligations directly affected, 100% of the Lenders of a particular Tranche of Term Loans or 100% of the Revolving Lenders and as to which the consent of the Requisite Lenders has been received or (III) Borrower receives a notice from any applicable Gaming Authority that a Lender is no longer qualified or suitable to make Loans to Borrower under the applicable Gaming Laws (and such Lender is notified by Borrower and Administrative Agent in writing of such disqualification), in each case Borrower shall have the right, if no Potential Event of Default or Event of Default then exists, to replace such Lender

(a “Replaced Lender”) with one or more Eligible Assignees (collectively, the “Replacement Lender”) acceptable to Administrative Agent; provided that (i) at the time of any replacement pursuant to this subsection 2.8B, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to subsection 10.1B (and with all fees payable pursuant to such subsection 10.1B to be paid by the Replacement Lender) pursuant to which the

Replacement Lender shall acquire all of the outstanding Loans and Commitments of, and in each case participations in Letters of Credit and Swing Line Loans by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of all outstanding Loans of the Replaced Lender and (B) an amount equal to all unpaid drawings with respect to Letters of Credit that have been funded by (and not reimbursed to) such Replaced Lender, (y) the appropriate Issuing Bank an amount equal to such Replaced Lender’s Pro Rata Share of any unpaid drawings with respect to Letters of Credit (which at such time remains an unpaid drawing) issued by it to the extent such amount was not theretofore funded by such Replaced Lender and (z) Swing Line Lender an amount equal to such Replaced Lender’s Pro Rata Share of any Refunded Swing Line Loans to the extent such amount was not theretofore funded by such Replaced Lender, (ii) all obligations (including, without limitation, all such amounts, if any, owing under subsection 2.6D) of Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), shall be paid in full to such Replaced Lender concurrently with such replacement and (iii) in the case of the replacement of a Lender pursuant to clause (II) above, all such non-consenting Lenders shall be replaced in accordance with this subsection 2.8B and each Replacement Lender shall consent, at the time of such assignment, to each matter that was the subject of the applicable consent request. All accrued but unpaid interest, commitment fees and letter of credit fees and other amounts payable to the Replaced Lender shall be paid in accordance with the terms set forth in the respective Assignment Agreement. Upon the execution and delivery of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) above and delivery to the Replacement Lender of the appropriate Note or Notes executed by Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder except with respect to indemnification and confidentiality provisions under this Agreement which by the terms of this Agreement survive the termination of this Agreement, which indemnification and confidentiality provisions shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, no Issuing Bank may be replaced hereunder at any time while it has Letters of Credit outstanding hereunder unless arrangements satisfactory to such Issuing Bank (including the furnishing of a Letter of Credit in form and substance, and issued by an issuer, satisfactory to such Issuing Bank or the furnishing of cash collateral in amounts and pursuant to arrangements satisfactory to such Issuing Bank or the cancellation and return of such outstanding Letter of Credit) have been made with respect to such outstanding Letters of Credit. For the avoidance of doubt, in the case of the replacement of a Lender pursuant to clause (II) above solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans and Commitments of such Lender that are subject to the assignments required by this subsection 2.8 shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Lender refused to provide its consent.

Section 3.

LETTERS OF CREDIT

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein. A. Letters of Credit. Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the date that is 15 days prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit for the account of Borrower for the purposes specified in the definition of Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, any one or more Revolving Lenders may, but (except with respect to CS in the case of Letters of Credit (and notices and applications therefor) which meet the requirements of this Agreement) shall not be obligated to, shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Borrower shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

     (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

     (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $100,000,000;

(iii) any Letter of Credit having an expiration date later than the earlier of

(a)	five Business Days prior to the Revolving Loan Commitment Termination Date and

(b)	the date which is one year from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Bank (but subject to clause (a)) from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Bank elects not to extend for any such additional period; and provided, further, that such Issuing Bank shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default or Potential Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Bank must elect whether or not to allow such extension;

     (iv) any Letter of Credit for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code);

(v)	any Letter of Credit denominated in a currency other than Dollars; and

(vi)	any Letter of Credit that is otherwise unacceptable to the applicable

Issuing Bank in its reasonable discretion.

B.	Mechanics of Issuance.

(i) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit

substantially in the form of Exhibit III annexed hereto no later than 11:00 A.M. (New York City time) at least three Business Days, or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, and (d) the name and address of the beneficiary; provided that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Bank to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Bank) on such business day.

     Borrower shall notify the applicable Issuing Bank (and Administrative Agent, if Administrative Agent is not such Issuing Bank) prior to the issuance of any Letter of Credit if any of the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit.

     (ii) Additional Issuing Banks. Borrower may, at any time and from time to time with the consent of Administrative Agent (which consent shall not be unreasonably withheld of delayed) and such Revolving Lender, designate one or more additional Revolving Lenders to act as issuing banks under this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this subsection 3.1B(ii) shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender. On the Closing Date, U.S. Bank shall be the Issuing Bank with respect to the Existing Letters of Credit.

     (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Bank shall issue the requested Letter of Credit in accordance with the Issuing Bank’s standard operating procedures.

     (iv) Notification to Lenders. Upon the issuance of or amendment to any Letter of Credit, the applicable Issuing Bank shall promptly notify Administrative Agent of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Promptly after receipt of notice of any issuance of a Letter of Credit, Administrative Agent shall notify each Revolving Lender of the amount of such Revolving Lender’s respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

     C. Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such

Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

     D. No Amendments, Extensions or Renewals of Existing Letter of Credit. Notwithstanding any provision of this Agreement to the contrary, the Existing Letter of Credit shall terminate upon the stated expiration thereof and no Existing Letter of Credit shall be amended, extended or renewed by U.S. Bank (unless U.S. Bank otherwise issues a Letter of Credit in accordance with subsection 3.1B(ii)). Upon the expiration of the Existing Letter of Credit and payment in full of all related Obligations, U.S. Bank shall cease to be an “Issuing Bank” hereunder (in each case unless U.S. Bank otherwise issues a Letter of Credit in accordance with subsection 3.1B(ii)).

3.2 Letter of Credit Fees.

     Borrower agrees to pay with respect to each outstanding Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Bank for its own account, equal to 0.125% per annum of the daily amount available to be drawn under such Letter of Credit, and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the daily amount available to be drawn under such Letter of Credit multiplied by the Applicable LIBOR Margin for Revolving Loans, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each March, June, September and December of each year commencing on September 28, 2007 and on the Revolving Loan Commitment Termination Date, and computed on the basis of a 360-day year for the actual number of days elapsed. For purposes of calculating any fees payable under this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (i) of this subsection 3.2, Administrative Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount.

3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A. Responsibility of Issuing Bank with Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

     B. Reimbursement by Borrower of Amounts Paid Under Letters of Credit. If an Issuing Bank has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Bank shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse such Issuing Bank no later than the next succeeding Business Day (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing plus interest, if any, thereon as provided in subsection 3.3D(i) for the period from the date of drawing to the date of reimbursement (including by the making of Revolving Loans) (the “LC Reimbursement Amount”); provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and such Issuing Bank prior to 12:00 P.M. (New York City time) on the

Reimbursement Date that Borrower intends to reimburse such Issuing Bank for the LC Reimbursement Amount with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the LC Reimbursement Amount (and Administrative Agent shall promptly give notice thereof to each Lender by telefacsimile or electronic mail or by telephone promptly confirmed by telefacsimile or electronic mail) and, (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the LC Reimbursement Amount, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Bank in an amount equal to the LC Reimbursement Amount; and provided, further that if for any reason proceeds of Revolving Loans are not received by Administrative Agent on the Reimbursement Date in an amount equal to the LC Reimbursement Amount, Borrower shall reimburse Administrative Agent, on demand, in an amount in same day funds equal to the excess of (x) the LC Reimbursement Amount over (y) the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B. The Issuing Bank may honor or dishonor any drawing in accordance with the terms of the Letter of Credit without regard to any instruction of Borrower.

     C. Payment by Revolving Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

     (i) Payment by Revolving Lenders. If Borrower shall fail for any reason to reimburse any Issuing Bank (or Administrative Agent) as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by such Issuing Bank under a Letter of Credit issued by it, Administrative Agent shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share of the Revolving Loan Commitment by telefacsimile or by telephone promptly confirmed by telefacsimile. Each Revolving Lender shall make available to Administrative Agent for the account of such Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at Administrative Agent’s office, not later than 2:00 P.M. (New York City time) on the Business Day notified by Administrative Agent. If any Revolving Lender fails to make available to Administrative Agent for the account of such Issuing Bank on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, Administrative Agent and/or such Issuing Bank shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Bank for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Revolving Lender to recover from any Issuing Bank any amounts made available by such Revolving Lender to such Issuing Bank pursuant to this subsection 3.3C if it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Bank in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank.

     (ii) Distribution to Revolving Lenders of Reimbursements Received From Borrower. If Administrative Agent for the account of any Issuing Bank shall have been reimbursed by the Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit issued by it, Administrative Agent shall promptly distribute to each Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such Revolving Lender’s Pro Rata Share of the Revolving Loan Commitment of all payments subsequently received by Administrative Agent for the account of such Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth in the Register or at such other address as such Lender may request.

D.	Interest on Amounts Paid Under Letters of Credit.

(i) Payment of Interest by Borrower. Borrower agrees to pay to

Administrative Agent on account of each Issuing Bank, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date a drawing is honored to but excluding the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate that is 2.00% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day year or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

     (ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent for the account of any Issuing Bank of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) Administrative Agent shall distribute to each Revolving Lender, out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such honored drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and, (b) if such Issuing Bank shall have been reimbursed by the Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Bank shall pay to Administrative Agent for the account of each Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such Revolving Lender’s Pro Rata Share of the Revolving Loan Commitment any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Revolving Lenders for the period from the date on which such Issuing Bank was so reimbursed by the Revolving Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

3.4 Obligations Absolute.

     The obligation of Borrower to reimburse each Issuing Bank (or Administrative Agent for the account of each Issuing Bank) for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i)	any lack of validity or enforceability of any Letter of Credit;

(ii)	the existence of any claim, set-off, defense or other right which Borrower or any Revolving Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank or other Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

     (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (iv) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

     (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries;

     (vi) any breach of this Agreement or any other Loan Document by any party thereto;

     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

     (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5	Indemnification; Nature of Issuing Banks’ Duties.

A. Indemnification. In addition to amounts payable as provided in subsection 3.6,

Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank, Administrative Agent, Lead Arranger and each other Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Person may incur or be subject to as a consequence, direct or indirect, of (i) the issuance or honoring of any Letter of Credit by such Issuing Bank, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Bank as determined by a final judgment of a court of competent jurisdiction or (b) the wrongful dishonor by such Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it (excluding the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority (all such acts or omissions herein called “Governmental Acts”)).

     B. Nature of Issuing Banks’ Duties. As between Borrower and any Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder.

     In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing

Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to Borrower.

     Notwithstanding anything to the contrary contained in this subsection 3.5, Borrower shall retain any and all rights it may have against any Issuing Bank for any liability to the extent arising out of the gross negligence or willful misconduct of such Issuing Bank, as determined by a final judgment of a court of competent jurisdiction.

3.6 Increased Costs and Taxes Relating to Letters of Credit.

     Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), if any Issuing Bank or any Revolving Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Government Authority, in each case that becomes effective after the date hereof, or compliance by any Issuing Bank or any Revolving Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority or quasi-Government Authority (whether or not having the force of law):

     (i) subjects such Issuing Bank or any Revolving Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Bank or any Revolving Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Bank;

     (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Bank or participations therein purchased by any Revolving Lender; or

     (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting any Issuing Bank or Revolving Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to any Issuing Bank or any Revolving Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Bank or any Revolving Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Borrower shall promptly pay to such Issuing Bank or such Revolving Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Bank or such Revolving Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Issuing Bank or such Revolving Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Bank or such Revolving Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, however, that Borrower shall be liable for such additional amounts only if such Revolving Lender shall have delivered such written statement to Borrower within 90 days after such Revolving Lender shall have made such determination of any such increased costs; and provided further that if such Revolving Lender delivers such written statement after such 90 day period, then Borrower shall be liable only for such additional amounts arising after delivery to Borrower of such written statement.

Section 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT

     The obligations of Lenders to make Loans and the Issuing Banks to issue Letters of Credit hereunder are subject to the prior or concurrent satisfaction of the following conditions.

4.1 Conditions to Term Loans, Revolving Loans and Swing Line Loans.

     The obligations of Lenders to make the Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

     A. Corporate Documents. On or before the Closing Date, Borrower shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for Lenders) the following with respect to Borrower or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

     (i) (a) copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar Officer of the applicable Loan Party and (b) a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

     (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar Officer of such Person as being in full force and effect without modification or amendment;

     (iii) Signature and incumbency certificates of the Officers of such Person executing the Loan Documents to which it is a party;

     (iv) Executed originals of the Loan Documents to which such Person is a party; and

(v) Such other documents as Administrative Agent may reasonably request.

     B. No Material Adverse Effect. Since April 30, 2006, no Material Adverse Effect (in the sole opinion of Administrative Agent) shall have occurred.

     C. Corporate and Capital Structure. The organizational structure and capital structure of Borrower and its Subsidiaries shall be as set forth on Schedule 5.1 annexed hereto.

     D. Management, Etc. The management structure of Borrower and its Subsidiaries shall be as set forth on Schedule 5.1 annexed hereto.

     E. Redemption of 9% Subordinated Notes. Borrower shall have issued a notice of redemption, in form and substance satisfactory to Administrative Agent, to the holders of its 9.00% Subordinated Notes in accordance with the provisions of the 9% Subordinated Note Indenture providing for the redemption and repayment in full of the entire $200,000,000 aggregate principal amount of the 9% Subordinated Notes within 40 days of the Closing Date.

F.	Matters Relating to Existing Indebtedness of Borrower and its Subsidiaries.

(i) Termination of Existing Indebtedness and Related Liens; Letters of Credit.

Each of the refinanced Indebtedness of Borrower or any of its Subsidiaries is identified as “Refinanced Indebtedness” on Schedule 4.1F annexed hereto. On the Closing Date, Borrower and its Subsidiaries shall have (a) made payment in full or otherwise refinanced all of the Refinanced Indebtedness (other than the Existing Letter of Credit), (b) terminated any commitments to lend or make other extensions of credit thereunder, (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder, and (d) made arrangements satisfactory to Administrative Agent with respect to the cancellation or replacement of any letters of credit outstanding thereunder (other than the Existing Letter of Credit) or the issuance of Letters of Credit to support the obligations of Borrower and its Subsidiaries with respect thereto.

     (ii) Existing Indebtedness to Remain Outstanding. Administrative Agent shall have received an Officer’s Certificate of Borrower stating that, after giving effect to the transactions described in this subsection 4.1F, the Indebtedness of Loan Parties (other than Indebtedness under the Loan Documents, the 7% Subordinated Notes, the 9% Subordinated Notes and any Indebtedness solely among Borrower and the Restricted Subsidiaries) shall consist of approximately $3,100,000 in aggregate principal amount of outstanding Indebtedness and Capital Leases described in Schedule 7.1 annexed hereto. The terms and conditions of all such Indebtedness shall be in form and in substance satisfactory to Administrative Agent.

     G. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and the continued operation of the business conducted by Borrower and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

     H. Closing Date Mortgages; Closing Date Mortgage Policies; Etc. Administrative Agent shall have received from Borrower and each applicable Subsidiary Guarantor:

     (i) Closing Date Mortgages. Fully executed and notarized Mortgages (each an “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”) in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule 4.1H annexed hereto (each an “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”);

     (ii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which an Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

     (iii) Landlord Consents and Estoppels; Recorded Leasehold Interests. In the case of each Closing Date Mortgaged Property consisting of a Material Leasehold Property, (a) a Landlord Consent and Estoppel with respect thereto and (b) evidence that such Material Leasehold Property is a Recorded Leasehold Interest;

     (iv) Title Insurance. (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the “Closing Date Mortgage Policies”) issued by the Title Company with respect to the Closing Date Mortgaged Properties, in an amount not less than the amount designated therein, insuring title to each Closing Date Mortgaged Property vested in Borrower or the applicable Subsidiary Guarantor and assuring Administrative Agent that the Closing Date Mortgages creates a valid and enforceable First Priority mortgage Lien on the Closing Date Mortgaged Properties, such Closing Date Mortgage Policies shall include such endorsements, affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that Borrower has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate Government Authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgaged Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages and any amendments to the existing mortgages in the appropriate real estate records;

     (v) Title Reports. With respect to each Closing Date Mortgaged Property, a title report issued by the Title Company with respect thereto, satisfactory in form and substance to Administrative Agent;

     (vi) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to subsection 4.1H(v);

     (vii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) if any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Borrower has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

     (viii) Environmental Indemnity. An environmental indemnity agreement substantially in the form of Exhibit XVI annexed hereto, satisfactory in form and substance to Administrative Agent and its counsel, with respect to the indemnification of Administrative Agent and Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials Activity.

     I. Security Interests in Personal and Mixed Property. To the extent not otherwise satisfied pursuant to subsection 4.1H, Administrative Agent shall have received evidence satisfactory to it that Borrower and Subsidiary Guarantors have taken or shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv) and (v) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create and/or continue in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

     (i) Schedules to Collateral Documents. Delivery to Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents;

     (ii) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all certificated equity interests pledged pursuant to the Security Agreement, which, for the avoidance of doubt, shall exclude certificated equity interests in each Specified Unrestricted Subsidiary, and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral (to the extent delivery thereof would be required under the Collateral Documents);

     (iii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions, and/or pay-off letters, each in form and substance satisfactory to Administrative Agent, in each case as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

     (iv) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed (if required to be executed) by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect or continue the perfection of the security interests created in such Collateral pursuant to the Collateral Documents;

     (v) PTO Cover Sheets, Etc. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with the PTO in order to create or continue, or perfect or continue to perfect, Liens in respect of any IP Collateral;

     (vi) Agreements with Deposit Account Banks and Securities Account Securities Intermediaries. A Deposit Account Control Agreement and/or a Securities Account Control Agreement, as applicable, between Administrative Agent and each of the financial institutions with which Borrower or any of its Restricted Subsidiaries maintains a Deposit Account or a Security Account with a principal balance on deposit therein or credited thereto in excess of $4,000,000 (subject to the aggregate limitations set forth in subsection 6.10) sufficient to perfect the security interests created in such Collateral pursuant to the Collateral Documents; and

     (vii) Opinions of Local Counsel. Delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each jurisdiction in which any Loan Party or any personal or mixed property Collateral is located (other than the State of Nevada) with respect to the creation and perfection or continuation of perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

     J. Ship Mortgages. Administrative Agent shall have received from Borrower and each applicable Subsidiary Guarantor fully executed and notarized Ship Mortgages and/or amendments thereto in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each ship, barge or other vessel listed in Schedule 4.1J annexed hereto, and such other approvals, opinions or documents in connection with the foregoing as Administrative Agent may reasonably request.

     K. Environmental Reports. On or prior to the Closing Date, Administrative Agent shall have received such information, in form, scope and substance satisfactory to Administrative Agent regarding environmental matters relating to Borrower and its Subsidiaries and the Closing Date Mortgaged Properties from one or more environmental consultants acceptable to Administrative Agent that have conducted reviews of such matters within 30 days of the Closing Date.

     L. Financial Statements. On or before the Closing Date, Administrative Agent shall have received from Borrower (i) audited financial statements of Borrower and its Subsidiaries for Fiscal Year 2006, consisting of a consolidated balance sheet and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for such Fiscal Year, (ii) unaudited financial statements of Borrower and its Subsidiaries as of January 28, 2007 consisting of a consolidated balance sheet and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the nine-month period ending on such date, and (iii) Borrower’s amended Quarterly Report on Form 10Q/A for the quarter ended January 28, 2007 as filed with the Securities Exchange Commission on July 25, 2007, all in reasonable detail and, with respect to the unaudited financial statements of Borrower and its Subsidiaries, certified by the chief financial officer of Borrower that such statements (after taking into consideration the Form 10Q/A filing described in clause (iii) above and the restatement described therein) fairly present, in all material respects, the financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the period indicated subject to changes resulting from audit and normal year-end adjustments.

     M. Evidence of Insurance. Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

     N. Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Allan B. Solomon, general counsel to the Loan Parties, Mayer, Brown, Rowe & Maw LLP, counsel to the Loan Parties, Phelps Dunbar L.L.P., special admiralty, Louisiana and Mississippi counsel for the Loan Parties, Lane & Waterman, Iowa counsel for the Loan Parties, The Boles Law Firm, Louisiana counsel for the Loan Parties, Becker & Poliakoff, Florida counsel to the Loan Parties, and Gallop, Johnson & Neuman, L.C., Missouri counsel for the Loan Parties, each in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VIII annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request, and (ii) evidence satisfactory to Administrative Agent that Loan Parties have requested such counsel to deliver such opinions to Lenders.

O.	Intentionally Omitted.

P.	Fees. Borrower shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent, Lead Arranger and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

     Q. Representations and Warranties; Performance of Agreements. Borrower shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrower, subject to the undertakings set forth on Schedule 6.15, shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date; provided that, if a representation and warranty or condition is qualified as to materiality, with respect to such representation and warranty or condition the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition.

     R. No Litigation. There shall not be pending or, to the knowledge of Borrower, threatened, any Proceeding against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries that has not been disclosed by Borrower in writing pursuant to subsection 5.6 or 6.1(x) prior to the execution of this Agreement, and there shall have occurred no development not so disclosed in any such Proceeding so disclosed, that, in either event, in the opinion of Administrative Agent, could reasonably be expected to result in a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any Proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

     S. No Disruption of Financial and Capital Markets. There shall have been no material disruption or material adverse change after May 24, 2007 in (i) the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) the financial or capital markets in which Administrative Agent participates, in each case as determined by Administrative Agent in its sole discretion.

     T. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

     U. Solvency Assurances. On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Borrower dated the Closing Date, substantially in the form of Exhibit X annexed hereto, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents, each Loan Party and Borrower and its Subsidiaries, on a consolidated basis, will be Solvent.

4.2 Conditions to All Loans.

     The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

     A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of Borrower.

B.	As of that Funding Date:

(i) The representations and warranties contained herein and in the other Loan

Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided that, if a representation and warranty is qualified as to materiality, with respect to such representation and warranty the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition;

     (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing and the application of the proceeds thereof that would constitute an Event of Default or a Potential Event of Default;

     (iii) No order, judgment or decree of any court, arbitrator or Government Authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date; and

     (iv) The Loans to be made on such Funding Date, together with all other Obligations under the Loan Documents then outstanding, are “Designated Senior Indebtedness” under each of the 7% Subordinated Note Indenture and, until repaid in accordance with subsection 6.12, the 9% Subordinated Note Indenture.

4.3 Conditions to Letters of Credit.

     The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Bank is obligated to issue such Letter of Credit) and any renewal of any Letter of Credit is subject to the following conditions precedent; provided that no such condition shall apply on the Closing Date to the Existing Letter of Credit, and the Existing Letter of Credit shall, effective as of the Closing Date, be deemed to be Letters of Credit under this Agreement to the same extent as if initially issued hereunder:

     A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

     B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit (or a facsimile copy thereof), in each case signed by a duly authorized Officer of Borrower, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

     C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5. BORROWER’S REPRESENTATIONS AND WARRANTIES

     In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Banks to issue Letters of Credit and to induce other Lenders to purchase participations therein, Borrower represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit and the renewal of any Letter of Credit hereunder that the following statements are true, correct and complete:

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries. A. Organization and Powers. Each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation as specified in Schedule 5.1 annexed hereto as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvi). Each Loan Party has all requisite corporate or other power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

     B. Qualification and Good Standing. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

     C. Conduct of Business. Borrower and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.14.

     D. Subsidiaries. All of the Subsidiaries of Borrower as of the Closing Date are identified in Schedule 5.1 annexed hereto (as so supplemented). Schedule 5.1 annexed hereto (as so supplemented) identifies which Subsidiaries of Borrower are Restricted Subsidiaries and Unrestricted Subsidiaries. The Capital Stock of each of the Subsidiaries of Borrower identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Borrower identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, organization or formation set forth therein, has all requisite corporate or other power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate or other power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in each of the Subsidiaries of Borrower identified therein. As of the Closing Date, there exists no Indebtedness nor Contingent Obligations of the Unrestricted Subsidiaries owed to Borrower or any of its Restricted Subsidiaries or for which Borrower or any of its Restricted Subsidiaries is or may become liable except as set forth on Schedule 5.1 annexed hereto.

5.2	Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the

Loan Documents have been duly authorized by all necessary corporate or other action on the part of each Loan Party that is a party thereto.

     B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation or any Gaming Law applicable to Borrower or any of its Subsidiaries, the Organizational Documents of Borrower or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Borrower or any of its Subsidiaries (other than any violation of any such law, governmental rule or regulation, or Gaming Law or any such order, judgment or decree, in each case which could not reasonably be expected to result in a Material Adverse Effect or cause any liability to any Lender), (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries (other than any such conflict, breach or default which could not reasonably be expected to result in a Material Adverse Effect),

(iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents that will be obtained on or before the Closing Date and disclosed in writing to Lenders.

C.	Governmental Consents; Gaming Authorizations.

(i) Except for such authorizations, approvals, consents or notices (a) obtained or delivered as of the Closing Date, (b) subsequently required in connection with the addition of any Subsidiary Guarantor pursuant to subsection 6.8, or (c) set forth on Schedule 5.2C annexed hereto (which have been obtained or delivered as of the Closing Date), the execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not result in any License Revocation or require any registration with, consent or approval of, or notice to, or other action to, with or by, any Government Authority, including any Gaming Authority. Other than the filings or recordings contemplated by subsection 5.16A, all authorizations, approvals, consents, notices, registrations or filings required to be obtained, delivered, filed or made as of the Closing Date for the execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents have been obtained from or registered or filed with the applicable Government Authorities, including any applicable Gaming Authority.

     (ii) All Gaming Authorizations have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Gaming Authorizations or any such conflict or restriction could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received any written notice or other written communications from any Gaming Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Gaming Authorizations, or (ii) any other limitations on the conduct of business by Borrower or any of its Subsidiaries, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

     D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

     E. Valid Issuance of Subordinated Notes. The 7% Subordinated Notes and the 9% Subordinated Notes are the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. The subordination provisions of the 7% Subordinated Notes and the 9% Subordinated Notes are enforceable against the holders thereof and the Loans and all other monetary Obligations hereunder are and will be within the definition of “Senior Indebtedness” included in such provisions. The 7% Subordinated Notes and the 9% Subordinated Notes either (a) have been registered or qualified under applicable federal and state securities laws or (b) are exempt therefrom.

     F. Compliance with Laws. Borrower and its Subsidiaries are in compliance with all presently existing applicable statutes, laws, regulations, rules, ordinances and orders of any kind whatsoever (including, without limitation, any zoning and building laws or ordinances, subdivision laws or ordinances, any Environmental Laws or Gaming Laws, or any presently existing rules, regulations or orders of any Government Authority, including any Gaming Authority), and with all present existing covenants and restrictions of record relating to the use and occupancy of any of their respective properties, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

5.3 Financial Condition.

     Borrower has heretofore delivered to Lenders, at Lenders’ request, the following financial statements and information: (i) the audited consolidated balance sheet of Borrower and its Subsidiaries as of April 30, 2006 and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for the Fiscal Year then ended, (ii) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at January 28, 2007 and the related unaudited consolidated and consolidating statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for the nine months then ended and (iii) Borrower’s amended Quarterly Report on Form 10Q/A for the quarter ended January 28, 2007 as filed with the Securities Exchange Commission on July 25, 2007. All such statements (after taking into consideration the Form 10Q/A filing described in clause (iii) above and the restatement described therein) were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither Borrower nor any of its Restricted Subsidiaries has (and will not following the funding of the initial Loans have) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto (after taking into consideration the Form 10Q/A filing described in clause (iii) above and the restatement described therein) and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries taken as a whole.

5.4 No Material Adverse Change; No Restricted Junior Payments.

     Since April 30, 2006, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. During the period from April 30, 2006 through and including the Closing Date, neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so, except as permitted by subsection 7.5.

5.5	Title to Properties; Liens; Real Property.

A. Title to Properties; Liens. Borrower and its Subsidiaries have (i) good,

sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

     B. Real Property. As of the Closing Date, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) all Real Property Assets constituting fee properties and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5 annexed hereto, and except with respect to those agreements that are not material to the present or anticipated operations of any Gaming Facility and that individually do not require lease, rental or similar payments in excess of $500,000 in any calendar year during its term (to the extent comprising percentage or other payments contingent on operations associated with such Real Property Asset, as reasonably determined or anticipated by Borrower in good faith) each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and there is no default by any Loan Party thereunder. Borrower does not have knowledge of any default by any other party thereto that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

5.6	Litigation; Adverse Facts.

A. Proceedings, Investigations and Violations. There are no Proceedings (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its

Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

     B. Land Use Proceedings. As of the Closing Date, there are no pending condemnation, zoning or other land use Proceedings or special assessment Proceedings with respect to the Closing Date Mortgaged Properties or the use thereof, and neither Borrower nor any of its Subsidiaries has received written notice from any Government Authority threatening any such Proceeding. After the Closing Date, there are no pending condemnation, zoning or other land use Proceedings or special assessment Proceedings with respect to the Mortgaged Properties or the use thereof, and neither Borrower nor any of its Subsidiaries has received written notice from any Government Authority threatening any such Proceeding that could reasonably be expected to result in a Material Adverse Effect. No Loan Party has entered into any agreements or commitments with any Government Authority that will be binding on the Mortgaged Properties after the Closing Date and which would (i) materially affect the operations of or the entitlements applicable to such properties, (ii) require the owner of any such property to make improvements to such property or make dedications or off-site improvements for the benefit of adjoining properties, or (iii) make additional expenditures with respect to the operation of the Mortgaged Properties.

5.7 Payment of Taxes.

     Except to the extent permitted by subsection 6.3, all tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Borrower knows of no proposed tax assessment against Borrower or any of its Subsidiaries which has not been paid when due or is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8	Performance of Agreements; Materially Adverse Agreements; Material Contracts. A. Neither Borrower nor any of its Subsidiaries is in default in the performance,

observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     B. Neither Borrower nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions or any provision of any applicable law, rule or regulation that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

     C. Schedule 5.8 contains a true, correct and complete list of all of the Material Contracts in effect on the Closing Date. Except as described on Schedule 5.8, all such Material Contracts are in full force and effect and no defaults currently exist thereunder; except for defaults that, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on any Gaming Facility.

     D. Neither Borrower nor any of its Subsidiaries has entered into any currently effective contracts for the sale of the Closing Date Mortgaged Properties, nor do there exist any currently effective rights of first refusal or options to purchase such properties, except such contracts, rights of first refusal and options to purchase entered into in accordance with subsection 7.7.

5.9 Governmental Regulation.

     Except for the Gaming Laws described in Schedule 5.2C annexed hereto, neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.

5.10	Securities Activities.

A. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

     B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 and 7.7 or subject to any restriction contained in any agreement or instrument between Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11	Employee Benefit Plans.

A. Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all of their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified.

B. No ERISA Event has occurred or is reasonably expected to occur.

     C. Except to the extent required under Section 4980B of the Code, or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

     D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $5,000,000.

     E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $5,000,000.

5.12 Certain Fees.

     Except for fees disclosed to Administrative Agent prior to the Closing Date, no broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated by the Loan Documents, and Borrower hereby indemnifies Administrative Agent, Lead Arranger and Lenders against, and agrees that it will hold Administrative Agent, Lead Arranger and the Lenders harmless from, any claim, demand or liability for any non-disclosed broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13	Environmental Protection.

(i) neither Borrower nor any of its Subsidiaries nor any of their respective

Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose any liability on the Lenders, Administrative Agent or Lead Arranger;

(ii) neither Borrower nor any of its Subsidiaries has received any material letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

(iii) there are no and, to Borrower’s knowledge, have been no conditions,

occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose any liability on the Lenders, Administrative Agent or Lead Arranger;

     (iv) neither Borrower nor any of its Subsidiaries nor, to Borrower’s knowledge, any predecessor of Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

     (v) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect or impose any liability on the Lenders, Administrative Agent or Lead Arranger.

     Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had or could reasonably be expected to result in a Material Adverse Effect, or could reasonably be expected to impose any liability on the Lenders, Administrative Agent or Lead Arranger.

5.14 Employee Matters.

     There are no collective bargaining agreements covering the employees of Borrower and its Subsidiaries except as set forth on Schedule 5.14. There is no strike or work stoppage in existence or to Borrower’s knowledge, threatened involving Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, and there are no strikes or walkouts in progress, pending, or to Borrower’s knowledge, contemplated relating to any labor contracts to which Borrower or any of its Subsidiaries is a party, relating to any labor contracts being negotiated, or otherwise, that could reasonably be expected to result in a Material Adverse Effect.

5.15 Solvency.

     Each Loan Party is and Borrower and its Subsidiaries, taken as a whole, are and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16	Matters Relating to Collateral.

A. Creation, Perfection and Priority of Liens. The security interests in each Loan

Party’s Collateral granted to Administrative Agent for the ratable benefit of the Lenders under the Collateral Documents constitute valid security interests in such Collateral, securing the payment of the Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral). Upon (i) the filing of UCC financing statements naming the applicable Loan Party as “debtor”, naming Administrative Agent as “secured party” and describing the Collateral in the filing offices with respect to such Loan Party set forth on Schedule 4(i) of the Security Agreement (as such schedule may be amended or supplemented from time to time pursuant to the terms thereof); (ii) the recording of any Mortgages or Ship Mortgages, (iii) in the case of the securities Collateral of a Loan Party consisting of certificated securities or evidenced by instruments, delivery of the certificates representing such certificated securities and delivery of such instruments to Administrative Agent, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank; and (iv) in the case of IP Collateral of each Loan Party, in addition to the filing of such UCC financing statements, the filing of a grant of trademark security interest in respect of registered trademarks, substantially in the form of Exhibit I to the Security Agreement, and a grant of patent security interest in respect of registered patents, substantially in the form of Exhibit II to the Security Agreement, with the PTO or the filing of a grant of copyright security interest in respect of registered copyrights, substantially in the form of Exhibit III to the Security Agreement, with the United States Copyright Office, (A) the security interests in each Loan Party’s Collateral granted to Administrative Agent for the ratable benefit of the Lenders that (x) may be perfected by filing of a financing statement or the registration of a Mortgage or Ship Mortgage, (y) that constitutes the securities Collateral described in clause (iii) or, (z) that constitutes IP Collateral described in clause (iv) that may be perfected by recording the security interests granted hereunder in the applicable intellectual property registries (including but not limited to the PTO and the United States Copyright Office) will constitute First Priority perfected security interests therein, and (B) all filings and other actions necessary to perfect and protect such security interests shall have been duly made or taken. Each agreement purporting to give the Administrative Agent “control” (as such term is defined in the UCC) over any Collateral is effective to establish Administrative Agent’s “control” (as such term is defined in the UCC) of the Collateral subject thereto.

     B. Governmental Authorizations. No Governmental Authorization or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for such Governmental Authorizations set forth on Schedule 5.2C annexed hereto and filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

     C. Absence of Third-Party Filings. Except (x) such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A, (y) for Permitted Encumbrances and other Liens permitted by subsection 7.2A, and (z) for Liens that shall be terminated pursuant to UCC termination statements delivered to Administrative Agent for filing (but not yet filed), such Liens to be terminated upon the filing or recording of such UCC termination statements, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

     D. Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

     E. Information Regarding Collateral. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

     F. Conditions Affecting the Mortgaged Properties. There are no defects, facts or conditions affecting the Mortgaged Properties that would make them unsuitable for the current use of such properties or of any abnormal hazards (including earth movement, slippage or flood damage) affecting the Mortgaged Properties, except for defects, facts or conditions which could not reasonably be expected to result in a Material Adverse Effect.

     G. Permits and Approvals for the Mortgaged Properties. Borrower has obtained, or caused its Subsidiaries to obtain, all Governmental Authorizations, including, without limitation, all liquor licenses, Gaming Authorizations, sewer and water permits, elevator permits, certificates of occupancy, subdivision approvals, environmental approvals, zoning and land use entitlements which are necessary for the current operation of the Mortgaged Properties and the operation of their respective business as currently conducted, and there are no uncured violations thereof, except for Governmental Authorizations where the failure to obtain, and violations thereof, could not reasonably be expected to result in a Material Adverse Effect.

5.17 Disclosure.

     Except with respect to the financial statements described in subsection 5.3 as and to the extent modified or qualified by the restatement described in the Form 10Q/A filed with the Securities Exchange Commission on July 25, 2007, no representation or warranty of Borrower or any of its Subsidiaries contained in the Confidential Information Memorandum, in any Loan Document or in any other document, certificate or written statement (taken as a whole) furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may materially differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.18 Mortgage Taxes.

     All mortgage, note, transfer, documentary stamp, intangible and other similar taxes and impositions which may be required to be paid in connection with the Loans, the

Mortgages and the other Loan Documents have been (or concurrently with the recording of the Mortgages will be) paid in full by Borrower or its Subsidiaries.

5.19 Foreign Assets Control Regulations.

     Neither the making of the Loans to, or issuance of Letters of Credit on behalf of, Borrower nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Borrower nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Borrower and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

Section 6. BORROWER’S AFFIRMATIVE COVENANTS

     Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until repayment in full of all of the Obligations, unless Requisite Lenders shall otherwise give prior written consent:

6.1 Financial Statements and Other Reports.

     Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Administrative Agent who will distribute to each Lender:

     (i) Monthly Financials: as soon as available and in any event within 45 days after the end of each calendar month ending after the Closing Date, the consolidated statement of income of Borrower and its Subsidiaries and separate statements of income of each Gaming Facility of Borrower and its Subsidiaries, in each case for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, subject to changes resulting from audit and normal year-end adjustments;

     (ii) Quarterly Financials: as soon as available and in any event within (x) 50 days after the end of each Fiscal Quarter (other than each fourth Fiscal Quarter), or (y) 95 days (or, in the case of the fourth Fiscal Quarter of the 2007 Fiscal Year, 120 days) after the end of each fourth Fiscal Quarter, (a) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

     (iii) Year-End Financials: as soon as available and in any event within 95 days (or, in the case of the 2007 Fiscal Year, 120 days) after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of a nationally recognized “big 4” accounting firm or other independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Borrower and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

     (iv) Officer’s and Compliance Certificates: together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, commencing with the financial statements delivered for the Fiscal Quarter ending October 28, 2007, (a) an Officer’s Certificate of Borrower stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under the signer’s supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period, together with a description (including amounts) of all Investments and Consolidated Capital Expenditures made during such period, and with respect to each construction or expansion project of Borrower and its Restricted Subsidiaries, a report setting forth the budgeted and/or projected total cost of such project, the costs incurred to date for such project and the expenditures made to date for such project;

     (v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to subdivisions (i), (ii), (iii) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, consolidated financial statements of Borrower and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Borrower setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

     (vi) Accountants’ Certification: together with each delivery of consolidated financial statements of Borrower and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

     (vii) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Borrower and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

     (viii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its Security holders or by any Subsidiary of Borrower to its Security holders other than Borrower or another Subsidiary of Borrower, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries;

     (ix) Events of Default, Etc.: promptly upon any officer of Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice to Borrower or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Borrower with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Borrower were required to file such reports under the Exchange Act, (d) of any resignation or dismissal of Borrower’s independent accountant, (e) of any Change of Control, (f) of any individual or series of related Asset Sales, issuances of Capital Stock or receipt of Net Insurance/Condemnation Proceeds aggregating in excess of $10,000,000, or (g) of the occurrence of any event or change, that individually or in the aggregate could reasonably expect to have a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

     (x) Litigation or Other Proceedings: (a) promptly upon any officer of Borrower obtaining knowledge of (X) the institution of, or non-frivolous threat of, any Proceeding against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries not previously disclosed in writing by Borrower to Lenders or (Y) any material development in any Proceeding that, in any case:

     (1) if adversely determined, could reasonably be expected to result in a Material Adverse Effect; or

     (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings (other than any Proceeding (x) disclosed by Borrower in its public filings with the Securities and Exchange Commission and delivered to Lenders or (y) as to which a solvent and unaffiliated insurance company has acknowledged coverage) involving an alleged liability of, or claims against or affecting, Borrower or any of its Subsidiaries equal to or greater than $20,000,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

     (xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto;

     (xii) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (b) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

     (xiii) Financial Plans: as soon as practicable and in any event no later than 30 days following the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and the next succeeding Fiscal Year (the “Financial Plan” for such Fiscal Years), including (a) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of income and cash flows of Borrower and its Subsidiaries for each such Fiscal Year, (b) forecasted consolidated and consolidating statements of income and cash flows of Borrower and its Subsidiaries for each month of each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other information and projections as Administrative Agent may reasonably request;

(xiv)	Insurance:

(a) as soon as practicable and in any event by the last day of each

Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage required under this Agreement to be maintained as of the date of such report by Borrower and its Restricted

Subsidiaries and all material insurance coverage planned to be maintained by Borrower and its Restricted Subsidiaries in the immediately succeeding Fiscal Year; and

     (b) as soon as practicable after any material change in insurance coverage maintained of Borrower and its Restricted Subsidiaries, notice thereof to Administrative Agent specifying the changes and reasons therefor.

     (xv) Board of Directors: with reasonable promptness, written notice of any change in the Governing Body of Borrower;

     (xvi) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Borrower, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Borrower and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Borrower (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

     (xvii) Material Contracts: promptly, and in any event within ten Business Days after any Material Contract of Borrower or any of its Restricted Subsidiaries is terminated or amended in a manner that is materially adverse to Borrower or such Restricted Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

     (xviii) UCC Search Report: as promptly as practicable (depending on the jurisdiction) after the date of filing of any UCC financing statements pursuant to this Agreement, copies of completed UCC searches evidencing the proper filing, recording and indexing of all such UCC financing statement and listing all other effective financing statements that name such Loan Party as debtor, together with copies of all such other financing statements not previously delivered to Administrative Agent by or on behalf of Borrower or such Loan Party;

     (xix) Margin Determination Certificate: for each Fiscal Quarter as part of the Compliance Certificate delivered pursuant to subdivision (iv) for such Fiscal Quarter, a Margin Determination Certificate demonstrating in reasonable detail the calculation of the Consolidated Total Leverage Ratio for the four consecutive Fiscal Quarters ending on the day of the accounting period covered by such financial statements;

     (xx) License Revocation: promptly upon any officer of Borrower obtaining knowledge of a License Revocation, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such License Revocation, and such other information as may be reasonably requested by Administrative Agent;

     (xxi) Revisions or Updates to Schedules: should any of the information or disclosures provided on any of the Schedules originally attached to any of the Loan Documents become outdated or incorrect in any material respect, as part of the next

Officer’s Certificate delivered with the year-end financial statements required pursuant to subsection 6.1(iii), such revisions or updates to such Schedules as may be necessary or appropriate to update or correct such Schedules, provided that no such revisions or updates to any Schedules shall be deemed to have amended, modified or superseded such Schedules immediately prior to the submission of such revised or updated Schedules, unless such revisions or updates were made to reflect changes made in accordance with the terms of this Agreement, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedules, unless and until the Requisite Lenders in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedules; and

     (xxii) Other Information: with reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2 Corporate Existence, Etc.

     Except as permitted under subsection 7.7, Borrower will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however, that neither Borrower nor any of its Restricted Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Borrower or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower or such Restricted Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Borrower, such Restricted Subsidiary or Lenders.

6.3	Payment of Taxes and Claims; Tax Consolidation.

A. Borrower will, and will cause each of its Restricted Subsidiaries to, pay all Taxes and other material governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

     B. Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

6.4	Maintenance of Properties; Insurance.

A. Maintenance of Properties. Borrower will, and will cause each of its Restricted

Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties (including, without limitation, all Gaming Facilities), other than the Black Hawk Hotel and Real Property, used or useful in the business of Borrower and its Restricted Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

     B. Insurance. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance to the extent companies of similar size and in similar businesses self-insure), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks and having other terms and conditions as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $10,000,000 (provided that in the case of any insurance payment in excess of such amounts, Administrative Agent may, in its reasonable discretion and in response to a written request by Borrower with respect thereto, permit such amounts to be payable directly to Borrower or one or more of its Restricted Subsidiaries) and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy. The proceeds of any business interruption and casualty insurance policy wherein the covered loss is equal to or less than $10,000,000 shall be payable directly to Borrower or one or more of its Restricted Subsidiaries, as the case may be, and may be adjusted by Borrower or such Restricted Subsidiary directly with the applicable insurer and the provisions of subsection 6.4C below, shall not be applicable thereto.

C.	Application of Net Insurance/Condemnation Proceeds.

(i) Business Interruption Insurance. Upon receipt by Borrower or any of its

Restricted Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or no Potential

Event of Default shall have occurred and be continuing, Borrower or such Restricted Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B.

     (ii) Net Insurance/Condemnation Proceeds Received by Borrower. Upon receipt by Borrower or any of its Restricted Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower shall, or shall cause one or more of its Restricted Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B. If at any time Administrative Agent reasonably determines (A) that Borrower or such Restricted Subsidiary is not proceeding diligently with such repair, restoration or replacement or (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds received, together with funds otherwise available to Borrower for such purpose, or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Borrower or such Restricted Subsidiary of such Net Insurance/Condemnation Proceeds (unless during such 180 day period Borrower or such Restricted Subsidiary commences such repair, restoration or replacement and diligently pursues the same to completion), then Administrative Agent shall notify Borrower and Borrower shall apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B.

     (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Borrower would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Loan Commitments, Administrative Agent shall, and Borrower hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B, and (b) to the extent the foregoing clause (a) does not apply, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Borrower, and, if such proceeds are business interruption proceeds constituting Net Insurance/Condemnation Proceeds, Borrower or such Restricted Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, or, if such Net Insurance/Condemnation Proceeds are other than from business interruption insurance, Borrower shall, or shall cause one or more of its Restricted Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received; provided, however, that if at any time Administrative Agent reasonably determines (A) that Borrower or such Restricted Subsidiary is not proceeding diligently with such repair, restoration or replacement or (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds then held by Administrative Agent for such purpose, together with funds otherwise available to Borrower for such purpose, or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Administrative Agent of such Net Insurance/Condemnation Proceeds, Administrative Agent shall, and Borrower hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B, unless during such 180 day period Borrower or such Restricted Subsidiary commences such repair, restoration or replacement and diligently pursues the same to completion.

6.5 Inspection Rights.

     Borrower shall, and shall cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by Administrative Agent to visit and inspect any of the properties of Borrower or of any of its Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records (and if a Lender so requests, Administrative Agent shall provide copies of such records in its possession available for such Lender’s review), and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

6.6	Compliance with Laws, Etc.; Maintenance of Gaming and Liquor Licenses.

A. Compliance with Laws. Borrower shall comply, and shall cause each of its

Subsidiaries to comply with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws and Gaming Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

     B. Maintenance of Licenses. Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain (i) such valid Gaming Authorizations, gaming licenses, registrations and findings of suitability in all jurisdictions as may be necessary to operate each of its Gaming Facility businesses and (ii) all liquor licenses and registrations as may be necessary to sell alcoholic beverages from and in its Gaming Facilities, except in each case, to the extent that any failure to maintain such item, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.7	Environmental Review and Investigation, Disclosure, Etc.; Borrower’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

A. Environmental Review and Investigation. Borrower agrees that Administrative

Agent may, from time to time and in its reasonable discretion, (i) retain, at Borrower’s expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for Borrower or any of its Restricted Subsidiaries, and (ii) if (a) Administrative Agent reasonably believes that Borrower has breached any representation, warranty or covenant contained in subsection 5.6, 5.13, 6.6, 6.7B or 6.7C in any material respect or that there has been a material violation of Environmental Laws at any Facility or by Borrower or any of its Restricted Subsidiaries at any other location or (b) an Event of Default has occurred and is continuing, conduct its own investigation of any Facility; provided that, in the case of any Facility no longer owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries, Borrower shall only be obligated to use all commercially reasonable efforts to obtain permission for Administrative Agent’s professional consultant to conduct an investigation of such Facility. For purposes of conducting such a review and/or investigation, Borrower hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such review and/or investigation of any Facility shall be conducted, unless otherwise agreed to by Borrower and Administrative Agent, upon reasonable notice during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Borrower and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7A will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders’ internal credit decisions, to monitor the Loans and to protect Lenders’ security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to Borrower with the understanding that Borrower acknowledges and agrees that (x) it will indemnify and hold harmless Administrative Agent, Lead Arranger and each Lender from any costs, losses or liabilities relating to Borrower’s use of or reliance on such report, (y) neither Administrative Agent, Lead Arranger nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Borrower, neither Administrative Agent, Lead Arranger nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

     B. Environmental Disclosure. Borrower will deliver to Administrative Agent and Lenders:

     (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Restricted Subsidiaries or by independent consultants, Government Authorities or any other

Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

     (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by Borrower or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims resulting in, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to result in individually, or in the aggregate, a Material Adverse Effect.

     (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local Government Authority, and (c) any request for information from any Government Authority that suggests such agency is investigating whether Borrower or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

     (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Borrower or any of its Restricted Subsidiaries that could reasonably be expected to (1) expose Borrower or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Borrower or any of its Restricted Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Borrower or any of its Restricted Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Restricted Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

     (v) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this subsection 6.7.

     C. Borrower’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

     (i) Remedial Actions Relating to Hazardous Materials Activities. Borrower shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Restricted Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim. If Borrower or any of its Restricted Subsidiaries undertakes any such action with respect to any Hazardous Materials, Borrower or such Restricted Subsidiary shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local Government Authorities except when, and only to the extent that, Borrower’s or such Restricted Subsidiary’s liability with respect to such Hazardous Materials Activity is being diligently contested in good faith and by appropriate proceedings by Borrower or such Restricted Subsidiary.

     (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (1) cure any material violation of applicable Environmental Laws by Borrower or its Restricted Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (2) make an appropriate response to any Environmental Claim against Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.8	Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Subsidiaries and Future Subsidiaries.

A. Execution of Subsidiary Guaranty and Personal Property Collateral

Documents. If any Subsidiary of Borrower existing on the Closing Date that has not previously executed the Subsidiary Guaranty hereafter becomes a Restricted Subsidiary, or if any Person becomes a Restricted Subsidiary after the date hereof, Borrower will (i) promptly notify Administrative Agent of that fact, (ii) cause such Restricted Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and the Security Agreement and (iii) to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1I) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid First Priority Lien on all of the personal and mixed property assets of such Restricted Subsidiary described in the applicable forms of Collateral Documents.

     B. Subsidiary Charter Documents, Legal Opinions, Etc. Borrower shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Restricted Subsidiary’s Organizational Documents, together with a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified as a foreign company to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar Officer of such Restricted Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Restricted Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the Officers of such Restricted Subsidiary executing such Loan Documents, and (iii) a favorable opinion of counsel to such Restricted Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the valid existence and good standing of such Restricted Subsidiary, (b) the due authorization, execution and delivery by such Restricted Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Restricted Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

6.9	Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral; Additional Ship Mortgages.

A. Conforming Leasehold Interests. If Borrower or any of its Restricted

Subsidiaries acquires any, or a Leasehold Property becomes a, Material Leasehold Property (including as a result of the exercise of a Real Estate Option), Borrower shall, or shall cause such Restricted Subsidiary to, use commercially reasonable best efforts (without requiring Borrower or such Restricted Subsidiary to relinquish any material rights or incur any material obligations or to expend more than a nominal amount of money over and above the reimbursement, if required, of the landlord’s out-of-pocket costs, including attorneys fees) to cause such Material Leasehold Property to be a Conforming Leasehold Interest.

     B. Additional Mortgages, Etc. From and after the Closing Date, if (i) Borrower or any Restricted Subsidiary acquires any, or a Real Property Asset becomes a, Material Fee Property or a Material Leasehold Property (including as a result of the exercise of a Real Estate Option), or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property or any Material Leasehold Property, (X) Borrower shall, or shall cause the applicable Restricted Subsidiary to, deliver to Administrative Agent those reports and certificates described under subsection B of Schedule 6.15 annexed hereto with respect to any such Material Fee Property or Material Leasehold Property (to the extent not previously delivered) and (Y) in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor where Borrower and its Subsidiaries are unable to obtain such lessor’s consent after using commercially reasonable efforts (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), Borrower or such Subsidiary Guarantor shall deliver to Administrative

Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, all of the items required to be delivered in connection with the Closing Date Mortgages (to the extent not previously delivered). Notwithstanding the foregoing, this subsection 6.9B shall not apply to any Real Estate Asset to the extent Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a Lien and/or title and extended title insurance thereon.

     C. Additional Ship Mortgages, Etc. From and after the Closing Date, if (a) Borrower or any Restricted Subsidiary acquires any ship, barge or other vessel as part of a Gaming Facility or (b) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any interest in a ship, barge or other vessel as part of a Gaming Facility, Borrower or such Restricted Subsidiary shall deliver to Administrative Agent, as soon as practicable after such Person acquires such additional ship, barge or other vessel, either (x) a Ship Mortgage with respect to such acquired ship, barge or other vessel or (y) an assignment of an existing Ship Mortgage, in form and substance satisfactory to Administrative Agent, and such other approvals, opinions or documents in connection with the foregoing as Administrative Agent may reasonably request.

6.10 Deposit Accounts, Securities Accounts and Cash Management Systems.

     Borrower shall, and shall cause each of its Restricted Subsidiaries to, use and maintain its Deposit Accounts, Securities Accounts and cash management systems in a manner reasonably satisfactory to Administrative Agent, and deliver to Administrative Agent information regarding these Deposit Accounts and Securities Accounts, including (a) the name and address of the financial institutions maintaining the Deposit Accounts and Securities Accounts and (b) the Deposit Account and Securities Accounts numbers, in each case which information shall be set forth on Schedule 6.10 annexed hereto (and Borrower shall provide Administrative Agent with written notice of the opening of any new such Deposit Account or Securities Account, it being understood that such written notice shall be deemed to supplement Schedule 6.10 annexed hereto for all purposes of this Agreement). Borrower shall, and shall cause each of its Restricted Subsidiaries to, deposit in a Deposit Account or a Securities Account and, until utilized, maintain on deposit in a Deposit Account or a Securities Account, all cash and cash equivalents other than (i) On-Site Cash, (ii) Cash and cash equivalents required pursuant to Gaming Laws or by Gaming Authorities to be deposited into Gaming Reserves, (iii) Cash and cash equivalents held, pursuant to ordinary course operations, in payroll accounts, (iv) Cash and cash equivalents on temporary deposit with, or held temporarily in escrow or trust by, other Persons pursuant to customary arrangements related to transactions otherwise permitted under the Loan Documents, (v) Cash or cash equivalents that in the ordinary course of business are not maintained on deposit in a bank or other deposit or investment account pending application toward working capital or other general corporate purposes of the Loan Parties, and (vi) Cash and cash equivalents on deposit in 401(k) and pension accounts established in the ordinary course of business. Except with respect to payroll accounts for which only funds related to the payment of employees are deposited and Gaming Reserves to the extent the pledge of any such Gaming Reserves would violate applicable Gaming Laws, Borrower shall not permit any such Deposit Account or Securities Account at any time to have a principal balance on deposit therein or credited thereto in excess of $4,000,000 (and any Deposit Account or Securities Account having a principal balance in excess of such amount shall be so noted on Schedule 6.10 annexed hereto (as so supplemented)) unless Borrower or such Restricted Subsidiary, as the case may be, has (i) delivered to Administrative Agent a Deposit Account Control Agreement or a Securities Account Control Agreement (as applicable), satisfactory in form and substance to Administrative Agent and executed by the financial institution at which such Deposit Account or Securities Account is maintained, pursuant to which such financial institution confirms and acknowledges Administrative Agent’s First Priority security interest in such Deposit Account or Securities Account and waives its rights to set off with respect to amounts in such Deposit Account or Securities Account and (ii) taken all other steps necessary or, in the opinion of Administrative Agent, desirable to ensure that Administrative Agent will have “control” (as defined in the UCC) over such Deposit Account or Securities Account at all times while such agreement is in effect; provided that if Borrower or such Restricted Subsidiary is unable to obtain such agreement from such financial institution Borrower shall notify Administrative Agent in writing thereof, or shall cause such Restricted Subsidiary to, within 30 days after receiving a written request by Administrative Agent to do so, transfer all amounts in the applicable Deposit Account or Securities Account to a Deposit Account or Securities Account maintained at a financial institution from which such Borrower or such Restricted Subsidiary has obtained such an agreement.

6.11 Interest Rate Protection.

     Except as otherwise agreed to by Administrative Agent, no later than 90 days following the Closing Date and on the last Business Day of each Fiscal Quarter thereafter, Borrower shall have in effect one or more Interest Rate Agreements which Interest Rate Agreements shall effectively ensure that no less than 50% of Borrower’s long-term Indebtedness bears interest at a fixed rate (or in the case of an interest rate cap agreement, collar or similar agreement, a capped rate), either by its terms or through Borrower entering into such Interest Rate Agreements, each such Interest Rate Agreement to be in form and substance satisfactory to Administrative Agent.

6.12 9% Subordinated Notes.

No later than 40 days following the Closing Date, Borrower shall have repaid in full the

9% Subordinated Notes and all other Indebtedness and obligations of Borrower under the 9% Subordinated Note Indenture and on or before the Delayed Draw Term Loan B Commitment Termination Date Borrower shall have borrowed all of the Term Loans available under the Delayed Draw Term Loan B Commitments in accordance with subsection 2.1A(i)(c). In the event Borrower shall have borrowed the Term Loans available under the Delayed Draw Term Loan B Commitments in accordance with subsection 2.1A(i)(c) prior to the date proceeds are to be delivered to the trustee under the 9% Subordinated Note Indenture in order to repay in full the

9% Subordinated Notes, until such proceeds are required to be so delivered to such trustee Borrower shall maintain all of such proceeds on deposit in a Deposit Account or a Securities Account with respect to which Borrower has delivered to Administrative Agent a Deposit Account Control Agreement or a Securities Account Control Agreement (as applicable) in accordance with subsection 6.10.

6.13 Ratings.

     Borrower shall use commercially reasonable efforts to ensure that Moody’s and S&P continue to rate the Facilities and Borrower until payment in full of the Obligations.

6.14 Specified Unrestricted Subsidiaries.

     Borrower shall, and shall cause each of its Restricted Subsidiaries to, within 90 days of the Closing Date dissolve, wind-up or merge out of existence each of the Specified Unrestricted Subsidiaries (and neither Borrower nor any Restricted Subsidiary shall make any Investments into the Specified Unrestricted Subsidiaries from and after the Closing Date).

6.15 Post-Closing Matters.

     Notwithstanding anything to the contrary set forth in this Agreement, Borrower agrees that Borrower shall, or shall cause its Subsidiaries to, deliver to the Administrative Agent on behalf of the Lenders, the documents set forth on Schedule 6.15, in form and substance reasonably satisfactory to the Administrative Agent, and/or take the actions set forth on Schedule 6.15, in a manner reasonably acceptable to the Administrative Agent, on or before the deadlines set forth in Schedule 6.15 (as such deadlines may be extended by Administrative Agent in writing in its sole discretion). To the extent there is any conflict between the provisions of any Loan Document and Schedule 6.15, the provisions of Schedule 6.15 shall control.

Section 7. BORROWER’S NEGATIVE COVENANTS

     Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until repayment in full of all of the Obligations, unless Requisite Lenders shall otherwise give prior written consent:

7.1 Indebtedness.

     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

     (i) Borrower and its Restricted Subsidiaries may become and remain liable with respect to the Obligations;

     (ii) Borrower and its Restricted Subsidiaries may become and remain liable with respect to obligations under Capital Leases and purchase money Indebtedness in a combined aggregate amount not to exceed at any time $25,000,000 (including any such Indebtedness acquired in connection with a Permitted Acquisition); provided, that with respect to purchase money Indebtedness, such Indebtedness (a) shall be secured only to the asset acquired in connection with the incurrence of such Indebtedness or other assets financed in accordance with this subsection 7.1(ii) by the same Person or an Affiliate of such Person, (b) shall constitute not less than 80% and not more than 100% of the aggregate consideration paid with respect to such asset and (iii) shall be incurred prior to or within 180 days after the acquisition of such asset;

     (iii) Borrower may become and remain liable with respect to Indebtedness to any of its wholly-owned domestic Restricted Subsidiaries, and any wholly-owned domestic Restricted Subsidiary of Borrower may become and remain liable with respect to Indebtedness to Borrower or any other wholly-owned domestic Restricted Subsidiary of Borrower; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes, (b) all such intercompany Indebtedness owed by Borrower to any of its domestic Restricted Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any domestic Restricted Subsidiary of Borrower under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such domestic Restricted Subsidiary to Borrower or to any of its domestic Restricted Subsidiaries for whose benefit such payment is made;

     (iv) Borrower and its Restricted Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto;

     (v) Borrower and its wholly-owned Restricted Subsidiaries may incur and remain liable with respect to Indebtedness loaned from the proceeds of industrial revenue bonds provided that Borrower or one of its wholly-owned Restricted Subsidiaries is the owner of such bonds;

     (vi) Until the date that is 40 days after the Closing Date, Borrower and its Restricted Subsidiaries may remain liable with respect to Indebtedness evidenced by the 9% Subordinated Notes in an aggregate principal amount not to exceed $200,000,000;

     (vii) Borrower and its Restricted Subsidiaries may remain liable with respect to Indebtedness evidenced by the 7% Subordinated Notes in an aggregate principal amount not to exceed $500,000,000 and any Indebtedness of Borrower and its Restricted Subsidiaries representing refinancing, replacement or refunding of the 7% Subordinated Notes provided that (a) such Indebtedness (the “Refinancing Indebtedness”) is an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the 7% Subordinated Notes plus the amount of any premiums and tender costs required to be paid thereon and fees and expenses associated therewith, (b) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life than the 7% Subordinated Notes, (c) such Refinancing Indebtedness is subordinated to the Loans on terms no less favorable to the Lenders than the terms of the 7% Subordinated Notes, (d) the covenants, events of default and any Contingent Obligations in respect thereof shall be no less favorable to the Lenders than those contained in the 7% Subordinated Notes, (e) at the time of, and after giving effect to, such refinancing, replacement or refunding, no Potential Event of Default or Event of Default shall have occurred and be continuing and (f) such Refinancing Indebtedness shall contain such other terms and conditions as are satisfactory to Administrative Agent;

     (viii) Borrower and its Restricted Subsidiaries may become and remain liable with respect to other unsecured Subordinated Indebtedness; provided that after giving effect to the incurrence of such Subordinated Indebtedness and the application of the proceeds thereof, Borrower is in pro forma compliance with subsection 7.6 as of the end of the most recent Fiscal Quarter for which financial statements have been delivered (assuming such Subordinated Debt was incurred, and the application of the proceeds thereof applied, as of the first day of the period being tested) and no Potential Event of Default or Event of Default has occurred and is continuing or would arise as a result of the incurrence of such Subordinated Indebtedness;

     (ix) Borrower and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness incurred to refinance the then outstanding aggregate principal amount of any Indebtedness permitted under this subsection 7.1 (other than Indebtedness with respect to the Obligations, Indebtedness permitted under clause (vii) of this subsection 7.1 and Indebtedness with respect to the 9% Subordinated Notes); provided that such refinancing Indebtedness (a) shall be in an aggregate principal amount not to exceed the then outstanding aggregate principal amount of such Indebtedness to be so refinanced plus the amount of accrued and unpaid interest thereon (provided, however, that with respect to Indebtedness incurred to refinance the then outstanding aggregate principal amount of Indebtedness permitted under subsection 7.1(viii), (x) the aggregate principal amount of such refinancing Indebtedness shall be in an amount equal to the then outstanding aggregate principal amount of such Indebtedness to be so refinanced plus the amount of accrued and unpaid interest thereon and any premiums and tender costs required to be paid thereon and fees and expenses associated therewith and (y) after giving effect to the incurrence of such refinancing Indebtedness and the application of the proceeds thereof, Borrower is in pro forma compliance with subsection 7.6 as of the end of the most recent Fiscal Quarter for which financial statements have been delivered (assuming such refinancing Indebtedness was incurred, and the application of the proceeds thereof applied, as of the first day of the period being tested); (b) shall have a maturity no earlier and an average life no shorter than the Indebtedness being so refinanced; and (c) shall contain terms and conditions no less favorable to Borrower and Lenders and such other terms and conditions as are satisfactory to Administrative Agent (including, in the case of Indebtedness incurred to refinance the then outstanding aggregate principal amount of Indebtedness permitted under subsection 7.1(viii), terms and conditions consistent with clause (ii) of the definition of Subordinated Indebtedness); provided further that to the extent that any Indebtedness permitted under subsection 7.1 is refinanced pursuant to this subsection 7.1(ix), then the maximum aggregate principal amount of such Indebtedness permitted to be incurred pursuant to the applicable provision of subsection 7.1 shall be reduced by an amount equal to the aggregate principal amount of such permitted refinancing and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness;

     (x) Borrower and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness (other than Contingent Obligations constituting Indebtedness) in an aggregate principal amount not to exceed $50,000,000 at any time outstanding less the amount of Contingent Obligations constituting Indebtedness then outstanding pursuant to subsection 7.1(xi);

     (xi) Borrower and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations constituting Indebtedness in an aggregate principal amount at any time outstanding not to exceed the lesser of $25,000,000 and the principal amount of Indebtedness permitted to be incurred at such time in accordance with subsection 7.1(x);

(xii) Borrower and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding assumed in connection with any Permitted Acquisition permitted under subsection 7.7(vii); provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or incurred to finance a Permitted Acquisition; and

(xiii) Borrower and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness owed to Capri Insurance Company in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

7.2	Liens and Related Matters.

	A.	Prohibition on Liens. Borrower shall not, and shall not permit any of its

Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(i)	Permitted Encumbrances;

(ii)	Liens granted pursuant to the Collateral Documents;

(iii)	Liens constituting a second Ship Mortgage granted in connection with the financing of equipment or other appurtenances on the ship, barge or other vessel so secured by such second Ship Mortgage; provided that prior to granting such second Ship Mortgage, the Person to which is granted such Lien shall have entered into an intercreditor agreement with Administrative Agent and Lenders and executed and delivered such other related agreements and instruments as reasonably requested by Administrative Agent in connection with such intercreditor agreement, in each case in form and substance satisfactory to Administrative Agent;

(iv)	Liens described in Schedule 7.2 annexed hereto; and

(v)	Liens securing Indebtedness permitted pursuant to subsection 7.1(ii);

provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and other assets acquired with Indebtedness permitted under subsection 7.1(ii) owing to the same Person or an Affiliate of such Person; provided, further that in connection with the granting of any Liens permitted by this subsection 7.2(v), Administrative Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

     B. Equitable Lien in Favor of Lenders. If Borrower or any of its Restricted Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

     C. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted by this Agreement, neither Borrower nor any of its Restricted Subsidiaries (including any Restricted Subsidiary that owns, leases, operates or uses any assets or function directly relating to or necessary for the conduct of casino gaming or racetrack operations at the Pompano Park Gaming Facilities) shall enter into any agreement (other than the 7% Subordinated Note Indenture, the 9% Subordinated Note Indenture and any other agreement evidencing Subordinated Indebtedness and containing similar terms to the 7% Subordinated Note Indenture or the 9% Subordinated Note Indenture or prohibiting the creation of Liens securing such Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

     D. No Restrictions on Subsidiary Distributions to Borrower or Other Subsidiaries. Except as provided herein or in the 7% Subordinated Note Indenture, the 9% Subordinated Note Indenture or in any other agreement evidencing Subordinated Indebtedness and containing similar terms to the 7% Subordinated Note Indenture or the 9% Subordinated Note Indenture, Borrower will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock owned by Borrower or any other Restricted Subsidiary of Borrower, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Borrower or any other Restricted Subsidiary of Borrower,

(iii)	make loans or advances to Borrower or any other Restricted Subsidiary of Borrower, or

(iv)	otherwise transfer any of its property or assets to Borrower or any other Restricted

Subsidiary of Borrower. 7.3 Investments.

     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, Capital Stock of any Person, or any division or line of business of any Person except:

     (i) Borrower and its Restricted Subsidiaries may make and own Investments in Cash Equivalents;

     (ii) Borrower and its Restricted Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Subsidiaries of Borrower and Borrower and its Restricted Subsidiaries may make Investments in new Subsidiaries that are domestic Restricted Subsidiaries; provided that Borrower shall cause each such new Restricted Subsidiary to comply with the requirements of subsections 6.8 and 6.9 in connection with the formation of such new Restricted Subsidiary;

     (iii) Borrower and its Restricted Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iii);

     (iv) Borrower and its Restricted Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

     (v) Borrower and its Restricted Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

     (vi) Borrower and its Restricted Subsidiaries may contribute the Biloxi Additional Real Property or the Pompano Beach Additional Real Property to Unrestricted Subsidiaries;

     (vii) Borrower and its Restricted Subsidiaries may make Investments in its Subsidiaries, the proceeds of which will be used for the development and completion of a Gaming Facility in a new commercial leisure complex in Coventry, England at Ricoh Coventry Arena, in an aggregate amount not to exceed $25,000,000;

     (viii) Borrower and its Restricted Subsidiaries may make and own Investments permitted by subsection 7.7(vi) hereto;

     (ix) Borrower and its wholly-owned Restricted Subsidiaries may make Investments to acquire industrial revenue bonds the proceeds of which are loaned to Borrower or one of its wholly-owned Restricted Subsidiaries and used by Borrower or one of its wholly-owned Restricted Subsidiaries to make Consolidated Capital Expenditures;

     (x) Borrower and its Restricted Subsidiaries may make and own other Investments in connection with any Related Businesses (including, without limitation, Investments in Related Businesses conducted by Unrestricted Subsidiaries) in an aggregate amount outstanding during the term of this Agreement not to exceed the sum of (i) $200,000,000 plus (ii) the aggregate amount of Net Equity Proceeds issued from and after the Closing Date less the amount of Net Equity Proceeds used for Expansion Capital Expenditures pursuant to subsection 7.8A(vii) plus (iii) any unutilized amounts then available for Restricted Junior Payments pursuant to subsection 7.5(iv) (taking into consideration all Restricted Junior Payments made on or prior to such date in reliance on such subsection) (the “Maximum Investments Amount”); provided, that so long as (A) the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal

Quarter for which financial statements have been delivered is less than 5.00 to 1.00 after giving pro forma effect to any proposed Investment and all other Investments and Restricted Junior Payments made since such date (assuming such Investments and Restricted Junior Payments, and any Loans or other Indebtedness incurred in connection therewith, were made on the last date of such Fiscal Quarter), then Borrower and its Restricted Subsidiaries may make and own other Investments (including, without limitation, Investments in Unrestricted Subsidiaries) in an additional aggregate amount not to exceed $100,000,000 and (B) the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered is less than 4.00 to 1.00 after giving pro forma effect to any proposed Investment and all other Investments and Restricted Junior Payments made since such date (assuming such Investments and Restricted Junior Payments, and any Loans or other Indebtedness incurred in connection therewith, were made on the last date of such Fiscal Quarter), then Borrower and its Restricted Subsidiaries may make and own other Investments (including, without limitation, Investments in Unrestricted Subsidiaries) in an amount without regard to the Maximum Investments Amount; provided, further, that Investments made pursuant to this subsection 7.3(x) shall be deemed applied first against the Maximum Investment Amount, second against the allowance provided in clause (A) above and third against the allowance provided in clause (B) above but in no event shall any Investments, once made in accordance with this subsection 7.3(x), later be deemed to create an Event of Default under this subsection 7.3(x) as a result of a change in the Consolidated Total Leverage Ratio that causes the allowances provided for in either clause (A) or (B) above to no longer be available; and

     (xi) Borrower and its Restricted Subsidiaries may make Permitted Acquisitions in accordance with subsection 7.7(vii).

7.4 Contingent Obligations.

     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

     (i) Restricted Subsidiaries of Borrower may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

     (ii) Borrower may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

     (iii) Borrower may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements constituting Hedge Agreements, entered into with Lenders for bona fide hedging purposes in accordance with subsection 6.11 but in any event not for speculative purposes;

     (iv) Borrower and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets or other financing transactions, including customary indemnification obligations in favor of the lenders and other financial institutions party to the Existing Credit Agreement that survive the repayment in full of the Indebtedness under the Existing Credit Agreement;

     (v) Borrower and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Borrower or any of its domestic Restricted Subsidiaries permitted by subsection 7.1;

     (vi) Borrower and its Restricted Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto;

     (vii) Borrower and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations (other than Contingent Obligations constituting Indebtedness) in support of Gaming Facilities owned and/or operated by Unrestricted Subsidiaries, including credit support agreements, makewell agreements, keepwell agreements, completion guaranties and any other agreements evidencing similar obligations entered into in the ordinary course of business and consistent with past practice;

     (viii) Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations arising under their subordinated guaranties of the 7% Subordinated Notes and, until the date that is 40 days after the Closing Date, the 9% Subordinated Notes as set forth in the 7% Subordinated Note Indenture and the 9% Subordinated Note Indenture, respectively; and

     (ix) Borrower and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations permitted in accordance with subsection 7.1(xi).

7.5 Restricted Junior Payments.

     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that:

     (i) Borrower may (w) make regularly scheduled payments of interest in respect of the 7% Subordinated Notes and the 9% Subordinated Notes, in accordance with the terms of and to the extent required by, and subject to the subordination provisions contained in, the 7% Subordinated Note Indenture and the 9% Subordinated Note Indenture, respectively, (x) refinance, or replace the 7% Subordinated Notes in accordance with subsection 7.1(vii), (y) redeem the 9% Subordinated Notes in accordance with subsection 6.12 or (z) refinance, or replace the other Subordinated Indebtedness in accordance with subsection 7.1(ix);

     (ii) Borrower may make regularly scheduled payments of interest in respect of any other Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.15B;

(iii) Borrower may make a “Change of Control Offer” (as defined in the 7% Subordinated Note Indenture) with respect to the 7% Subordinated Notes; provided, however, that prior to making any such “Change of Control Offer”, either (x) Borrower shall (1) repay in full all of the Obligations or (2) offer to repay in full all of the Obligations and repay in full all of the Obligations with respect to each Lender which has accepted such offer, or (y) Administrative Agent and Requisite Lenders shall otherwise approve such “Change of Control Offer” with respect to the 7% Subordinated Notes;

(iv) Borrower may make Restricted Junior Payments up to an aggregate amount not to exceed $150,000,000 less any amounts utilized for Investments pursuant to subsection 7.3(x)(iii) (“Maximum Restricted Junior Payments Amount”), provided, that so long as (A) the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered is less than 5.00 to 1.00 after giving pro forma effect to any proposed Restricted Junior Payments and all other Investments and Restricted Junior Payments made since such date (assuming such Investments and Restricted Junior Payments, and any Loans or other Indebtedness incurred in connection therewith, were made on the last date of such Fiscal Quarter), then Borrower and its Restricted Subsidiaries may make other Restricted Junior Payments in an additional aggregate amount not to exceed $50,000,000 and (B) the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered is less than 4.00 to 1.00 after giving pro forma effect to any proposed Restricted Junior Payments and all other Investments and Restricted Junior Payments made since such date (assuming such Investments and Restricted Junior Payments, and any Loans or other Indebtedness incurred in connection therewith, were made on the last date of such Fiscal Quarter), then Borrower and its Restricted Subsidiaries may make additional Restricted Junior Payments without regard to any dollar limitation; provided, further, that Restricted Junior Payments made pursuant to this subsection 7.3(x) shall be deemed applied first against the Maximum Restricted Junior Payments Amount, second against the allowance provided in clause (A) above and third against the allowance provided in clause (B) above but in no event shall any Restricted Junior Payments, once made in accordance with this subsection 7.5(iv), later be deemed to create an Event of Default under this subsection 7.5(iv) as a result of a change in the Consolidated Total Leverage Ratio that causes the allowances provided for in either clause (A) or (B) above to no longer be available; and

(v) Borrower or any of its Restricted Subsidiaries may make Restricted Junior Payments to Borrower or any domestic Restricted Subsidiary.

7.6	Financial Covenants.

	A.	Maximum Consolidated Total Leverage Ratio. Borrower shall not permit the

Consolidated Total Leverage Ratio as of the last day of any Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

Maximum Consolidated
Period	Total Leverage Ratio
August 1, 2007 – October 31, 2007	6.75:1.00
November 1, 2007 – January 31, 2008	7.00:1.00
February 1, 2008 – April 30, 2008	7.50:1.00
May 1, 2008 – October 31, 2008	7.65:1.00
November 1, 2008 – January 31, 2009	7.50:1.00
February 1, 2009 – April 30, 2009	7.25:1.00
May 1, 2009 – October 31, 2009	7.00:1.00
November 1, 2009 – April 30, 2010	6.75:1.00
May 1, 2010 – October 31, 2010	6.50:1.00
November 1, 2010 – January 31, 2011	6.25:1.00
February 1, 2011 – April 30, 2011	6.00:1.00
May 1, 2011 – July 31, 2011	5.75:1.00
August 1, 2011 – October 31, 2011	5.50:1.00
November 1, 2011 – January 31, 2012	5.25:1.00
February 1, 2012 – April 30, 2012	5.00:1.00
May 1, 2012 – October 31, 2012	4.75:1.00
November 1, 2012 – and thereafter	4.50:1.00

     B. Minimum Interest Coverage Ratio. Borrower shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any four-Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

Minimum Interest
	Period	Coverage Ratio

	November 1, 2007 – April 30, 2010	2.00:1.00
	May 1, 2010 – April 30, 2011	2.25:1.00
	May 1, 2011 and thereafter	2.50:1.00

7.7	Restriction on Fundamental Changes; Asset Sales and Permitted Acquisitions.

     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, alter the corporate, capital or legal structure of Borrower or any of its Restricted Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

     (i) any Restricted Subsidiary of Borrower may be merged with or into Borrower or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Borrower or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person;

     (ii) Borrower and its Restricted Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 7.8;

     (iii) Borrower and its Restricted Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

     (iv) Borrower and its Restricted Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

     (v) Borrower and its Restricted Subsidiaries may make Asset Sales of the Biloxi Additional Real Property and the Pompano Beach Additional Real Property; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

     (vi) Borrower and its Restricted Subsidiaries may make Asset Sales of assets having an aggregate fair market value not in excess of $100,000,000; provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (y) no less than 75% of the consideration received for such assets shall be in the form of Cash, with the remainder in promissory notes, which notes shall be pledged to Administrative Agent pursuant to the applicable Collateral Documents; and (z) the Net Asset Sale Proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a);

     (vii) Borrower and its Restricted Subsidiaries may acquire assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition and, for purposes of clarification, the acquisition of direct or indirect Capital Stock of ICBH) in transactions constituting Permitted Acquisitions; provided, that (A) Borrower is in compliance with subsection 7.6 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered after giving pro forma effect to any such Permitted Acquisition and any Indebtedness incurred or assumed in connection therewith (assuming the consummation of such acquisition and the incurrence or assumption of any such Indebtedness occurred as of the first day of the relevant testing period) and all other Investments and Restricted Junior Payments made since such date (assuming such Investments and Restricted Junior Payments, and any Loans or other Indebtedness incurred in connection therewith, were made on the last date of such Fiscal Quarter); (B) any such assets so acquired shall be subjected to the Lien of the Collateral Documents in accordance with the provisions thereof and the other Loan

Documents and (C) to the extent such acquisition results in a Person becoming a Subsidiary, such Subsidiary shall become a Subsidiary Guarantor and shall comply with the requirements of subsections 6.8 and 6.9;

     (viii) Borrower and its Restricted Subsidiaries may make Asset Sales of the Black Hawk Hotel and Real Property (whether or not the consideration received therefore shall be in an amount equal to the fair market value thereof); and

     (ix) Borrower and its Restricted Subsidiaries may make Investments permitted under subsection 7.3.

7.8 Consolidated Capital Expenditures.

     Borrower shall not, and shall not permit its Restricted Subsidiaries to, make or incur Consolidated Capital Expenditures, except:

     A. Expansion Capital Expenditures. Borrower and its Restricted Subsidiaries may make Expansion Capital Expenditures for:

     (i) The Pompano Park Gaming Facilities in an aggregate amount not to exceed $190,000,000 (less any such amounts applied pursuant to subsection 7.8A(viii)) from and after the Closing Date;

     (ii) The Biloxi Gaming Facilities in an aggregate amount not to exceed $200,000,000 (less any such amounts applied pursuant to subsection 7.8A(viii)) from and after the Closing Date;

     (iii) The Davenport Gaming Facilities in an aggregate amount not to exceed $45,000,000 (less any such amounts applied pursuant to subsection 7.8A(viii)) from and after the Closing Date;

     (iv) The Waterloo Gaming Facilities in an aggregate amount not to exceed $190,000,000 (less any such amounts applied pursuant to subsection 7.8A(viii)) from and after the Closing Date;

     (v) The Bettendorf Gaming Facilities in an aggregate amount not to exceed $75,000,000 (less any such amounts applied pursuant to subsection 7.8A(viii)) from and after the Closing Date;

     (vi) The Pine Hills Gaming Facilities in an aggregate amount not to exceed $350,000,000 (less any such amounts applied pursuant to subsection 7.8A(viii)) from and after the Closing Date;

     (vii) Other expansion projects at other Gaming Facilities owned, leased, operated or used by Borrower or any of its Restricted Subsidiaries existing or under construction as of the Closing Date in an aggregate amount not to exceed $150,000,000 (less any such amounts applied pursuant to subsection 7.8A(viii)) from and after the Closing Date; and

     (viii) Any purpose (including the purposes described in subsections 7.8(A)(i) through (vii)), in an aggregate amount from and after the Closing Date not to exceed $250,000,000 plus an amount equal to any unused amounts described in subsections 7.8(A)(i) through (vii) plus the aggregate amount of Net Equity Proceeds not applied to make Investments pursuant to subsection 7.3(x) (the “Maximum Expansion Capital Expenditures Amount”);provided, that so long as (A) the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered is less than 5.00 to 1.00 after giving pro forma effect to any proposed Expansion Capital Expenditures and all other Expansion Capital Expenditures, Investments and Restricted Junior Payments made since such date (assuming such Expansion Capital Expenditures, Investments and Restricted Junior Payments, and any Loans or other Indebtedness incurred in connection therewith, were made on the last date of such Fiscal Quarter), then Borrower and its Restricted Subsidiaries may make other Expansion Capital Expenditures in an additional aggregate amount not to exceed $250,000,000 and (B) the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered is less than 4.00 to 1.00 after giving pro forma effect to any proposed Expansion Capital Expenditures and all other Expansion Capital Expenditures, Investments and Restricted Junior Payments made since such date (assuming such Expansion Capital Expenditures, Investments and Restricted Junior Payments, and any Loans or other Indebtedness incurred in connection therewith, were made on the last date of such Fiscal Quarter), then Borrower and its Restricted Subsidiaries may make additional Expansion Capital Expenditures without regard to any dollar limitation; provided, further, that Expansion Capital Expenditures made pursuant to this subsection 7.8A(viii) shall be deemed applied first against the Maximum Expansion Capital Expenditures Amount, second against the allowance provided in clause (A) above and third against the allowance provided in clause (B) above but in no event shall any Expansion Capital Expenditures, once made in accordance with this subsection 7.8A(viii), later be deemed to create an Event of Default under this subsection 7.8A(viii) as a result of a change in the Consolidated Total Leverage Ratio that causes the allowances provided for in either clause (A) or (B) above to no longer be available; provided further that any amounts available pursuant to this clause (viii) may be used for the purposes described in subsections 7.8(A)(i) through (vii) notwithstanding that the maximum amount of Expansion Capital Expenditures set forth in each such subsection is exceeded solely by such use.

     B. Maintenance Capital Expenditures. Borrower and its Restricted Subsidiaries may make Maintenance Capital Expenditures in an aggregate amount not to exceed in any Fiscal Year the greater of (i) $85,000,000 and (ii) 5.00% of the gross revenues of Borrower and its Restricted Subsidiaries on a consolidated basis in such Fiscal Year (the “Maximum Maintenance Capital Expenditures Amount”); provided that the Maximum Maintenance Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of the Maximum Maintenance Capital Expenditures Amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Maintenance Capital Expenditures for such previous Fiscal Year, up to a maximum increase of $20,000,000 in any Fiscal Year.

7.9 Fiscal Year.

     Borrower shall not change its Fiscal Year-end from the last Sunday in April without the prior written consent of Administrative Agent.

7.10 Sales and Lease-Backs.

     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Borrower or any of its Restricted Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Borrower or any of its Restricted Subsidiaries) or (ii) which Borrower or any of its Restricted Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Borrower or any of its Restricted Subsidiaries to any Person (other than Borrower or any of its Restricted Subsidiaries) in connection with such lease; provided that Borrower and its Restricted Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that (x) Borrower or any of its Restricted Subsidiaries would be permitted to enter into, and remain liable under, such lease, and sell such asset, under subsections 7.1 and 7.7, (y) any proceeds of any related Asset Sale is, to the extent applicable, applied to the repayment of the Loans and other Obligations to the extent required under subsection 2.4B(iii)(a) and (z) the fair market value of all assets sold and thereafter subjected to leases described above does not exceed $50,000,000.

7.11 Sale or Discount of Receivables.

     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, sell with recourse, or discount (except discounts with the primary obligor of any accounts receivable) or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

7.12 Transactions with Shareholders and Affiliates.

     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Borrower or with any Affiliate of Borrower or of any such holder, on terms that are less favorable to Borrower or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Borrower and any of its Subsidiary Guarantors or between any of its Subsidiary Guarantors otherwise permitted hereunder or (ii) reasonable and customary fees paid to members of the Governing Bodies of Borrower and its Restricted Subsidiaries.

7.13 Disposal of Subsidiary Stock.

Except for (x) any pledge or encumbrance of the Capital Stock of any of its

Restricted Subsidiaries required under this Agreement and the applicable Collateral Documents and (y) any sale of 100% of the Capital Stock of any of its Restricted Subsidiaries in compliance with the provisions of subsection 7.7, Borrower shall not:

     (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock of any of its Restricted Subsidiaries, except to qualify directors if required by applicable law; or

     (ii) permit any of its Restricted Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock of any of its Restricted Subsidiaries (including such Restricted Subsidiary), except to Borrower, another Restricted Subsidiary of Borrower, or to qualify directors if required by applicable law.

7.14 Conduct of Business.

     From and after the Closing Date, Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the Related Businesses.

7.15	Amendments of Documents Relating to Subordinated Indebtedness; Designation of “Designated Senior Indebtedness”.

A. Amendments of Documents Relating to Subordinated Indebtedness.

Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto (i) if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof (including provisions relating to a “Change of Control” or “Repurchase Offer” (as such terms are defined therein) and the related definitions), reduce the amount of permitted indebtedness, change the subordination provisions thereof (or of any guaranty thereof), allow any collateral therefor, or (ii) if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf), unless Administrative Agent shall have approved such amendments or changes in its reasonable discretion.

     B. Designation of “Designated Senior Indebtedness”. Borrower shall not designate any Indebtedness (other than the Obligations) as “Designated Senior Indebtedness” (as defined in the 7% Subordinated Note Indenture or the 9% Subordinated Note Indenture) for purposes of the 7% Subordinated Note Indenture or the 9% Subordinated Note Indenture without the prior written consent of Requisite Lenders.

Section 8.

EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1 Failure to Make Payments When Due.

     Failure by Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrower to pay when due any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit; or failure by Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2	Default in Other Agreements.

(i) Failure of Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $30,000,000 or more or with an aggregate principal amount of $30,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Borrower or any of its Restricted Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise).

8.3	Breach of Certain Covenants.

     Failure of Borrower to perform or comply with any term or condition contained in subsections 2.5, 6.1(ix)(a), 6.1(ix)(b), 6.1(ix)(e), 6.1(ix)(g), 6.2, 6.16 or Section 7 of this Agreement (provided that in the case of subsections 6.1(ix)(a), 6.1(ix)(b), 6.1(ix)(e) and 6.1(ix)(g), such failures shall constitute an Event of Default in the event such failure shall not have been remedied or waived within 5 days of the occurrence thereof); or

8.4 Breach of Warranty.

     Any representation, warranty, certification or other statement made by Borrower or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Borrower or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5 Other Defaults Under Loan Documents.

     Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by Borrower and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7	Voluntary Bankruptcy; Appointment of Receiver, Etc.

(i) Borrower or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Borrower or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Borrower or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8	Judgments and Attachments.

     Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $30,000,000 or (ii) in the aggregate at any time an amount in excess of $30,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9 Dissolution.

     Any order, judgment or decree shall be entered against Borrower or any of its Material Subsidiaries decreeing the dissolution or split up of Borrower or that Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10 Employee Benefit Plans.

     There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000; or

8.11	Change of Control.

(i) The occurrence of a Change of Control or (ii) Borrower makes an offer to purchase or redeem any of the 7% Subordinated Notes or 9% Subordinated Notes upon a Change of Control; or

8.12 Invalidity of Subsidiary Guaranty; Failure of Security; Repudiation of Obligations.

     At any time after the execution and delivery thereof, (i) the Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms or as otherwise permitted under this Agreement) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid First Priority Lien in any material Collateral purported to be covered thereby, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or the validity, enforceability or priority of any Lien in any material Collateral purported to be covered thereby in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

8.13 Loss of Gaming Licenses.

     The occurrence of a License Revocation by any Gaming Authority in a jurisdiction in which Borrower or any of its Subsidiaries owns or operates a Gaming Facility which, individually or in the aggregate, could reasonably be expected to result in reduction of more than 5% of the gross revenues of Borrower and its Restricted Subsidiaries on a consolidated basis; provided that such License Revocation continues for at least thirty (30) consecutive days;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6, 8.7 or 8.11(ii), each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Revolving Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i).

     Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent as cash collateral security for reimbursement obligations with respect to Letters of Credit then outstanding.

     Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Borrower, and such provisions shall not at any time be construed so as to grant Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met. Lenders hereby acknowledge that any foreclosure under this Agreement or any other Loan Document of any Gaming Facility, any

Persons owning, leasing, operating or using such Gaming Facility or any gaming equipment or alcoholic beverages may be subject to any prior approvals or exemptions required under any applicable Gaming Laws or liquor laws.

Section 9.

ADMINISTRATIVE AGENT

9.1	Appointment.

A. Appointment of Administrative Agent. CS is hereby appointed Administrative

Agent hereunder and under the other Loan Documents and each Lender hereby authorizes CS to act as its administrative agent in accordance with the terms of this Agreement and the other Loan Documents. CS agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an administrative agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

     B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint (with notice to Borrower) an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

     If Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

     Should any instrument in writing from Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

     C. Control. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2	Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative

Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Administrative Agent is further authorized by the Lenders to enter into agreements supplemental to this Agreement or any other Loan Documents for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any other Loan Document to which it is a party (without any consent or approval by the Lenders).

     B. No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Borrower to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof unless any such liability results from the gross negligence or willful misconduct of Administrative Agent.

     C. Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

     D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 Representations and Warranties; No Responsibility for Appraisal of Creditworthiness.

     Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4 Right to Indemnity.

     Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, Lead Arranger and their officers, directors, employees, agents, attorneys, professional advisors and each of them, to the extent that any such Person has not been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or such other Person in exercising its powers, rights and remedies or performing its duties of an Administrative Agent or Lead Arranger hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent or Lead Arranger in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s or Lead Arranger’s gross negligence or willful misconduct. If any indemnity furnished to Administrative Agent or any other such Person for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5	Successor Administrative Agent and Swing Line Lender.

A. Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

     B. Successor Swing Line Lender. Any resignation or removal of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation or removal of CS or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender the Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VI annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6 Collateral Documents and Guaranties.

     Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be Administrative Agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders (or such greater number of Lenders as may be required pursuant to subsection 10.6) have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Borrower) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders (or such greater number of Lenders as may be required pursuant to subsection 10.6) have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as administrative agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

9.7 Co-Syndication Agents and Co-Documentation Agents.

     Neither any Co-Syndication Agent, any Co-Documentation Agent nor any other co-agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, neither any Co-Syndication Agent, any Co-Documentation Agent nor any other co-agent shall have or be deemed to have any fiduciary relationship with any other Lender. Each such Lender acknowledges that it has not relied, and will not rely, on any Co-Syndication Agent, any Co-Documentation Agent or any other co-agent in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.8 Administrative Agent May File Proofs of Claim.

     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any of the Subsidiaries of Borrower, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders, Administrative Agent and Lead Arranger (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Administrative Agent and Lead Arranger and their agents and counsel and all other amounts due Lenders, Administrative Agent and Lead Arranger under subsections

2.3	and 10.2) allowed in such judicial proceeding;

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and

     (iii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.9 Withholding Tax.

     To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of an Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully and for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expense) incurred. Nothing herein shall limit or reduce Borrower’s obligations set forth in subsection 2.7B.

Section 10.

MISCELLANEOUS

10.1	Assignments and Participations in Loans and Letters of Credit.

A. General. Subject to subsections 10.1B and 10.1C, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or Loan or Loans or any Tranche of Term Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Borrower, require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further, that no such sale, assignment, or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii); and provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any Revolving Loan or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment of the Lender effecting such sale, assignment, transfer or participation; and provided, further, that, anything contained herein to the contrary notwithstanding, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender. Except as otherwise provided in this subsection 10.1, such Lender shall remain solely responsible for the performance of such Obligations, and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

B.	Assignments.

(i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of

Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate or Approved Fund affiliated with the assigning Lender or another Lender, with the giving of notice to the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower, or (b) be assigned in an aggregate amount of not less than $1,000,000 or integral multiples of $1,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender) to any other Eligible Assignee (or a group of related funds that each constitute an Eligible Assignee) with the prior written consent of Administrative Agent and, with respect to Revolving Loans and Revolving Loan Commitments, the Swing Line Lender and the Issuing Bank, and, so long as no Event of Default has occurred and is continuing, with the prior written consent of Borrower (which consent of Borrower, if required, and Administrative Agent shall not be unreasonably withheld or delayed). To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing fee of $3,500 (unless waived by Administrative Agent and unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required and provided, further, that only one recordation fee will be charged where multiple assignments are made by a single assignor to multiple Approved Funds administered or managed by the same Person, or by multiple Approved Funds administered or managed by the same Person to a single assignee) and such forms (including an administrative questionnaire if the Eligible Assignee is not a Lender), certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Bank, with respect to any outstanding Letters of Credit, such Lender shall continue to have all rights and obligations of an Issuing Bank with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the

Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of any Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes, if any, to Administrative Agent for cancellation, and thereupon, if so requested by the assignee in accordance with subsection 2.10, new Notes shall be issued to the assignee and to the assigning Lender, substantially in the form of Exhibit IV or Exhibit V annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loans, as the case may be, of the assignee and the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

     (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent (and, if necessary, Borrower) have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), promptly (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

     (iii) Deemed Consent by Borrower. If the consent of Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

     C. Participations. Any Lender may, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of such Participant, agree to any amendment, modification or waiver that affects such Participant if such amendment, modification or waiver requires the unanimous written consent of all affected Lenders pursuant to subsection 10.6. Subject to subsection 10.1D, Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D, 2.7, and 3.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this subsection 10.1C; provided, however, that in no event shall Borrower be obligated to make any payment with respect to such subsections which is greater than the amount that Borrower would have paid to the Lender had no such participation been sold, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender if any amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default. Each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

A Participant shall not be entitled to receive any greater payment under subsections 2.6D, 2.7 and 3.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with subsection 2.7B(iii) as though it were a Lender.

D.	Pledges and Assignments.

(i) Any Lender may, without the consent of Borrower or the Administrative

Agent, at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank and; provided that (a) no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment or pledge, and (b) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     (ii) Any Lender that is an Approved Fund may pledge its Notes (and corresponding Loans) to its trustee for the benefit of its investors, provided that any foreclosure or similar action by such trustee or other representative shall be subject to the provisions of subsection 10.1B concerning assignments (including, without limitation, any required consents); and provided further, that no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such pledge.

     E. Information. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

     F. Representations of Lenders. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; and (ii) that it has experience and expertise in the making or purchasing of loans such as the Loans. Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

10.2 Expenses.

     Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (i) all the actual and reasonable costs and expenses of Administrative Agent in connection with the preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Borrower (including any opinions requested by Lenders as to any legal matters arising hereunder) and of Borrower’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any environmental audits or reports provided for under this Agreement; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence and during the continuation of an Event of Default and an acceleration of the Obligations, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any

Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such acceleration (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; provided that Borrower shall not be responsible for expenses relating to assignments between Lenders made pursuant to subsection 10.1.

10.3 Indemnity; Waiver.

     In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Administrative Agent, each Co-Syndication Agent, each Co-Documentation Agent, Lead Arranger and Lenders, and the officers, directors, employees, counsel, agents, representatives, advisors and Affiliates of Administrative Agent, each Co-Syndication Agent, each Co-Documentation Agent, Lead Arranger and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

     As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct or indirect and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty), (ii) the statements contained in the commitment letter delivered by any Lender to Borrower or Administrative Agent or Lead Arranger with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

     To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. To the extent permitted by law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.4 Set-Off; Security Interest in Accounts.

     In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, without prior notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits or other amounts held by any Lender for the credit or account of Borrower (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of such Lender to or for the credit or the account of Borrower and each other Loan Party against and on account of the obligations and liabilities of Borrower and each other Loan Party to that Lender (or any Affiliate of such Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder or under any of the other Loan Documents shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Borrower hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

10.5 Ratable Sharing.

     Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them hereunder; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise (whether by litigation, demand, settlement or otherwise), those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6 Amendments and Waivers.

     No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or of any of the other Loan Documents, and no consent to any departure by Borrower or any other Loan Party herefrom or therefrom, shall in any event be effective without the written concurrence of Borrower (unless an Event of Default has occurred and is then continuing) and Requisite Lenders unless otherwise provided elsewhere in this Agreement; provided that in addition:

(i)	any such amendment, modification, termination, waiver or consent that: (a) postpones the date or reduces or forgives the amount of any scheduled payment (but not any prepayment) of principal of any of the Loans (including any applicable maturity date) or of any scheduled payment of any reimbursement for any drawings under the Letters of Credit;

     (b) postpones the date on which any interest (other than interest at the default rate pursuant to subsection 2.2E) or any fees are payable or reduces the amount of any interest (other than interest at the default rate pursuant to subsection 2.2E) or any fees payable hereunder;

     (c) changes in any manner the definition of “Pro Rata Share”, the definition of “Requisite Lenders”, the pro rata provisions of subsection 2.4C(iii) or subsection 10.5 (provided, that, with respect to any additional extensions of credit pursuant hereto as are approved by the Requisite Lenders, the consent of the Requisite Lenders only shall be required to include the Lenders advancing such additional funds in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Loan Commitments and the Revolving Loans are included on the Closing Date);

     (d) changes in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders (or all Lenders directly affected thereby);

     (e) releases any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral;

     (f) releases all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents;

     (g) changes in any manner the provisions contained in subsections 2.4D or 8.1 or this subsection 10.6;

     (h) permits Borrower to assign or transfer any of its rights or obligations under this Agreement or other Loan Documents;

(i) subordinates the Loans to any other Indebtedness; or

     (j) increases the maximum duration of Interest Periods permitted hereunder;

shall, in any such case, be effective only if evidenced by the written concurrence of all Lenders directly affected thereby;

     (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender that is the holder of that Note;

     (iii) no amendment, modification, termination or waiver of any provision of subsection 2.1A(i)-2.1A(ii) or of any other provision of this Agreement relating to the Term Loan Commitments or the Revolving Loan Commitments shall increase the Commitments of any Lender over the amount thereof then in effect or postpone the scheduled date of expiration of the Commitment of any Lender without the consent of Requisite Lenders and such Lender (it being understood that amendments, modifications or waivers of conditions precedent, representations and warranties, covenants or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

     (iv) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement that, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent;

     (v) no amendment, modification, termination or waiver of any provision of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender;

     (vi) no amendment, modification, termination or waiver of any provision of subsection 2.4 which has the effect of changing any interim scheduled payments, voluntary or mandatory prepayments, or Commitment reductions applicable to a Lender having Revolving Loan Exposure or Lenders having Term Loan Exposure in respect of any Tranche of Term Loans in a manner that disproportionately disadvantages such group of Lenders relative to any other group of Lenders shall be effective without the written concurrence of Requisite Lenders of such affected group; and

     (vii) no amendment, modification, termination or waiver of any provision of Section 3 or other provisions in this Agreement relating to Letters of Credit or an Issuing Bank shall be effective without the written concurrence of such Issuing Bank which has a Letter of Credit then outstanding or which has not been reimbursed for a drawing under a Letter of Credit issued by it.

     Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

10.7 Independence of Covenants.

     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8	Notices; Effectiveness of Signatures.

A. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information and to distribute agreements and other documents to be signed by Administrative Agent, Lenders and the Loan Parties; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document or any notice that is intended to have binding effect may be sent by electronic mail, other than in the Adobe Portable Document Format. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

     B. Effectiveness of Signatures. Loan Documents and notices under the Loan Documents may be transmitted and/or signed by facsimile and by signatures delivered in Adobe Portable Document Format. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Administrative Agent, Lead Arranger and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.9	Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

     B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.2A, 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3, 10.4, 10.17, and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.3, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination or expiration of this Agreement.

10.10 Failure or Indulgence Not Waiver; Remedies Cumulative.

     No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11 Marshalling; Payments Set Aside.

     Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause (whether by litigation, demand, settlement or otherwise), then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability.

     In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Obligations Several; Independent Nature of Lenders’ Rights.

     The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders or Lenders and Borrower as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14 Headings.

     Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15 Applicable Law.

     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS

LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.16 Successors and Assigns.

     The provisions of this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to subsection 10.1). Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of Administrative Agent and Affiliates of Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.17 Consent to Jurisdiction and Service of Process.

     ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

     (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)	WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)	AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH

PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

     (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

     (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

     (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18 Waiver of Jury Trial.

     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19 Confidentiality.

     Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Borrower in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending practices, it being understood and agreed by Borrower that in any event a Lender may make disclosures (a) to its Affiliates and to its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or Participant in, or any

prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Borrower, (g) with the consent of Borrower, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19, or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower, or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a participant hereunder; provided that, unless specifically prohibited by applicable law, regulation or court order, each Lender shall notify Borrower of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by Borrower or any of its Subsidiaries. Notwithstanding anything contained herein to the contrary, Borrower understands and agrees that Administrative Agent and the institution identified as “Lead Arranger” on the title page to this Agreement may make customary disclosures for advertising and “league table” purposes.

10.20 Lead Arranger, Co-Documentation Agents and Co-Syndication Agents.

     None of the institutions identified as “Lead Arranger,” “Co-Documentation Agents” or “Co-Syndication Agents” on the title page to this Agreement shall have any obligations, liabilities or duties under this Agreement other than those applicable to a Lender (but only if such institution is a Lender) as such, and no such institution shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any such institution in deciding to enter into this Agreement or in taking or not taking any action hereunder.

10.21 Counterparts; Effectiveness.

     This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.22	Gaming Laws.

A. This Agreement and the other Loan Documents are subject to the Gaming Laws and laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, each of Administrative Agent, Lead Arranger, Co-Syndication Agents, Co-Documentation Agents, Lender and Participant acknowledges that (i) it is subject to being called forward by the Gaming Authority or Government Authority enforcing the Liquor Laws (the “Liquor Authorities”), in their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Loan Documents, including with respect to the entry into and ownership and operation of the Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Government Authorities.

     B. Each of Administrative Agent, Lead Arranger, Co-Syndication Agents and Co-Documentation Agents and Lenders agrees to cooperate with the Gaming Authority (or be subject to the provisions of subsection 2.8) in connection with the provision of such documents or other information as may be requested by such Gaming Authority or Liquor Authorities relating to Borrower and its Subsidiaries or to the Loan Documents.

10.23 USA Patriot Act.

     Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

10.24 Release of Security Interest or Guaranty.

     Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of Borrower) that is permitted by this Agreement or to which Requisite Lenders (or such greater number of Lenders as may be required pursuant to Section 10.6) have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Borrower) that is permitted by this Agreement or to which Requisite Lenders (or such greater number of Lenders as may be required pursuant to Section 10.6) have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

10.25 Construction of Agreement; Nature of Relationship.

     Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.26 Designated Senior Indebtedness.

     The Indebtedness under the Loan Documents (including the Obligations) as and when incurred is hereby expressly designated as “Designated Senior Indebtedness” under each of the 7% Subordinated Note Indenture and the 9% Subordinated Note Indenture.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

ISLE OF CAPRI CASINOS, INC.

By:

Donn Mitchell

Senior Vice President and Chief Financial Officer

Notice Address:

600 Emerson Road, #300 St. Louis, MO 63141 Facsimile: (314) 813-9481 Attention: Donn Mitchell

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LENDERS:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, Issuing Bank, Swing Line Lender and a Lender

By:

Name: Title:

By:

Name: Title:

Notice Address:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH Eleven Madison Avenue New York, New York 10010 Attn.: Agency Group Facsimile No.: (212) 325-8304

With a Copy to:

LATHAM & WATKINS LLP 600 West Broadway, Suite 1800 San Diego, California 92101 Attn.: Brett P. Rosenblatt, Esq. Facsimile No.: (619) 696-7419

2

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender

By:

Name: Title:

By:

Name: Title:

Notice Address:

CANADIAN IMPERIAL BANK OF COMMERCE
_________________

_________________
Attn.:
___________
Facsimile No.: (___)
_________

3

U.S. BANK, N.A., as Issuing Bank and a Lender

By:

Name: Title:

By:

Name: Title:

Notice Address:

U.S. BANK, N.A.
_________________

_________________
Attn.:
___________

Facsimile No.: (___)
_________

,

as a Lender

By: _______________________________________ Name: _______________________________________ Title: _______________________________________

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